As filed with the Securities and Exchange Commission on March 31, 2017
Registration No. 333-212384

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

Form S-1/A
Amendment No. 3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________
Guided Therapeutics, Inc.
(Exact name of registrant as specified in its charter)
________________________
Delaware	3845	58-2029543
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5835 Peachtree Corners East, Suite D
Norcross, Georgia 30092
(770) 242-8723
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________
Gene S. Cartwright, Ph.D
President and Chief Executive Officer
Guided Therapeutics, Inc.
5835 Peachtree Corners East, Suite D
Norcross, Georgia 30092
(770) 242-8723
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________
Copy to:
Heith D. Rodman, Esq.
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
(404) 581-3939
________________________
Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ◻
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ◻
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ◻
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	◻	Accelerated filer	◻	Non-accelerated filer	◻	Smaller reporting company	☑
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CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series D preferred stock, par value $0.001	5,000	$1,000	$5,000,000	(2)
Warrants to purchase shares of common stock	5,000	--	--	(3)
Shares of common stock issuable upon conversion of Series D preferred stock	20,000,000	--	--	-
Shares of common stock issuable upon exercise of the Warrants	20,000,000	$0.33 (4)	$6,600,000 (4)	(2)
(1)
In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, the number of shares of common stock registered hereby shall be automatically increased to cover the additional common shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	The registration fee for these securities was previously paid.
(3)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(g) and (c) under the Securities Act.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
Subject to completion, dated March 31, 2017
$5,000,000

5,000 Shares of Series D Convertible Preferred Stock
Warrants to Purchase up to 16,670,000 Shares of Common Stock
   Shares of Common Stock Underlying the Series D Preferred Stock
   Shares of Common Stock Underlying the Warrants
________________________
We are offering up to 5,000 shares of our Series D convertible preferred stock, together with warrants to purchase an aggregate of up to 16,670,000 shares of common stock (and the shares issuable from time to time upon conversion of the Series D preferred stock and the exercise of the warrants), at a purchase price of $1,000 per share of Series D preferred stock and warrant, pursuant to this prospectus. The shares of Series D preferred stock and warrants are immediately separable and will be separately issued.
Subject to certain ownership limitations, each shares of Series D preferred stock will be convertible at any time at the holder’s option into shares of our common stock at an initial conversion price of $__ per share of common stock. Subject to similar ownership limitations, each warrant will be immediately exercisable for up to 3,334 shares of our common stock (based on warrant coverage of 100% of the shares issued upon conversion of a share of Series D preferred stock), have an exercise price of $__ per share, and expire five years from the date of issuance.

Our common stock is quoted on the OTCQB marketplace under the symbol “GTHP.” The last reported sale price of our common stock on the OTCQB on March 27, 2017 was $0.40 per share.

	Per Share/Warrant	Total
Offering Price	$1,000	$5,000,000
Placement Agent’s Fees (1)	$100	$500,000
Offering Proceeds, Before Expenses	$900	$4,500,000
_____________________________
(1)	We have agreed to reimburse to the placement agent for its reasonable, out-of-pocket expenses. See “Plan of Distribution” on page 20 for more information.
We have retained Moody Capital Solutions, Inc. to act as our exclusive placement agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the securities. The placement agent is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered. This best-efforts offering does not have a minimum purchase requirement and therefore is not certain to raise any specific amount.
Investing in our common stock involves a high degree of risk. These risks are described under the caption “Risk Factors” that begins on page 7 of this prospectus.
Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the securities that may be offered under this prospectus, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Moody Capital Solutions, Inc.
The date of this prospectus is , 2017.

TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS	ii
SUMMARY	1
RISK FACTORS	6
USE OF PROCEEDS	18
DILUTION	19
CAPITALIZATION	20
PLAN OF DISTRIBUTION	21
DESCRIPTION OF SECURITIES WE ARE OFFERING	23
DESCRIPTION OF SECURITIES	26
OUR BUSINESS	30
PROPERTIES	39
LEGAL PROCEEDINGS	39
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	39
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	40
DIRECTORS AND EXECUTIVE OFFICERS	46
CORPORATE GOVERNANCE	47
EXECUTIVE COMPENSATION	49
SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS	51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	52
LEGAL MATTERS	53
EXPERTS	53
WHERE YOU CAN GET MORE INFORMATION	55

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is an offer to sell only the common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed.
The terms “Guided Therapeutics,” “Company,” “our,” “we,” and “us,” as used in this prospectus, refer to Guided Therapeutics, Inc. and its wholly owned subsidiary.
FORWARD-LOOKING STATEMENTS
Statements in this prospectus, which express “belief,” “anticipation” or “expectation,” as well as other statements that are not historical facts, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those identified in the foregoing “Risk Factors” and elsewhere in this prospectus. Examples of these uncertainties and risks include, but are not limited to:
●	access to sufficient debt or equity capital to meet our operating and financial needs;
●	the extent of dilution of the holdings of our existing stockholders upon the issuance, conversion or exercise of securities issued as part of our capital raising efforts;
●	whether and when we or any potential strategic partners will obtain required regulatory approvals in the markets in which we plan to operate;
●	the effectiveness and ultimate market acceptance of our products and our ability to generate sufficient sales revenues to sustain our growth and strategy plans;
●	whether our products in development will prove safe, feasible and effective;
●	our need to achieve manufacturing scale-up in a timely manner, and our need to provide for the efficient manufacturing of sufficient quantities of our products;
●	the lack of immediate alternate sources of supply for some critical components of our products;
●	our ability to establish and protect the proprietary information on which we base our products, including our patent and intellectual property position;
●	the need to fully develop the marketing, distribution, customer service and technical support and other functions critical to the success of our product lines;
●	the dependence on potential strategic partners or outside investors for funding, development assistance, clinical trials, distribution and marketing of some of our products; and
●	other risks and uncertainties described from time to time in our reports filed with the SEC.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.
Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

ii

SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. We urge you to read the entire prospectus carefully, including the ‘‘Risk Factors’’ section, before making an investment decision. Except for the financial statements included with this prospectus and unless otherwise noted, all share and per share data in this prospectus give effect to the 1:800 reverse stock split of our common stock that was implemented on November 7, 2016. For more information about our reverse stock split, see “Recent Developments.”
Our Company
We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the sales and marketing of our LuViva® Advanced Cervical Scan non-invasive cervical cancer detection device. The underlying technology of LuViva primarily relates to the use of biophotonics for the non-invasive detection of cancers. LuViva is designed to identify cervical cancers and precancers painlessly, non-invasively and at the point of care by scanning the cervix with light, then analyzing the reflected and fluorescent light.
LuViva provides a less invasive and painless alternative to conventional tests for cervical cancer screening and detection. Additionally, LuViva improves patient well-being not only because it eliminates pain, but also because it is convenient to use and provides rapid results at the point of care. We focus on two primary applications for LuViva: first, as a cancer screening tool in the developing world, where infrastructure to support traditional cancer-screening methods is limited or non-existent, and second, as a triage following traditional screening in the developed world, where a high number of false positive results cause a high rate of unnecessary and ultimately costly follow-up tests.

Screening for cervical cancer represents one of the most significant demands on the practice of diagnostic medicine. As cervical cancer is linked to a sexually transmitted disease—the human papillomavirus (HPV)—every woman essentially becomes “at risk” for cervical cancer simply after becoming sexually active. In the developing world, there are approximately 2.0 billion women aged 15 and older who are potentially eligible for screening with LuViva. Guidelines for screening intervals vary across the world, but U.S. guidelines call for screening every three years. Traditionally, the Pap smear screening test, or Pap test, is the primary cervical cancer screening methodology in the developed world. However, in developing countries, cancer screening using Pap tests is expensive and requires infrastructure and skill not currently existing, and not likely to be developed in the near future, in these countries.

We believe LuViva is the answer to the developing world’s cervical cancer screening needs. Screening for cervical cancer in the developing world often requires working directly with foreign governments or non-governmental agencies (NGOs). By partnering with governments or NGOs, we can provide immediate access to cervical cancer detection to large segments of a nation’s population as part of national or regional governmental healthcare programs, eliminating the need to develop expensive and resource-intensive infrastructures.

Manufacturing, Sales Marketing and Distribution
We manufacture LuViva at our Norcross, Georgia facility. Most of the components of LuViva are custom made for us by third-party manufacturers. We adhere to ISO 13485:2003 quality standards in our manufacturing processes.

Research, Development and Engineering
We have been engaged primarily in the research, development and testing of our LuViva non-invasive cervical cancer detection product and our core biophotonic technology. Since 2013, we have incurred about $7.2 million in research and development expenses, net of about $927,000 reimbursed through collaborative arrangements and government grants. Research and development costs were approximately $0.7 million and $1.5 million in 2016 and 2015, respectively

Patents
We have pursued a course of developing and acquiring patents and patent rights and licensing technology. Our success depends in large part on our ability to establish and maintain the proprietary nature of our technology through the patent process and to license from others patents and patent applications necessary to develop our products. As of March 27, 2017, we have 25 granted U.S. patents relating to our biophotonic cancer detection technology and 5 pending U.S. patent applications. We also have three granted patents that apply to our interstitial fluid analysis system.
We are a Delaware corporation, originally incorporated in 1992 under the name “SpectRx, Inc.,” and, on February 22, 2008, changed our name to Guided Therapeutics, Inc. At the same time, we renamed our wholly owned subsidiary, InterScan, which originally had been incorporated as “Guided Therapeutics.”

Since our inception, we have raised capital through the public and private sale of debt and equity, funding from collaborative arrangements, and grants.

Our prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. We have experienced operating losses since our inception and, as of December 31, 2016 we have an accumulated deficit of approximately $127.6 million. To date, we have engaged primarily in research and development efforts and the early stages of marketing our products. We do not have significant experience in manufacturing, marketing or selling our products. We may not be successful in growing sales for our products. Moreover, required regulatory clearances or approvals may not be obtained in a timely manner, or at all. Our products may not ever gain market acceptance and we may not ever generate significant revenues or achieve profitability. The development and commercialization of our products requires substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We expect our operating losses to continue through at least the end of 2017 as we continue to expend substantial resources to complete commercialization of our products, obtain regulatory clearances or approvals, build our marketing, sales, manufacturing and finance capabilities, and conduct further research and development.

Our product revenues to date have been limited. In 2016, the majority of our revenues were from the sale of LuViva devices and disposables, as well as some revenue from grants from the NIH and licensing agreement fees received. We expect that the majority of our revenue in 2017 will be derived from revenue from the sale of LuViva devices and disposables.

Our principal executive and operations facility is located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, and our telephone number is (770) 242-8723.
Recent Developments

Convertible Promissory Note. On February 13, 2017, we entered into a securities purchase agreement with Auctus Fund, LLC for the issuance and sale to Auctus of $170,000 in aggregate principal amount of a 12% convertible promissory note for an aggregate purchase price of $156,400 (representing a $13,600 original issue discount). On February 13, 2017, we issued the note to Auctus. Pursuant to the purchase agreement, we also issued to Auctus a warrant exercisable to purchase an aggregate of 200,000 shares of our common stock. The warrant is exercisable at any time, at an exercise price per share equal to $0.77 (110% of the closing price of the common stock on the day prior to issuance), subject to certain customary adjustments and price-protection provisions contained in the warrant. The warrant has a five-year term. The note matures nine months from the date of issuance and, in addition to the original issue discount, accrues interest at a rate of 12% per year. We may prepay the note, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance to 180 days from issuance. After six months from the date of issuance, Auctus may convert the note, at any time, in whole or in part, into shares of our common stock, at a conversion price equal to the lower of the price offered in our next public offering or a 40% discount to the average of the two lowest trading prices of the common stock during the 20 trading days prior to the conversion, subject to certain customary adjustments and price-protection provisions contained in the note. The note includes customary events of default provisions and a default interest rate of 24% per year. Upon the occurrence of an event of default, Auctus may require us to redeem the note (or convert it into shares of common stock) at 150% of the outstanding principal balance plus accrued and unpaid interest. In connection with the transaction, we agreed to reimburse Auctus for $30,000 in legal and diligence fees, of which we paid $10,000 in cash and $20,000 in restricted shares of common stock, valued at $0.40 per share (a 42.86% discount to the closing price of the common stock on the day prior to issuance).

SMI License Agreement. On January 22, 2017, we entered into a license agreement with Shandong Yaohua Medical Instrument Corporation, or SMI, pursuant to which we granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey) and exclusive distributionrights in the Peoples Republic of China, Macau, Hong Kong and Taiwan. In exchange for the license, SMI will pay a $1.0 million licensing fee, payable in five installments through October 2017, underwrite the cost of securing approval of LuViva with the Chinese Food and Drug Administration, or CFDA, and, once it obtains CFDA approval, pay $1.90 royalty on each disposable sold in the territories by purchasing directly from us a Controlled Programmable Chip (CPC), necessary for the operation of disposable unit. Pursuant to the SMI agreement, SMI must become capable of manufacturing LuViva in accordance with ISO 13485 for medical devices by the second anniversary of the SMI agreement, and achieve CFDA approval by July 22, 2019, or else forfeit the license. During 2017, SMI must purchase no fewer than ten devices at $13,000 each (with up to four devices pushed to 2018 if there is a delay in obtaining approval from the CFDA). In the three full calendar years following CFDA approval, SMI must sell a minimum of 3,500 devices (500 in the first year, 1,000 in the second, and 2,000 in the third), and purchase a minimum of 25,200,000 CPCs from us. If SMI is able to meet these minimums or otherwise agrees to make up the difference between payments for CPC orders and the minimum payments to GTI (i.e., “pay to play”), this would result in revenues of $47,880,000 to us over the three-year period. Otherwise, SMI would forfeit the license. In any event, we cannot be assured that SMI will be able to secure CFDA approval or meet its minimum sales targets, or agree to make up the difference to preserve their license, and therefore we cannot be assured of any such revenue. As manufacturer of the devices and disposables, SMI will be obligated to sell each to us at costs no higher than our current costs. As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, we agreed to issue $1.0 million in shares of our common stock to SMI, in five installments through October 2017, at a price per share equal to the lesser of the average closing price for the five days prior to issuance and $1.25. On March 28, 2017, we amended the license agreement via a letter agreement to limit SMI’s beneficial ownership of our common stock on any given date to no more than 4.99% of our then-outstanding common stock. In connection with the letter agreement, we agreed to issue to SMI three warrants, each exercisable for 15,000 shares of our common stock, to be issued in conjunction with the next three cash payments by SMI under the license agreement. Each warrant will be immediately exercisable (subject to the beneficial ownership limitation), have an exercise price equal to the lesser of the closing price per share of our common stock for the average of five consecutive days preceding the payment by SMI and $1.25 per share, and have a term of five years.

In order to facilitate the SMI agreement, immediately prior to its execution we entered into an agreement with Shenghuo Medical, LLC, regarding our previous license to Shenghuo (see “—Shenghuo License”). Under the terms of the new agreement, Shenghuo agreed to relinquish its manufacturing license and its distribution rights in SMI’s territories, and to waive its rights under the original Shenghuo agreement, all for as long as SMI performs under the SMI agreement. As consideration, we have agreed to split with Shenghuo the licensing fees and net royalties from SMI that we will receive under the SMI agreement. Should the SMI agreement be terminated, we have agreed to re-issue the original license to Shenghuo under the original terms. Our COO and director, Mark Faupel, is a shareholder of Shenghuo, and another director, Richard Blumberg, is a managing member of Shenghuo.

OID Note. On December 28, 2016, we entered into a securities purchase agreement with RedDiamond Partners LLC for the issuance and sale to RedDiamond of up to $330,000 in aggregate principal amount of 10% original issuance discount convertible promissory notes, for an aggregate purchase price of $300,000. On that date, we issued to RedDiamond a note in the principal amount of $222,000, for a purchase price of $200,000. At our option, at any time within 60 days from that issuance, we may issue another note in the principal amount of $110,000, for a purchase price of $100,000, subject to customary conditions contained in the purchase agreement. The notes mature six months from their date of issuance and, in addition to the 10% original issue discount, accrue interest at a rate of 10% per year. We may prepay the notes, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance until immediately prior to the maturity date. After six months from the date of issuance (i.e., if we fail to repay all principal and interest due under the notes at the maturity date), RedDiamond may convert the notes, at any time, in whole or in part, into shares of our common stock, at a conversion price equal to 60% of the lowest volume weighted average price of our common stock during the 20 trading days prior to conversion, subject to certain customary adjustments and anti-dilution provisions contained in the notes.
New Directors and Chief Operating Officer. On November 10, 2016, the board of directors increased its size from three members to four and appointed Richard P. Blumberg to fill the newly created vacancy. On December 8, 2016, the board of directors appointed Mark Faupel, our co-founder and former President and CEO, as our new COO and, after again increasing the size of the board to five, appointed Dr. Faupel to fill the newly created vacancy. Dr. Faupel and Mr. Blumberg serves as a Managing Member of Shenghuo, holder of a license to manufacture our products in Asia. See “—Shenghuo License Agreement.”
Debt Restructuring. On December 7, 2016, we entered into an exchange agreement with GPB Debt Holdings II LLC with regard to the $1,525,000 in outstanding principal amount of senior secured convertible note originally issued to GPB on February 11, 2016 (see “—Senior Secured Convertible Note”), and the $306,863 in outstanding principal amount of our secured promissory note that GPB holds (see “—Secured Promissory Note”). Pursuant to the exchange agreement, upon completion of the next financing resulting in at least $1 million in cash proceeds, GPB will exchange both securities for a new convertible note in principal amount of $1,831,863. The new convertible note will mature on February 12, 2018 and will accrue interest at a rate of 19% per year. We will pay monthly interest coupons and, beginning one year after issuance, will pay amortized quarterly principal payments. Subject to resale restrictions under Federal securities laws and the availability of sufficient authorized but unissued shares of our common stock, the new convertible note will be convertible at any time, in whole or in part, at the holder’s option, into shares of our common stock, at a conversion price equal to the price offered in the qualifying financing that triggers the exchange, subject to certain customary adjustments and anti-dilution provisions contained in the new convertible note. The new convertible note will include customary event of default provisions and a default interest rate of the lesser of 21% or the maximum amount permitted by law. Upon the occurrence of an event of default, GPB will be entitled to require us to redeem the new convertible note at 120% of the outstanding principal balance. The new convertible note will be secured by a lien on all of our assets, including our intellectual property, pursuant to the security agreement entered into by us and GPB in connection with the issuance of the original senior secured convertible note. As an inducement to GPB to enter into these transactions, we agreed to increase the royalty payable to GPB pursuant to its consulting agreement with us from 3.5% to 3.85% of revenues from the sales of our products. We expect this offering to trigger GPB’s obligation to exchange.

Reverse Stock Split. A 1:800 reverse stock split of all of our issued and outstanding common stock was implemented on November 7, 2016. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock was converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change.
Lockup and Exchange Agreement. On November 2, 2016, we entered into a lockup and exchange agreement with GHS Investments, LLC, holder of approximately $221,000 in outstanding principal amount of our secured promissory note and all of the outstanding shares of our Series C preferred stock (see “—Series C Exchanges”). Pursuant to the agreement, upon the effectiveness of the 1:800 reverse stock split and continuing for 45 days after, GHS and its affiliates were prohibited from converting any portion of the secured promissory note or any of the shares of Series C preferred stock or selling any of our securities that they beneficially owned. We agreed that, upon consummation of our next financing, we would use $260,000 of net cash proceeds first, to repay GHS’s portion of the secured promissory note and second, with any remaining amount from the $260,000, to repurchase a portion of GHS’s shares of Series C preferred stock. In addition, GHS has agreed to exchange the stated value per share (plus any accrued but unpaid dividends) of its remaining shares of Series C preferred stock for new securities of the same type that we separately issue in the next qualifying financing we undertake, on a dollar-for-dollar basis in a private placement exchange. We expect this offering will be a qualifying financing and, therefore, GHS will be contractually obligated to exchange those shares of Series C preferred stock for shares of Series D preferred stock and warrants immediately after we consummate this offering, in a private placement exchange.
Royalty Agreement. On September 6, 2016, we entered into a royalty agreement with one of our directors, John Imhoff, and another stockholder, Dolores Maloof, pursuant to which we sold to them a royalty of future sales of single-use cervical guides for LuViva. Under the terms of the royalty agreement, and for consideration of $50,000, we will pay them an aggregate perpetual royalty initially equal to $0.10, and from and after October 2, 2016, equal to $0.20, for each disposable that we sell (or that is sold by a third party pursuant to a licensing arrangement with us).
Warrant Restructuring. Between June 13, 2016 and June 14, 2016, we entered into various agreements with holders of certain warrants (including John Imhoff, one of our directors) originally issued in May 2013, and with GPB Debt Holdings II LLC, holder of a warrant issued February 12, 2016, pursuant to which each holder separately agreed to exchange warrants for either (1) shares of common stock equal to 166% of the number of shares of common stock underlying the surrendered warrants, or (2) new warrants exercisable for 200% of the number of shares underlying the surrendered warrants, but without certain anti-dilution protections included with the surrendered warrants. As a result of the exchanges, we effectively eliminate any potential exponential increase in the number of underlying shares issuable upon exercise of our outstanding warrants. In total, for surrendered warrants then-exercisable for an aggregate of 1,814,598 shares of common stock (but subject to exponential increase upon operation of certain anti-dilution provisions), we issued or are obligated to issue 16,898 shares of common stock and new warrants that, if exercised as of June 14, 2016, would have been exercisable for an aggregate of 3,608,835 shares of common stock. In certain circumstances, in lieu of presently issuing all of the shares (for each holder that opted for shares of common stock), we and the holder further agreed that we will, subject to the terms and conditions set forth in the applicable warrant exchange agreement, from time to time, be obligated to issue the remaining shares to the holder. No additional consideration will be payable in connection with the issuance of the remaining shares. The holders that elected to receive shares for their surrendered warrants have agreed that they will not sell shares on any trading day in an amount, in the aggregate, exceeding 20% of the composite aggregate trading volume of the common stock for that trading day. The holders that elected to receive new warrants will be required to surrender their old warrants upon consummation of this offering. The new warrants will have an initial exercise price equal to the exercise price of the surrendered warrants as of immediately prior to consummation of this offering, subject to customary “downside price protection” for as long as our common stock is not listed on a national securities exchange, and will expire five years from the date of issuance.

Shenghuo License Agreement. On June 5, 2016, we entered into a license agreement with Shenghuo Medical, LLC pursuant to which we granted Shenghuo an exclusive license to manufacture, sell and distribute LuViva in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam. Shenghuo was already our exclusive distributor in China, Macau and Hong Kong, and the license extended to manufacturing in those countries as well. Under the terms of the license agreement, once Shenghuo was capable of manufacturing LuViva in accordance with ISO 13485 for medical devices, Shenghuo would pay us a royalty equal to $2.00 or 20% of the distributor price (subject to a discount under certain circumstances), whichever is higher, per disposable distributed within Shenghuo’s exclusive territories. In connection with the license grant, Shenghuo would underwrite the cost of securing approval of LuViva with Chinese Food and Drug Administration. At its option, Shenghuo also would provide up to $1.0 million in furtherance of our efforts to secure regulatory approval for LuViva from the U.S. Food and Drug Administration, or U.S. FDA, in exchange for the right to receive payments equal to 2% of our future sales in the United States, up to an aggregate of $4.0 million. Pursuant to the license agreement, Shenghuo had the option to have a designee appointed to our board of directors (and Richard Blumberg is that designee). As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, on March 24, 2017 we issued a $300,000 convertible note to Shenghuo, in exchange for Shenghuo’s June 2016 aggregate cash investment of $200,000. The unsecured note accrues interest at 20% per year, compounded annually, from January 1, 2017 until repayment, and is convertible into shares of our common stock at a conversion price per share of $13.92, subject to customary anti-dilution adjustment. We also issued Shenghuo a five-year warrant exercisable immediately for 17,239 shares of common stock at an exercise price equal to theconversion price of the note, subject to customary anti-dilution adjustment. On January 22, 2017, we entered into a license agreement with SMI, pursuant to which we granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey) and exclusive distribution rights in the Peoples Republic of China, Macau, Hong Kong and Taiwan. In order to facilitate the SMI agreement, immediately prior to its execution we entered into an agreement with Shenghuo, regarding the previous license to Shenghuo. Under the terms of the new agreement, Shenghuo agreed to relinquish its manufacturing license and its distribution rights in SMI’s territories, and to waive its rights under the original Shenghuo agreement, all for as long as SMI performs under the SMI agreement (see “–SMI License Agreement”).

Cash Advances. On May 4, 2016, May 26, 2016, and June 22, 2016 Aquarius Opportunity Fund advanced us a total of $107,500 for 2% simple interest notes due the earlier of December 31, 2016 or consummation of this offering. Also on May 26, 2016, GPB Debt Holdings II LLC, holder of our outstanding senior secured convertible note, advanced as an additional $87,500, on the same terms as its note. We intend to offer Aquarius the opportunity to participate in the offering at least up to the extent of the outstanding principal and interest on its cash advance, by extinguishing all or a portion of the debt on a dollar-for-dollar basis.
Series C Exchanges. Between April 27, 2016 and May 3, 2016, we entered into various agreements with certain holders of our Series C preferred stock, including John Imhoff and Mark Faupel, two of our directors, pursuant to which those holders separately agreed to exchange each share of Series C preferred stock held for 2.25 shares of our newly created Series C1 preferred stock and 12 shares of our common stock. In connection with these exchanges, each holder also agreed to exchange the $1,000 stated value per share of the holder’s shares of Series C1 preferred stock for new securities of the same type that we separately issue in the next qualifying financing we undertake, on a dollar-for-dollar basis in private placement exchanges. This obligation is contingent on all holders of the then-outstanding Series C preferred stock exchanging their shares of Series C preferred stock on the same terms. We do not expect the remaining holder of our Series C preferred stock to exchange its shares on the same terms, and therefore the holders of our Series C1 preferred stock will not be so obligated. Finally, each holder agreed, except in the event of an additional $50,000 cash investment by the holder in our next public financing of at least $1 million, to execute a customary “lockup” agreement in connection with such financing. In total, for 1,916 shares of Series C preferred stock surrendered, we issued 4,311 shares of Series C1 preferred stock and 22,996 shares of common stock. The Series C1 preferred stock has terms that are substantially the same as the Series C preferred stock, except that the Series C1 preferred stock does not pay dividends (unless and to the extent declared on the common stock) or at-the-market “make-whole payments.” See “Description of Securities” for a description of the material terms of the Series C1 preferred stock. Separately, on April 27, 2016, we entered into a similar agreement with a prior holder of Series C preferred stock, Aquarius Opportunity Fund, but Aquarius subsequently sold all of its shares of Series C preferred stock (and its portion of our secured promissory note, also subject to the agreement) to GHS. Pursuant to the agreement, Aquarius also agreed to return to us for cancelation warrants exercisable for 903 shares of our common stock that it held. Finally, Aquarius, as the holder of a majority of the outstanding Series C preferred stock, agreed to amend the Series C stock purchase agreement to eliminate any participation rights held by the Series C shareholders and to waive operation of certain anti-dilution provisions of the Series C that would otherwise be triggered by the transactions described in “—Recent Developments.”
February 2016 Reverse Stock Split. On February 24, 2016, we implemented a 1:100 reverse stock split of all of our issued and outstanding common stock. As a result of the reverse stock split, every 100 shares of issued and outstanding common stock was converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change.
Secured Promissory Note. On February 11, 2016, we consented to an assignment of our outstanding secured promissory note to two accredited investors, Aquarius Opportunity Fund and GPB Debt Holdings II LLC. In connection with the assignment, the holders waived an ongoing event of default under the notes related to our minimum market capitalization, and agreed to eliminate the requirement going forward. On March 7, 2016, we further amended the notes to eliminate the volume limitations on sales of common stock issued or issuable upon conversion of the notes. GPB subsequently sold the note to GHS.
Senior Secured Convertible Note. On February 11, 2016, we entered into a securities purchase agreement with GPB Debt Holdings II LLC for the issuance and sale on February 12, 2016 of $1.4375 million in aggregate principal amount of a senior secured convertible note for an aggregate purchase price of $1.15 million (a 20% original issue discount). The note matures on the second anniversary of issuance and, in addition to the 20% original issue discount, accrues interest at a rate of 17% per year. Subject to certain restrictions, it is convertible at any time, in whole or in part, at the holder’s option, into shares of our common stock, at an initial conversion price equal to $640.00 per share, subject to certain customary adjustments and anti-dilution provisions. In addition, the investor received a five-year warrant exercisable to purchase an aggregate of approximately 2,247 shares of our common stock with an initial exercise price of $640.00 per share, subject to certain customary adjustments and anti-dilution provisions. As of March 27, 2017, as a result of the operation of the anti-dilution provisions, the conversion price of the note and the exercise price of the warrants are $.2639 per share and 5,447,817 shares were issuable upon exercise of the warrant. On March 18, 2016, our placement agent received a warrant with similar terms exercisable for 197,807 shares.

Increase in Authorized Shares. On September 15, 2015, we amended our certificate of incorporation to increase the number of shares of common stock authorized for issuance to 500.0 million, and on November 12, 2015, we further amended our certificate of incorporation to increase the number of shares of common stock authorized for issuance to 1.0 billion.
Series C Financing. On June 29, 2015, we entered into a securities purchase agreement with certain accredited investors (including John Imhoff and Mark Faupel, two of our directors), amended on September 3, 2015, for the issuance and sale of shares of an aggregate of 7,903 shares of our Series C preferred stock, at a purchase price of $750 per share and an initial conversion price of $76.00 per share, and five-year warrants exercisable to purchase an aggregate of approximately 156,000 shares of our common stock at an initial exercise price of $76.00 per share, subject to certain customary adjustments and anti-dilution provisions.

The Offering

Issuer	Guided Therapeutics, Inc.
Securities offered
Up to 5,000 shares of Series D preferred stock and warrants exercisable for an aggregate of up to 16,670,000 shares of our common stock. The shares of Series D preferred stock and the warrants are immediately separable and will be issued separately, but will be purchased together in this offering. This prospectus also covers the shares of common stock issuable upon conversion of the Series D preferred stock and upon the exercise of the warrants.

Offering price	$1,000 combined price for each share of Series D preferred stock and accompanying warrant
Description of Series D preferred stock
Series D preferred stock pays a two-year cumulative dividend of 12% per year, has a liquidation preference senior to our common stock but junior to our Series C preferred stock, is convertible at the option of the holder (subject to certain ownership limitations) into shares of our common stock at a conversion price of $__ per share (and is mandatorily convertible upon the election of two-thirds of the then-outstanding holders), subject to anti-dilution adjustment, and is redeemable under certain circumstances at our option or the option of two-thirds of the then-outstanding holders. See “Description of Securities We Are Offering” on page 22.

Shares of common stock underlying the shares of Series D preferred stock
Up to 16,670,000 shares, based on an assumed conversion price of $0.30. The actual number of shares will depend on the actual conversion price, which has not been determined, but is expected to be a discount to the then-current market price of our common stock

Description of warrants
Each warrant will be immediately exercisable for up to 3,334 shares of our common stock (based on warrant coverage of 100% of the shares issued upon conversion of a share of Series D preferred stock), have an exercise price assumed to be $0.36 per share, and expire five years after the date of issuance. The actual exercise price has not been determined, but is expected to be 120% of the conversion price of the Series D preferred stock. See “Description of Securities We Are Offering” on page 1.

Shares of common stock underlying the warrants	Up to 16,670,000 shares (based on warrant coverage of 100% of the shares issued upon conversion of all 5,000 shares of Series D preferred stock).
Shares of common stock outstanding before and after this offering	1,494,741 shares before this offering and 18,164,741 shares after this offering, assuming all shares of Series D preferred stock are sold and converted to common stock.* See “Dilution” on page 17.
Use of proceeds
We intend to apply net cash proceeds received in connection with the offering to increase inventory of LuViva to meet current demand, repay our outstanding secured promissory note and repurchase approximately $43,000 in shares of Series C preferred stock, support our efforts to re-file for U.S. FDA approval of LuViva, and support general working capital and operations. However, we will retain broad discretion over the use of proceeds and may use the money for other corporate purposes. See “Use of Proceeds” on page 17.

Market for the common stock	Our common stock is quoted on the OTCQB marketplace under the symbol “GTHP.” See “Market for Our Common Stock and Related Stockholder Matters” on page 37.
Risk factors	You should read “Risk Factors” on page 7 for an explanation of the risks of investing in this offering.
*	Share numbers are based on shares outstanding as of March 27, 2017 and exclude:
●	125 shares of common stock reserved for future issuance under our 1995 Stock Plan;
●	16,864,630 shares of common stock reserved for issuance upon conversion of, or as dividends on, our Series C and Series C1 convertible preferred stock;
●	7,743,293 shares reserved for issuance upon conversion of our outstanding convertible debt;
●	5,738,112 shares of common stock issuable upon the exercise of outstanding warrants or warrants to be exchanged for outstanding warrants;
●	up to 16,670,000 shares of common stock issuable upon exercise of warrants sold as part of this offering.

RISK FACTORS
Your investment in shares of our common stock involves substantial risks. In consultation with your own advisers, you should carefully consider, among other matters, the factors set forth below before deciding whether an investment in shares of our common stock is suitable for you. If any of the risks contained in this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the market price of our common stock could decline and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements” in this prospectus.
Risks Related to this Offering
As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances.
Our net tangible book value deficiency as of December 31, 2016 was approximately $10.6 million, or $15.79 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. On a pro forma basis after giving effect to the assumed sale of 5,000 shares of Series D preferred stock in this offering at a public offering price of $1,000 per share, and assuming the conversion of all the shares of Series D preferred stock sold in the offering at an assumed conversion price of $0.30 per share, which represents a 25% discount off the last reported sale price for our common stock on March 27, 2017 (and excluding shares of common stock issuable upon exercise of the warrants), and after deducting estimated placement agent fees and estimated offering expenses payable by us, if you purchase securities in this offering, you will suffer immediate and substantial dilution of approximately $0.53 per share in the net tangible book value of the common stock underlying the Series D preferred stock that you acquire. See “Dilution” for a more detailed discussion of the dilution you will incur if you participate in this offering. In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional capital to finance our operations. Accordingly, we may conduct substantial future offerings of equity securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities, would result in further dilution to investors.
The actual offering amount, the offering price and the net proceeds to us, if any, in this offering may be substantially less than the amounts set forth above.
Because there is no minimum offering amount or offering price required as a condition to closing in this offering, the actual public offering amount, offering price and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the amounts set forth above. We are not required to sell any specific number or dollar amount of the securities offered in this offering, but the placement agent will use its best efforts to sell the securities offered.
Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.
If our stockholders (including those persons who may become stockholders upon conversion of outstanding convertible securities or exercise of outstanding warrants or options) sell substantial amounts of our common stock, or the public market perceives that stockholders might sell substantial amounts of our common stock, the market price of our common stock could decline significantly. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that our management deems appropriate.
We will have broad discretion over the use of the proceeds of this offering and may not realize a return.
We will have considerable discretion in the application of the net cash proceeds of this offering. We intend to use the net cash proceeds to increase inventory of LuViva to meet current demand for the product, and to support general working capital and operations. However, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes. We may use the net cash proceeds for purposes that do not yield a significant return, if any, for our stockholders.
There is no public market for the Series D preferred stock or warrants being offered in this offering.
There is no established public trading market for the Series D preferred stock or warrants being offered in this offering and we do not expect a market to develop for the securities. In addition, we do not intend to apply for listing of the securities on any securities exchange or expect the securities to trade on the OTCQB marketplace. Without an active market, the liquidity of the securities will be limited.

The Series D preferred stock provides for the payment of dividends in cash, but we are not currently permitted to pay such dividends.
Each share of Series D preferred stock will be entitled to receive cumulative dividends until the second anniversary of the date of issuance. The dividends are payable in cash, out of any funds legally available for such purpose. We will not be permitted to pay the dividend in cash unless we are legally permitted to do so under Delaware law, which requires cash to be available from surplus or net profits, neither of which we currently have available. Additionally, we are also subject to certain restrictions pursuant to the terms of our outstanding indebtedness, which prohibit us from paying cash dividends or distributions on our capital stock. As such, we do not expect to have cash available to pay the dividends on the Series D preferred stock or to be permitted to make such payments under the terms of our indebtedness. In such a case, the only way you will realize the benefits of accrued but unpaid dividends will be upon conversion, liquidation, or redemption of your shares of Series D preferred stock.
Risks Related to Our Business
Although we are required to raise funds in this offering in order to continue as a going concern, there is no assurance that such funds can be raised on terms that we would find acceptable, on a timely basis, or at all.
Additional debt or equity financing is required for us to continue as a going concern. If this offering is unsuccessful or insufficient, we may seek to obtain additional funds for the financing of our cervical cancer detection business through additional debt or equity financings and/or new collaborative arrangements. Any required additional funding may not be available on terms attractive to us, on a timely basis, or at all.
If we cannot obtain additional funds or achieve profitability, we may not be able to continue as a going concern.
Because we must obtain additional funds through financing transactions or through new collaborative arrangements in order to grow the revenues of our cervical cancer detection product line, there exists substantial doubt about our ability to continue as a going concern. Therefore, it will be necessary to raise additional funds. There can be no assurance that we will be able to raise these additional funds. If we do not secure additional funding when needed, we will be unable to conduct all of our product development efforts as planned, which may cause us to alter our business plan in relation to the development of our products. Even if we obtain additional funding, we will need to achieve profitability thereafter.
Our independent registered public accountants’ report on our consolidated financial statements as of and for the year ended December 31, 2016, indicated that there was substantial doubt about our ability to continue as a going concern because we had suffered recurring losses from operations and had an accumulated deficit of $127.6 million at December 31, 2016 summarized as follows:
Accumulated deficit, from inception to 12/31/2014	$113.1 million
Preferred dividends and deemed dividends	$2.6 million
Net Loss for fiscal year 2015, ended 12/31/2015	$6.9 million
Accumulated deficit, from inception to 12/31/2015	$122.6 million
Preferred dividends	$1.0 million
Net Loss for year to date ended 12/31/2016	$4.0 million
Accumulated deficit, from inception to 12/31/2016	$127.6 million

Our management has implemented reductions in operating expenditures and reductions in some development activities. We have determined to make cervical cancer detection the focus of our business. We are managing the development of our other programs only when funds are made available to us via grants or contracts with government entities or strategic partners. However, there can be no assurance that we will be able to successfully implement or continue these plans.
If we cannot obtain additional funds when needed, we will not be able to implement our business plan.
We require substantial additional capital to develop our products, including completing product testing and clinical trials, obtaining all required regulatory approvals and clearances, beginning and scaling up manufacturing, and marketing our products. We have historically financed our operations though the public and private sale of debt and equity, funding from collaborative arrangements, and grants. Any failure to achieve adequate funding in a timely fashion would delay our development programs and could lead to abandonment of our business plan. To the extent we cannot obtain additional funding, our ability to continue to manufacture and sell our current products, or develop and introduce new products to market, will be limited. Further, financing our operations through the public or private sale of debt or equity may involve restrictive covenants or other provisions that could limit how we conduct our business or finance our operations. Financing our operations through collaborative arrangements generally means that the obligations of the collaborative partner to fund our expenditures are largely discretionary and depend on a number of factors, including our ability to meet specified milestones in the development and testing of the relevant product. We may not be able to obtain an acceptable collaboration partner, and even if we do, we may not be able to meet these milestones, or the collaborative partner may not continue to fund our expenditures.
We do not have a long operating history, especially in the cancer detection field, which makes it difficult to evaluate our business.
Although we have been in existence since 1992, we have only recently begun to commercialize our cervical cancer detection technology. Because limited historical information is available on our revenue trends and manufacturing costs, it is difficult to evaluate our business. Our prospects must be considered in light of the substantial risks, expenses, uncertainties and difficulties encountered by entrants into the medical device industry, which is characterized by increasing intense competition and a high failure rate.
We have a history of losses, and we expect losses to continue.
We have never been profitable and we have had operating losses since our inception. We expect our operating losses to continue as we continue to expend substantial resources to complete commercialization of our products, obtain regulatory clearances or approvals; build our marketing, sales, manufacturing and finance capabilities, and conduct further research and development. The further development and commercialization of our products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We have only generated limited revenues from product sales. Our accumulated deficit was approximately $127.6 million at December 31, 2016.
Our ability to sell our products is controlled by government regulations, and we may not be able to obtain any necessary clearances or approvals.
The design, manufacturing, labeling, distribution and marketing of medical device products are subject to extensive and rigorous government regulation in most of the markets in which we sell, or plan to sell, our products, which can be expensive and uncertain and can cause lengthy delays before we can begin selling our products in those markets.
In foreign countries, including European countries, we are subject to government regulation, which could delay or prevent our ability to sell our products in those jurisdictions.
In order for us to market our products in Europe and some other international jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required for marketing our products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell our products in Europe, in 2017 we must undergo an inspection and re-file for ISO 13485:2003 and the CE MARK, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to maintain ISO 13485:2003 certification or CE mark certification or other international regulatory approvals would prevent us from selling in some countries in the European Union.

As part of our agreement with SMI, SMI will underwrite the cost of securing approval of LuViva with the CFDA and is responsible for securing CFDA approval by July 2019, although we cannot be assured that SMI will successfully secure such approval without delays or conditions unacceptable to us, or at all.

In the United States, we are subject to regulation by the U.S. FDA, which could prevent us from selling our products domestically.
In order for us to market our products in the United States, we must obtain clearance or approval from the U.S. FDA. We cannot be sure that:
●	we, or any collaborative partner, will make timely filings with the U.S.FDA;
●	theU.S. FDA will act favorably or quickly on these submissions;
●	we will not be required to submit additional information or perform additional clinical studies; or
●	we will not face other significant difficulties and costs necessary to obtainU.S. FDA clearance or approval.
It can take several years from initial filing of a PMA application and require the submission of extensive supporting data and clinical information. TheU.S. FDA may impose strict labeling or other requirements as a condition of its clearance or approval, any of which could limit our ability to market our products domestically. Further, if we wish to modify a product afterU.S. FDA approval of a PMA application, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from theU.S. FDA. Any request by theU.S. FDA for additional data, or any requirement by theU.S. FDA that we conduct additional clinical studies, could result in a significant delay in bringing our products to market domestically and require substantial additional research and other expenditures. Similarly, any labeling or other conditions or restrictions imposed by theU.S. FDA could hinder our ability to effectively market our products domestically. Further, there may be newU.S. FDA policies or changes inU.S. FDA policies that could be adverse to us.
Even if we obtain clearance or approval to sell our products, we are subject to ongoing requirements and inspections that could lead to the restriction, suspension or revocation of our clearance.
We, as well as any potential collaborative partners, will be required to adhere to applicable regulations in the markets in which we operate and sell our products, regarding good manufacturing practice, which include testing, control, and documentation requirements. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements will be strictly enforced applicable regulatory agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit our ability to operate and could increase our costs.
We depend on a limited number of customers and any reduction, delay or cancellation of an order from these customers or the loss of any of these customers could cause our revenue to decline.
Each year we have had one or a few customers that have accounted for substantially all of our limited revenues. As a result, the termination of a purchase order with any one of these customers may result in the loss of substantially all of our revenues. We are constantly working to develop new relationships with existing or new customers, but despite these efforts we may not be successful at generating new orders to maintain similar revenues as current purchase orders are filled. In addition, since a significant portion of our revenues is derived from a relatively few customers, any financial difficulties experienced by any one of these customers, or any delay in receiving payments from any one of these customers, could have a material adverse effect on our business, results of operations, financial condition and cash flows.
To successfully market and sell our products internationally, we must address many issues with which we have limited experience.
All of our sales of LuViva to date have been to customers outside of the United States. We expect that substantially all of our business will continue to come from sales in foreign markets, through increased penetration in countries where we currently sell LuViva, combined with expansion into new international markets. However, international sales are subject to a number of risks, including:
● difficulties in staffing and managing international operations;
● difficulties in penetrating markets in which our competitors’ products may be more established;
● reduced or no protection for intellectual property rights in some countries;
● export restrictions, trade regulations and foreign tax laws;
● fluctuating foreign currency exchange rates;
● foreign certification and regulatory clearance or approval requirements;
● difficulties in developing effective marketing campaigns for unfamiliar, foreign countries;
● customs clearance and shipping delays;
● political and economic instability; and
● preference for locally produced products.

If one or more of these risks were realized, it could require us to dedicate significant resources to remedy the situation, and even if we are able to find a solution, our revenues may still decline.
To market and sell LuViva internationally, we depend on distributors and they may not be successful.
We currently depend almost exclusively on third-party distributors to sell and service LuViva internationally and to train our international customers, and if these distributors terminate their relationships with us or under-perform, we may be unable to maintain or increase our level of international revenue. We will also need to engage additional international distributors to grow our business and expand the territories in which we sell LuViva. Distributors may not commit the necessary resources to market, sell and service LuViva to the level of our expectations. If current or future distributors do not perform adequately, or if we are unable to engage distributors in particular geographic areas, our revenue from international operations will be adversely affected
Our success largely depends on our ability to maintain and protect the proprietary information on which we base our products.
Our success depends in large part upon our ability to maintain and protect the proprietary nature of our technology through the patent process, as well as our ability to license from others patents and patent applications necessary to develop our products. If any of our patents are successfully challenged, invalidated or circumvented, or our right or ability to manufacture our products was to be limited, our ability to continue to manufacture and market our products could be adversely affected. In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. The other parties to these agreements may breach these provisions, and we may not have adequate remedies for any breach. Additionally, our trade secrets could otherwise become known to or be independently developed by competitors.
As of March 27, 2017, we have been issued, or have rights to, 25 U.S. patents (including those under license). In addition, we have filed for, or have rights to, five U.S. patents (including those under license) that are still pending. There are additional international patents and pending applications. One or more of the patents we hold directly or license from third parties, including those for our cervical cancer detection products, may be successfully challenged, invalidated or circumvented, or we may otherwise be unable to rely on these patents. These risks are also present for the process we use or will use for manufacturing our products. In addition, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products, either in the United States or in international markets.
The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. In addition, the U.S. Patent and Trademark Office, or USPTO, may institute interference proceedings. The defense and prosecution of intellectual property suits, USPTO proceedings and related legal and administrative proceedings are both costly and time consuming. Moreover, we may need to litigate to enforce our patents, to protect our trade secrets or know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings involving us may require us to incur substantial legal and other fees and expenses and may require some of our employees to devote all or a substantial portion of their time to the proceedings. An adverse determination in the proceedings could subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from selling our products in some or all markets. We may not be able to reach a satisfactory settlement of any dispute by licensing necessary patents or other intellectual property. Even if we reached a settlement, the settlement process may be expensive and time consuming, and the terms of the settlement may require us to pay substantial royalties. An adverse determination in a judicial or administrative proceeding or the failure to obtain a necessary license could prevent us from manufacturing and selling our products.
We may not be able to generate sufficient sales revenues to sustain our growth and strategy plans.
Our cervical cancer diagnostic activities have been financed to date through a combination of government grants, strategic partners and direct investment. Growing revenues for this product is the main focus of our business. In order to effectively market the cervical cancer detection product, additional capital will be needed.
Additional product lines involve the modification of the cervical cancer detection technology for use in other cancers. These product lines are only in the earliest stages of research and development and are currently not projected to reach market for several years. Our goal is to receive enough funding from government grants and contracts, as well as payments from strategic partners, to fund development of these product lines without diverting funds or other necessary resources from the cervical cancer program.

Because our products, which use different technology or apply technology in different ways than other medical devices, are or will be new to the market, we may not be successful in launching our products and our operations and growth would be adversely affected.
Our products are based on new methods of cancer detection. If our products do not achieve significant market acceptance, our sales will be limited and our financial condition may suffer. Physicians and individuals may not recommend or use our products unless they determine that these products are an attractive alternative to current tests that have a long history of safe and effective use. To date, our products have been used by only a limited number of people, and few independent studies regarding our products have been published. The lack of independent studies limits the ability of doctors or consumers to compare our products to conventional products.
If we are unable to compete effectively in the highly competitive medical device industry, our future growth and operating results will suffer.
The medical device industry in general and the markets in which we expect to offer products in particular, are intensely competitive. Many of our competitors have substantially greater financial, research, technical, manufacturing, marketing and distribution resources than we do and have greater name recognition and lengthier operating histories in the health care industry. We may not be able to effectively compete against these and other competitors. A number of competitors are currently marketing traditional laboratory-based tests for cervical cancer screening and diagnosis. These tests are widely accepted in the health care industry and have a long history of accurate and effective use. Further, if our products are not available at competitive prices, health care administrators who are subject to increasing pressures to reduce costs may not elect to purchase them. Also, a number of companies have announced that they are developing, or have introduced, products that permit non-invasive and less invasive cancer detection. Accordingly, competition in this area is expected to increase.
Furthermore, our competitors may succeed in developing, either before or after the development and commercialization of our products, devices and technologies that permit more efficient, less expensive non-invasive and less invasive cancer detection. It is also possible that one or more pharmaceutical or other health care companies will develop therapeutic drugs, treatments or other products that will substantially reduce the prevalence of cancers or otherwise render our products obsolete.
We have limited manufacturing experience, which could limit our growth.
We do not have manufacturing experience that would enable us to make products in the volumes that would be necessary for us to achieve significant commercial sales, and we rely upon our suppliers. In addition, we may not be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. In the past, we have had substantial difficulties in establishing and maintaining manufacturing for our products and those difficulties impacted our ability to increase sales. Companies often encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel.
Since we rely on sole source suppliers for several of the components used in our products, any failure of those suppliers to perform would hurt our operations.
Several of the components used in our products or planned products, are available from only one supplier, and substitutes for these components could not be obtained easily or would require substantial modifications to our products. Any significant problem experienced by one of our sole source suppliers may result in a delay or interruption in the supply of components to us until that supplier cures the problem or an alternative source of the component is located and qualified. Any delay or interruption would likely lead to a delay or interruption in our manufacturing operations. For our products that require premarket approval, the inclusion of substitute components could require us to qualify the new supplier with the appropriate government regulatory authorities. Alternatively, for our products that qualify for premarket notification, the substitute components must meet our product specifications.
Because we operate in an industry with significant product liability risk, and we have not specifically insured against this risk, we may be subject to substantial claims against our products.
The development, manufacture and sale of medical products entail significant risks of product liability claims. We currently have no product liability insurance coverage beyond that provided by our general liability insurance. Accordingly, we may not be adequately protected from any liabilities, including any adverse judgments or settlements, we might incur in connection with the development, clinical testing, manufacture and sale of our products. A successful product liability claim or series of claims brought against us that result in an adverse judgment against or settlement by us in excess of any insurance coverage could seriously harm our financial condition or reputation. In addition, product liability insurance is expensive and may not be available to us on acceptable terms, if at all.

The availability of third party reimbursement for our products is uncertain, which may limit consumer use and the market for our products.
In the United States and elsewhere, sales of medical products are dependent, in part, on the ability of consumers of these products to obtain reimbursement for all or a portion of their cost from third-party payors, such as government and private insurance plans. Any inability of patients, hospitals, physicians and other users of our products to obtain sufficient reimbursement from third-party payors for our products, or adverse changes in relevant governmental policies or the policies of private third-party payors regarding reimbursement for these products, could limit our ability to sell our products on a competitive basis. We are unable to predict what changes will be made in the reimbursement methods used by third-party health care payors. Moreover, third-party payors are increasingly challenging the prices charged for medical products and services, and some health care providers are gradually adopting a managed care system in which the providers contract to provide comprehensive health care services for a fixed cost per person. Patients, hospitals and physicians may not be able to justify the use of our products by the attendant cost savings and clinical benefits that we believe will be derived from the use of our products, and therefore may not be able to obtain third-party reimbursement.
Reimbursement and health care payment systems in international markets vary significantly by country and include both government-sponsored health care and private insurance. We may not be able to obtain approvals for reimbursement from these international third-party payors in a timely manner, if at all. Any failure to receive international reimbursement approvals could have an adverse effect on market acceptance of our products in the international markets in which approvals are sought.
We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business.
Our outstanding indebtedness, including ordinary course accounts payable and accrued payroll liabilities, was $5.3 million at December 31, 2016.
The terms of our indebtedness could have negative consequences to us, such as:
●	we may be unable to obtain additional financing to fund working capital, operating losses, capital expenditures or acquisitions on terms acceptable to us, or at all;
●	the amount of our interest expense may increase if we are unable to make payments when due;
●
our assets might be subject to foreclosure if we default on our secured debt (see “—We have outstanding debt that is collateralized by a general security interest in all of our assets, including our intellectual property. If we were to fail to repay the debt when due, the holders would have the right to foreclose on these assets.”);

●	our vendors or employees may, and some have, instituted proceedings to collect on amounts owed them;
●
we have to use a substantial portion of our cash flows from operations to repay our indebtedness, including ordinary course accounts payable and accrued payroll liabilities, which reduces the amount of money we have for future operations, working capital, inventory, expansion, or general corporate or other business activities; and

●	we may be unable to refinance our indebtedness on terms acceptable to us, or at all.
Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will be unable to control many of these factors, such as economic conditions. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt and meet any other obligations. If we do not have enough money to service our debt, we may be required, but unable, to refinance all or part of our existing debt, sell assets, borrow money or raise equity on terms acceptable to us, if at all.
We have outstanding debt that is collateralized by a general security interest in all of our assets, including our intellectual property. If we were to fail to repay the debt when due, the holders would have the right to foreclose on these assets.
We have notes outstanding that are collateralized by a security interest in our current and future inventory and accounts receivable. We also have a note outstanding that is collateralized by a security interest in all of our assets, including our intellectual property. When the debt is repaid, the holders’ security interests on our assets will be extinguished. However, if an event of default occurs under the notes prior to their repayment, the holders may exercise their rights to foreclose on these secured assets for the payment of these obligations. Under “cross-default” provisions in each of the notes, an event of default under one note is automatically an event of default under the other notes. Any such default and resulting foreclosure would have a material adverse effect on our business, financial condition and results of operations.

We are subject to restrictive covenants under the terms of our outstanding secured debt. If we were to default under the terms of these covenants, the holders would have the right to foreclose on the assets that secure the debt.
The instruments governing our outstanding secured debt contain restrictive covenants. For example, our senior secured convertible note prohibits us from incurring additional indebtedness for borrowed money, repurchasing any outstanding shares of our common stock, or paying any dividends on our capital stock, in each case without the note holder's prior written consent, If we were to breach any of these covenants, the holder could declare an event of default on the note, and exercise its rights to foreclose on the assets securing the note.
Our success depends on our ability to attract and retain scientific, technical, managerial and finance personnel.
Our ability to operate successfully and manage our future growth depends in significant part upon the continued service of key scientific, technical, managerial and finance personnel, as well as our ability to attract and retain additional highly qualified personnel in these fields. We may not be able to attract and retain key employees when necessary, which would limit our operations and growth. Only our Chief Executive Officer and our Senior Vice President of Engineering have employment contracts with us, and none of our employees are covered by key person or similar insurance. In addition, if we are able to successfully develop and commercialize our products, we will need to hire additional scientific, technical, marketing, managerial and finance personnel. We face intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers.
We are significantly influenced by our directors, executive officers and their affiliated entities.
Our directors, executive officers and entities affiliated with them controlled approximately 1% of the voting power of our outstanding common stock as of March 27, 2017. These stockholders, acting together, would be able to exert significant influence on substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers and other business combination transactions.
Certain provisions of our certificate of incorporation that authorize the issuance of additional shares of preferred stock may make it more difficult for a third party to effect a change in control.
Our certificate of incorporation authorizes our board of directors to issue up to 5.0 million shares of preferred stock. Our undesignated shares of preferred stock may be issued in one or more series, the terms of which may be determined by the board without further stockholder action. These terms may include, among other terms, voting rights, including the right to vote as a series on particular matters, preferences as to liquidation and dividends, repurchase rights, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell assets to a third party. The ability of our board to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.
Risks Related to Our Common Stock
On November 7, 2016, a 1:800 reverse stock split of all of our issued and outstanding common stock was implemented. There are risks associated with a reverse stock split.
On November 7, 2016, a 1:800 reverse stock split of all of our issued and outstanding common stock was implemented. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock were converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change.
There are certain risks associated with the reverse stock split, including the following:
●
We have additional authorized shares of common stock that the board could issue in future without stockholder approval, and such additional shares could be issued, among other purposes, in financing transactions or to resist or frustrate a third-party transaction that is favored by a majority of the independent stockholders. This could have an anti-takeover effect, in that additional shares could be issued, within the limits imposed by applicable law, in one or more transactions that could make a change in control or takeover of us more difficult.

●
There can be no assurance that the reverse stock split will achieve the benefits that we hope it will achieve. The total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

The reverse stock split may decrease the liquidity of the shares of our common stock.
The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that were outstanding immediately following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may have increased the number of stockholders who own odd lots of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.
Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.
Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.
The number of shares of our common stock issuable upon the conversion of our outstanding convertible debt and preferred stock or exercise of outstanding warrants and options (excluding the convertible stock or warrants in this offering) is substantial.
As ofMarch 27, 2017, our outstanding convertible debt was convertible into an aggregate of 7,743,293 shares of our common stock, and the outstanding shares of our Series C and Series C1 preferred stock were convertible into an aggregate of 16,864,630 shares of common stock. Also, as of that date we had warrants outstanding that were exercisable for an aggregate of 5,738,112 shares and outstanding options to purchase 125 shares. The shares of common stock issuable upon conversion or exercise of these securities would have constituted approximately 96.0% of the total number of shares of common stock then issued and outstanding.
Further, under the terms of our convertible debt and preferred stock, as well as certain of our outstanding warrants, the conversion price or exercise price, as the case may be, could be adjusted downward, causing substantial dilution. See “—Adjustments to the conversion price of our convertible debt and preferred stock, and the exercise price for certain of our warrants (including the convertible stock and warrants in this offering), will dilute the ownership interests of our existing stockholders.”
Adjustments to the conversion price of our convertible debt and preferred stock, and the exercise price for certain of our warrants (including the convertible stock and warrants in this offering), will dilute the ownership interests of our existing stockholders.
Under the terms of a portion of our convertible debt and preferred stock, the conversion price fluctuates with the market price of our common stock. Additionally, under the terms of our Series C preferred stock and the preferred stock part of this offering,any dividends we choose to pay in shares of our common stock will be calculated based on the then-current market price of our common stock. Accordingly, if the market price of our common stock decreases, the number of shares of our common stock issuable upon conversion of the convertible debt or upon payment of dividends on our outstanding preferred stock and preferred stock part of this offering will increase, and may result in the issuance of a significant number of additional shares of our common stock.

Under the terms of our preferred stock (including the preferred stock part of this offering) and certain of our convertible notes and outstanding warrants, the conversion price or exercise price will be lowered if we issue common stock at a per share price below the then- conversion price or then-exercise price for those securities. Reductions in the conversion price or exercise price would result in the issuance of a significant number of additional shares of our common stock upon conversion or exercise, which would result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.
Our stock is thinly traded, so you may be unable to sell at or near ask prices or at all.
The shares of our common stock are dually quoted on the OTCBB and the OTCQB. Shares of our common stock are thinly traded, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including:

●	we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume; and
●
stock analysts, stock brokers and institutional investors may be risk-averse and be reluctant to follow a company such as ours that faces substantial doubt about its ability to continue as a going concern or to purchase or recommend the purchase of our shares until such time as we became more viable.

As a consequence, our stock price may not reflect an actual or perceived value. Also, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or if developed, may not be sustained. Due to these conditions, you may not be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.
Trading in our common stock is subject to special sales practices and may be difficult to sell.
Our common stock is subject to the SEC’s “penny stock” rule, which imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. Penny stocks are generally defined to be an equity security that has a market price of less than $5.00 per share. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of our stockholders to sell their securities in any market that might develop.
Stockholders should be aware that, according to SEC, the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:
●	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
●	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
●	“boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;
●	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
●
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.
Our need to raise additional capital in the near future or to use our equity securities for payments could have a dilutive effect on your investment.
In order to continue operations, we will need to raise additional capital. We may attempt to raise capital through the public or private sale of our common stock or securities convertible into or exercisable for our common stock. In addition, from time to time we have issued our common stock or warrants in lieu of cash payments. If we sell additional shares of our common stock or other equity securities, or issue such securities in respect of other claims or indebtedness, such sales or issuances will further dilute the percentage of our equity that you own. Depending upon the price per share of securities that we sell or issue in the future, if any, your interest in us could be further diluted by any adjustments to the number of shares and the applicable exercise price required pursuant to the terms of the agreements under which we previously issued convertible securities.

USE OF PROCEEDS
We estimate that the net cash proceeds to us from the sale of the securities offered by this prospectus, excluding the proceeds, if any, from the exercise of the warrants included in the offering, will be approximately $4.16 million, assuming the sale by us of 5,000 shares of Series D preferred stock and warrants at an assumed public offering price of $1,000 per share and after deducting the estimated placement agent fees and estimated offering expenses payable by us. However, this is a best efforts offering with no minimum, and we may not sell all or any of the securities; as a result, we may receive significantly less in net cash proceeds, and the net cash proceeds received may not be sufficient to continue to operate our business. In addition, expected net proceeds include a non-cash benefit for the extinguishment of up to $107,500 in outstanding principal and interest on simple interest notes from one of our investors. See “Summary—Recent Developments—Cash Advances.”
We intend to apply any proceeds received in connection with the offering to increase inventory of LuViva to meet current demand for the product, to repay our secured promissory note in full and repurchase approximately $43,000 in shares of Series C preferred stock, support our efforts to re-file for U.S. FDA approval of LuViva, and to support general working capital and operations. However, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.
The following table summarizes our currently estimated and intended use of net cash proceeds if we receive the maximum amount of proceeds to be potentially obtained in this offering, which we expect would provide funding for our operations for approximately 24 months. The data in the table set forth below excludes any proceeds we could receive from the exercise of the warrants to be issued in this offering.

Expected Use for Net Cash Proceeds	Expected Amount of Net Cash Proceeds($ in 000s)	Expected % of Net Cash Proceeds
Increase inventory of LuViva advanced cervical device	$1,750,000	42.1%
Repayment of Secured Promissory Note and repurchase approximately $43,000 of shares of Series C preferred stock (approximately 30 shares)	260,000	6.3%
Support Efforts to Re-File for U.S. FDA approval of LuViva advanced cervical device	1,000,000	24.0%
General working capital and operations	1,150,000	27.6%
Total	$4,160,000	100%
If the net cash proceeds of this offering are less than the maximum, we expect to spend the net cash proceeds in the following order of priority: first, to use $260,000 to repay the secured promissory note in full and repurchase approximately $43,000 of shares of Series C preferred stock, second, to increase inventory, third, to use approximately $200,000 to support our efforts to re-file for U.S. FDA approval of LuViva (as further described below), and fourth for general working capital and operations.

Based on our recent communication with the U.S. FDA, and should the maximum $5 million be raised in this offering, we intend to use up to $1.0 million of the net proceeds over the next 18-24 months to accomplish the following:

(1)
Write and submit to the U.S. FDA a new protocol for the confirmatory study
(2)
Engage regulatory counsel to assist with the approval process
(3)
Meet with the U.S. FDA if needed to finalize the protocol and identify the least burdensome regulatory pathway
(4)
Identify clinical sites for the study
(5)
Execute clinical trial agreements for qualified clinical sites
(6)
Conduct the study and analyze the results
(7)
Submit the study results and supporting information to the U.S. FDA

We estimate that approximately $200,000 of the projected $1 million will be needed to accomplish goals (1) through (4), with the majority of the costs (estimated at $800,000) occurring when we engage clinical sites, enroll patients, analyze results, and submit them to the U.S. FDA. If the amount raised in this offering results in net proceeds insufficient to conduct the actual study, we intend to use a portion of the proceeds to accomplish goals (1) through (4) and will seek additional funds later in 2017 or in 2018 to complete the study, analyze the results and submit them to the U.S. FDA, although there can be no assurance that such funds will be readily available when needed.

See “Description of Securities—Secured Promissory Note” for information on the interest rate and maturity of our secured promissory note.
If a warrant holder elects to exercise the warrants issued in this offering, we may also receive proceeds from the exercise of the warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.
DILUTION
Our net tangible book value deficiency as of December 31, 2016 was approximately $10.6 million, or $15.79 per share of common stock. “Net tangible book value” represents total tangible assets less total liabilities. “Net tangible book value per share” represents net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the assumed sale of 5,000 shares of Series D preferred stock and accompanying warrants in this offering at a public offering price of $1,000 per share, and assuming the conversion of all the shares of Series D preferred stock sold in the offering at an assumed conversion price of $0.30 per share, which represents a 25% discount off the last reported sale price for our common stock on March 27, 2017 (and excluding shares of common stock issuable upon exercise of warrants), and after deducting estimated placement agent fees and estimated offering expenses payable by us, our pro forma net tangible book value deficiency as of December 31, 2016 would have been approximately $10.6 million, or $(0.53) per share of common stock. This represents an immediate increase in net tangible book value of $15.79 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.83 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed Series D Conversion Price	$0.30
Net tangible book value per share as of December 31, 2016	$(15.79)
Increase in net tangible book value per share attributable to this offering	$15.26
Pro forma net tangible book value per share after giving effect to the offering	$(0.53)
Dilution per share to new investors in this offering	$0.83

The above discussion and table are based on 668,651 shares of common stock outstanding as of December 31, 2016, which does not include the following, all as of March 27, 2017:
●	125 shares of common stock reserved for future issuance under our 1995 Stock Plan;
●	16,864,630 shares of common stock issued or reserved for issuance upon conversion of, or issuance as dividends on, our Series C and Series C1 convertible preferred stock;
●	7,743,293 shares issued or reserved for issuance upon conversion of our outstanding convertible debt;
●	5,738,112 shares of common stock issuable upon the exercise of outstanding warrants or warrants to be exchanged for outstanding warrants;and
●	up to 16,670,000 shares of common stock issuable upon exercise of warrants sold as part of this offering.
A $0.01 increase (decrease) in the assumed Series D preferred stock conversion price of $0.30 per share would not change the pro forma as adjusted net tangible book value deficiency resulting from the offering ($10.6 million) or our as adjusted net tangible book value deficiency per share, but would increase (decrease) the dilution per share to new investors by approximately $0.10, assuming the assumed number of shares of Series D preferred stock sold remains the same. A 10% increase (decrease) in the number of shares sold would not change the pro forma as adjusted net tangible book value deficiency resulting from the offering ($10.6 million) or our as adjusted net tangible book value deficiency per share, but would increase (decrease) the dilution per share to new investors by approximately $0.06, assuming the assumed number of shares of Series D preferred stock sold remains the same.
Certain of our outstanding indebtedness and our outstanding warrants are subject to customary “downside price protection” provisions in the event we sell any common stock at a price lower than the then-conversion price of these securities. The Series D preferred stock offered pursuant to this prospectus will also be subject to similar adjustment. These provisions are further described under the captions “Description of Securities” and “Description of Securities We Are Offering.”

CAPITALIZATION
The following table shows our cash and cash equivalents and our capitalization as of December 31, 2016:
●	on an actual basis;
●
as adjusted to give effect to applicable transactions occurring after December 31, 2016 described in “Summary—Recent Developments”; and as further adjusted to give effect to this offering and certain other transactions that are expected to occur as a result of this offering..

You should read this table together with the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited annual consolidated financial statements and the related notes and other financial information incorporated by reference into this prospectus from our annual report on Form 10-K for the fiscal year ended December 31, 2016.
	As of December 31, 2016
	Actual	As Adjusted*
Cash and cash equivalents	$ 14	3,834

Short-term debt	1,205	1,097
Short-term convertible notes	468	201
Convertible notes payable	2,361	2,361
Outstanding warrants, at fair value	1,420	114

Total liabilities	5,454	3,774

Series C preferred stock	601	-
Series C1 preferred stock	701	701
Series D preferred stock	-	4,806
Common stock	742	743
Additional paid-in capital	116,380	117,836
Treasury stock, at cost	(132)	(132)
Accumulated deficit	(127,558)	(127,638)

Total stockholders’ surplus (deficit)	(9,266)	(3,685)

Total capitalization	$ (14,720)	(7,459)
___________________________________
*
Assumes sale of all of the securities offered, except shares of common stock that could be issued upon conversion of the Series D preferred stock or upon exercise of the warrants sold as part of this offering. Reflects receipt of the net cash proceeds from this offering prior to the application thereof, except for the repayment in full of our secured promissory note. Also reflects the following, each of which is contingent upon consummation of the offering, as further described under “Summary—Recent Developments”:

●
the extinguishment of indebtedness represented by the May 2016 short-term cash advances as a result of the participation by Aquarius Opportunity Fund in this offering at least to the extent of the principal and interest on the cash advances;

●	the exchange of our senior secured convertible note and the remaining portion of our secured promissory note for a new convertible note;
●	the exchange, on a dollar-for-dollar basis, of all outstanding shares Series C preferred stock for shares of Series D preferred stock and warrants; and
●	the exchange of certain warrants, exercisable for 1,814,598 shares of common stock, for new warrants, exercisable for 3,608,835 shares of common stock.

PLAN OF DISTRIBUTION
We are offering up to 5,000 shares of our Series D convertible preferred stock, together with warrants to purchase an aggregate of up to 16,670,000 shares of common stock (and the shares issuable from time to time upon conversion of the Series D preferred stock and the exercise of the warrants), at a purchase price of $1,000 per share of Series D preferred stock and warrant, pursuant to this prospectus. The shares of Series D preferred stock and warrants are immediately separable and will be separately issued. There is no minimum offering amount required as a condition to closing and we may sell significantly fewer securities in the offering. We expect that the offering will be open for no more than four weeks, unless the offering is fully subscribed sooner or we decide to terminate the offering sooner.

In determining the offering price (i.e., the conversion price and exercise price) of the securities offered hereby, we will consider a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. Once the offering price is determined, the offering price for the securities will remain fixed for the duration of the offering.

Moody Capital Solutions. Inc. has agreed to act as our exclusive placement agent in connection with this offering, subject to the terms and conditions of a placement agent agreement to be entered into with Moody. Moody is not purchasing or selling any securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its best efforts to arrange for the sale of all of the shares of Series D preferred stock and warrants offered hereby. Therefore, we will enter into purchase agreements directly with investors in connection with this offering. Moody may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the offering. Offers will only be made to, and subscriptions accepted from, institutional investors within the meaning of state securities laws of the state in which such investor is domiciled.
All cash funds received in payment for securities sold in this offering will be required to be submitted by subscribers to a non-interest bearing escrow account, and will be held by the escrow agent for such account until we and the placement agent notify the escrow agent that the offering has closed. The closing will occur, as to all subscriptions duly received and accepted by us, in one closing; we do not intend to hold multiple closings in the offering. In the event we do not accept the subscriptions and do not close the offering, escrowed funds will be promptly returned to subscribers without interest or offset.
We have agreed to pay Moody a placement agent’s fee of 10% of the aggregate cash purchase price of the securities sold in this offering. We will also reimburse Moody up to $50,000 for its reasonable out-of-pocket expenses, including, without limitation, fees and expenses of its counsel.
The following table shows the per share and total placement agent’s fees that we will pay to Moody in connection with the sale of the securities offered pursuant to this prospectus, assuming the purchase of all of the shares of Series D preferred stock and accompanying warrants offered hereby.
Per share placement agent’s fees	$100
Maximum offering total placement agent’s fees	$500,000
Because there is no minimum amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

In addition, we have granted a right of first refusal to the placement agent pursuant to which it has the right to act as the lead manager or underwriter or agent, as applicable, if we or our subsidiary raise capital through a public or private offering of equity or debt securities at any time prior to eighteen months from the date of closing of this offering.
Our obligations to issue and sell securities to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived by the purchaser in its discretion.
We estimate the total offering expenses in this offering that will be payable by us, excluding the placement agent’s fees, will be approximately $340,000, which includes legal, accounting and printing costs, various other fees and reimbursement of the placement agent’s expenses.
We have also agreed to indemnify the placement agent for certain liabilities under the Securities Act.
The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement or the securities purchase agreement. A copy of the placement agent agreement and the form of securities purchase agreement with investors are included as exhibits to the registration statement of which this prospectus forms a part.
Moody is an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, Moody is required to comply with the Securities Act and the Securities Exchange Act of 1934, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by Moody acting as principal. Under these rules and regulations, Moody:
●	may not engage in any stabilization activity in connection with our securities; and
●
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Pursuant to the purchase agreement to be entered into in connection with this offering, we will be prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of common stock or common stock equivalents (subject to certain exceptions) for a period of 90 days from the closing of this offering.

DESCRIPTION OF SECURITIES WE ARE OFFERING
We are offering up to 5,000 shares of our Series D convertible preferred stock, together with warrants to purchase an aggregate of up to 16,670,000 shares of common stock (and the shares issuable from time to time upon conversion of the Series D preferred stock and the exercise of the warrants), at a purchase price of $1,000 per share of Series D preferred stock and warrant, pursuant to this prospectus. The shares of Series D preferred stock and warrants are immediately separable and will be separately issued.
This prospectus also covers the shares of common stock issuable upon conversion of the Series D preferred stock and upon exercise of the warrants. The material terms and provisions of our common stock, which underlies the Series D preferred stock and the warrants, and each other class of securities which qualifies or limits the foregoing, are described under the caption “Description of Securities.”
Series D Preferred Stock
The material terms and provisions of the Series D preferred stock being offered pursuant to this prospectus are described below. The following description is qualified in its entirety by reference to the form of certificate of designation filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of the certificate of designation for a complete description of the terms and conditions of the Series D preferred stock.
Our Board has designated 5,000 shares of preferred stock as Series D Convertible Preferred Stock, par value $0.001 per share. There are no shares of Series D preferred stock outstanding.
Voting Rights. Except as required by law, holders of the Series D preferred stock will not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series D preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series D preferred stock, (1) alter or change adversely the powers, preferences or special rights given to the Series D preferred stock or (2) alter or amend the certificate of designation governing the Series D preferred stock.
Liquidation Preference. The Series D preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series D preferred stock, (3) junior to our Series C preferred stock, and (4) junior to all of our existing and future indebtedness.
Redemption. We have the right to redeem the Series D preferred stock for a cash payment equal to 120% of the stated value of the Series D preferred stock, plus all accrued but unpaid dividends and any liquidated damages or other amounts due thereon. At any time after the second anniversary of the consummation of this offering, the holders of two-thirds of the then-outstanding shares of Series D preferred stock can, upon notice to us, force us to redeem the Series D preferred stock, for a cash payment equal to 100% of the stated value of the Series D preferred stock, plus all accrued but unpaid dividends and any liquidated damages or other amounts due thereon. Holders of Series D preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series D preferred stock into common stock during this notice period.
Conversion; Beneficial Ownership Limitation.  Subject to certain ownership limitations as described below, the Series D preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the sum of the $1,000 stated value of the Series D preferred stock plus all accrued but unpaid dividends and any liquidated damages or other amounts due thereon, by an initial conversion price estimated at this time to be $0.30 per share of common stock. The actual conversion price has not been determined, but is expected to be a discount to the then-current market price of our common stock. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. In addition, until our common stock is listed on a national securities exchange, if we sell or grant any right to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock (subject to exceptions for certain exempt issuances, including issuances pursuant to equity compensation plans, certain issuances to consultants, issuances in connection with exercise or exchange of common stock equivalents already outstanding and issuances pursuant to acquisitions or strategic transactions or arrangements) at an effective price per share that is lower than the then-conversion price of the Series D preferred stock, then the conversion price will be further reduced to equal such lower price per share.
The holders of two-thirds of the then-outstanding shares of Series D preferred stock can, upon notice to us, force all holders to convert their shares of Series D preferred stock pursuant to the terms of conversion described above. In addition, if certain conditions relating to our stock price and trading volume are met, we can similarly force all holders to convert.

Subject to limited exceptions, a holder of shares of Series D preferred stock will not have the right to, and cannot be forced to, convert any portion of its Series D preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion; provided, however, that upon 61 days’ prior notice to us, the holder may increase such percentage to 9.99%. We have the right to force the conversion of the Series D preferred stock if our common stock meets certain minimum price and trading volume thresholds.
Dividends. From the original issue date until the second anniversary thereafter, the holders of Series D preferred stock will be entitled to receive quarterly cumulative dividends at a rate per share (as a percentage of stated value per share) of __% per year, payable quarterly in cash on each March 31, June 30, September 30, and December 31 during such period. In addition, the Series D preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) upon and in the same form as dividends actually paid on shares of our common stock. We are currently not permitted to pay cash dividends under the terms of the Delaware General Corporation Law and we will so advise the holders of Series D preferred stock at the closing of this offering. If we do not have funds legally available to pay cash dividends, such dividends accrete to and effectively increase the outstanding stated value of the Series D preferred stock. There are no sinking fund provisions applicable to the Series D preferred stock.
Liquidation. Upon our liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities, but before any distribution or payment is made to the holders of any junior securities, the holders of Series D preferred stock will be entitled to be paid out of our assets available for distribution to our stockholders in an amount equal to $1,000 per share, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, after which any of our remaining assets will be distributed among the holders of junior classes of our capital stock in accordance with our certificate of incorporation.
Warrants
The material terms and provisions of the warrants being offered pursuant to this prospectus are described below. The following description is qualified in its entirety by reference to the form of warrant filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of the warrant for a complete description of the terms and conditions of the warrants.
Underlying Shares, Exercise Price, and Duration. Each warrant will be immediately exercisable for up to 3,334 shares of our common stock (based on warrant coverage of 100% of the shares issued upon conversion of a share of Series D preferred stock), at a exercise price estimated at this time to be $0.36 per share of common stock. The actual exercise price has not been determined, but is expected to be 120% of the conversion price of the Series D preferred stock. The warrants will be exercisable immediately on the issuance date and will expire five years following the issuance date. The warrants will be issued separately from the Series D preferred stock offered, and may be transferred separately immediately thereafter. No warrants exercisable for a fractional amount of shares of common stock will be issued. If an investor would otherwise be entitled to receive a fractional warrant, the number of shares issuable upon exercise of the warrant will be rounded up to the nearest whole share. The warrant holders must pay the exercise price in cash upon exercise of the warrants. After the close of business on the expiration date, unexercised warrants will become void.
Anti-Dilution Protection.The exercise price of the warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock, then, subject to the agreement of the counterparty to the fundamental transaction, the holders of the warrants will thereafter have the right to receive upon exercise of the warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the warrants after the fundamental transaction.
Transferability. The warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer.
Right as a Stockholder. Except by virtue of a holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.
Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. Subject to limited exceptions, a holder of will not have the right to exercise any portion of its warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its exercise; provided, however, that upon 61 days’ prior notice to us, the holder may increase such percentage to 9.99%.
Waivers and Amendments. Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of each holder of the then-outstanding warrants.

DESCRIPTION OF SECURITIES
We are authorized to issue 1,005,000,000 shares of stock, in two classes: 1,000,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock. As of March 27, 2017, there were 1,494,741 shares of common stock outstanding, which were held of record by 210 stockholders, and 5,763.5 shares of preferred stock outstanding, consisting of 1,422 shares of Series C preferred stock, which were held of record by 1 stockholder, and 4312.5 shares of Series C1 preferred stock, which were held of record by 6 stockholders.

Common Stock
The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of funds legally available therefor and in liquidation proceedings. Holders of common stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares.
Preferred Stock
Our board is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock. Our board designated 525,000 shares of preferred stock as redeemable convertible preferred stock, none of which remain outstanding; 3,000 shares of preferred stock as Series B Convertible Preferred Stock, none of which remain outstanding; 9,000 shares of preferred stock as Series C Convertible Preferred Stock, of which 1,422 were outstanding as of March 27, 2017; 20,250 shares of preferred stock as Series C1 Convertible Preferred Stock, of which 4,312.50 were outstanding as of March 27, 2017; and 5,000 shares of preferred stock as Series D Convertible Preferred Stock, none of which were outstanding as of March 27, 2017. The material terms and provisions of our Series D preferred stock are described under the caption “Description of Securities We Are Offering.”
Although there is no current intention to do so, our board may, without stockholder approval, issue additional shares of preferred stock with voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control.
Series C Convertible Preferred Stock
Dividends. From the original issue date until 42 months thereafter, the holders of Series C preferred stock are entitled to receive quarterly cumulative dividends at a rate per share (as a percentage of stated value per share) of 12% per year per share payable quarterly on each January 1, April 1, July 1 and October 1 during such period (beginning October 1, 2015) in shares of our common stock (subject to certain conditions) or, at our option, in cash. In addition, upon the conversion of the Series C preferred stock (other than a forced conversion, described below) during the such period, we must pay the converting holder a “make-whole payment” in cash or, at our option (subject to certain conditions), shares of our common stock with respect to the converted shares of Series C preferred stock in an amount equal to $420 per $1,000 of stated value, less the amount of any dividends already paid on such shares of Series C preferred stock. To the extent we choose to pay any dividends or make-whole payments in shares of our common stock, such shares will be valued at 80% of then-current market price (calculated as the average daily volume weighted average price of our common stock for the five consecutive trading days prior to payment). After the dividend payment period, holders of Series C preferred stock are only entitled to receive dividends on an as-if-converted basis) with holder of our common stock (other than dividends paid in additional shares of common stock).
Voting. Except as otherwise proved by law or in the Series C designations, the Series C preferred stock has no voting rights. We may not, without the consent of the holders of a majority of the shares of Series C preferred stock then outstanding, alter or change adversely the powers, preferences or rights given to the Series C preferred stock or alter or amend the Series C designations, create any class of stock with a liquidation preference equal or senior to the Series C preferred stock, amend our charter in any manner that adversely affects any rights of the holders of Series C preferred stock, increase the number of authorized shares of Series C preferred stock, or enter into any agreement with respect to any of the foregoing.
Liquidation. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our Series C preferred stock will be entitled to receive out of our assets an amount equal to the stated value of their shares, plus any other fees, liquidated damages or dividends then due and owing on their shares, before any distribution or payment to the holders of any junior securities.

Conversion. The Series C preferred stock is convertible at any time, at the option of the holder. In addition, if the market price of our common stock for each trading day for 20 of any 30 consecutive trading-day period exceeds 250% of the highest conversion price in effect during such period, we may force each holder to convert all or part of such holder’s shares into shares of common stock.
Each share of Series C preferred stock is convertible into the number of shares of common stock equal to the quotient obtained by dividing (1) the sum of the stated value plus all accrued but unpaid dividends on such share, by (2) the per share conversion price. The initial per share conversion price was $76.00, but has been reset pursuant to the Series C designations to $0.4016 as of March 27, 2017. The conversion price will automatically adjust downward to 80% of the then-current market price of our common stock 15 trading days after any subsequent reverse stock split of the common stock, and 5 trading days after any conversions of our outstanding convertible debt. The conversion price is subject to further adjustment under certain circumstances to protect the holders of Series C preferred stock from dilution relative to certain issuances of common stock, or securities convertible into or exercisable for shares of common stock. Subject to certain exceptions, if we issue shares of common stock, or such other securities, at a price per share less than the then-effective conversion price, the conversion price will be adjusted to equal such lower per share consideration.
We expect to exchange all outstanding shares of Series C preferred stock for shares of Series D preferred stock and warrants as soon as practicable following the consummation of this offering.
Series C1 Convertible Preferred Stock
The Series C1 preferred stock has terms that are substantially the same as the Series C preferred stock, except that the Series C1 preferred stock does not pay dividends (unless and to the extent declared on the common stock) or at-the-market “make-whole payments and, while it has the same anti-dilution protections afforded the Series C preferred stock, it does not automatically reset in connection with a reverse stock split or conversion of our outstanding convertible debt.
Secured Promissory Note
As of March 27, 2017, we have issued and outstanding $515,077 in aggregate principal and interest amount of secured promissory notes that, as amended, provide the holders the right to convert the outstanding balance into shares of our common stock at a conversion price per share equal to the lower of (1) $20,000 and (2) 75% of the lowest daily volume weighted average price per share of our common stock during the five business days prior to conversion. If the conversion price at the time of any conversion request would be lower than $12,000 per share, we have the option of delivering the conversion amount in cash in lieu of shares of our common stock. The note is secured by a lien on our inventory and accounts receivables. We expect to repay this the GHS portion of this note in full using proceeds from this offering (see “Summary—Recent Developments—Secured Promissory Note”), and GPB will exchange its portion for a new convertible note (see “Summary—Recent Developments—Debt Restructuring”).
Senior Secured Convertible Notes
As of March 27, 2017, we have issued and outstanding $1,525,000 million in aggregate principal amount of a senior secured convertible notes that are convertible at any time, in whole or in part, at the holder’s option, into shares of our common stock, at a conversion price equal to $0.2639 per share, subject to certain customary adjustments and anti-dilution provisions. The notes are secured by a lien on all of our assets. Upon consummation of this offering, we expect that the principal amount will be increased to $1,831,863 in connection with the exchange of the original note and the holder’s portion of the secured promissory note (see “Summary—Recent Developments—Debt Restructuring”).
Convertible Note
As of March 24, 2017, we have issued and outstanding $300,000 in aggregate principal amount of a convertible note convertible into shares of our common stock at a conversion price per share of $13.92, subject to customary anti-dilution adjustment (see “Summary—Recent Developments—Shenghuo License Agreement”.

OID Note

As of March 27, 2017, we have issued and outstanding $220,000 in aggregate principal amount of 10% original issuance discount convertible promissory note. The note matures six months from its date of issuance and, in addition to the 10% original issue discount, accrues interest at a rate of 10% per year. We may prepay the note, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance until immediately prior to the maturity date. After six months from the date of issuance (i.e., if we fail torepay all principal and interest due under the notes at the maturity date), the holder may convert the note, at any time, in whole or in part, into shares of our common stock, at a conversion price equal to 60% of the lowest volume weighted average price of our common stock during the 20 trading days prior to conversion, subject to certain customary adjustments and anti-dilution provisions contained in the note.

Convertible Promissory Note

As of March 27, 2017, we have issued and outstanding $170,000 in aggregate principal amount of a 12% convertible promissory note. The note matures nine months from the date of issuance and, in addition to the original issue discount, accrues interest at a rate of 12% per year. We may prepay the note, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance to 180 days from issuance. After six months from the date of issuance, the holder may convert the note, at any time, in whole or in part, into shares of our common stock, at a conversion price equal to the lower of the price offered in our next public offering or a 40% discount to the average of the two lowest trading prices of the common stock during the 20 trading days prior to the conversion, subject to certain customary adjustments and price-protection provisions contained in the note. The note includes customary events of default provisions and a default interest rate of 24% per year. Upon the occurrence of an event of default, the holder may require us to redeem the note (or convert it into shares of common stock) at 150% of the outstanding principal balance plus accrued and unpaid interest.

Warrants and Options

We have issued warrants to purchase our common stock from time to time in connection with certain financing arrangements. As of March 27, 2017, there are warrants exercisable for an aggregate of 5,735,980 shares of common stock outstanding, as follows:

Warrants (Underlying Shares)		Exercise Price Per Share	Expiration Date
24	(1)	$8,368.00	May 23, 2018
7,542	(2)	$75.00	June 14, 2021
3	(3)	$40,000.00	April 23, 2019
8	(4)	$36,000.00	May 22, 2019
3	(5)	$30,400.00	September 10, 2019
5	(6)	$36,864.80	September 27, 2019
10	(7)	$22,504.00	December 2, 2019
105	(8)	$7,200.00	December 2, 2020
105	(9)	$8,800.00	December 2, 2020
25	(11)	$20,400.00	March 30, 2018
22	(12)	$9,504.00	June 29, 2020
659	(10)	$640.00	June 29, 2020
343	(11)	$640.00	September 4, 2020
363	(12)	$640.00	September 21, 2020
7	(13)	$9,504.00	September 4, 2020
198	(14)	$640.00	October 23, 2020
7	(15)	$9,504.00	October 23, 2020
5,447,817	(16)	$0.3488	June 14, 2021
261,495	(17)	$0.3488	February 21, 2021
17,239	(18)	$13.92	June 6, 2021
5,735,980

(1)	Issued in June 2015 in exchange for warrants originally issued as part of a May 2013 private placement.
(2)	Issued in June 2015 in exchange for warrants originally issued as part of a May 2013 private placement.
(3)	Issued to a placement agent in conjunction with an April 2014 private placement.
(4)	Issued to a placement agent in conjunction with a September 2014 private placement.
(5)	Issued as part of a September 2014 Regulation S offering.
(6)	Issued to a placement agent in conjunction with a 2014 public offering.
(7)	Issued in June 2015 in exchange for warrants originally issued as part of a 2014 public offering.
(8)	Issued as part of a March 2015 private placement.
(9)	Issued to a placement agent in conjunction with a June 2015 private placement.
(10)	Issued as part of a June 2015 private placement.
(11)	Issued as part of a June 2015 private placement.
(12)	Issued as part of a June 2015 private placement.
(13)	Issued to a placement agent in conjunction with a June 2015 private placement.
(14)	Issued as part of a June 2015 private placement.
(15)	Issued to a placement agent in conjunction with a June 2015 private placement.
(16)	Issued as part of a February 2016 private placement.
(17)	Issued to a placement agent in conjunction with a February 2016 private placement.
(18)	Issued pursuant to a strategic license agreement.
All outstanding warrant agreements provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure; except for (9). In addition, warrants subject to footnotes (2) and (10)-(12), (14), and (16)-(18) in the table above are subject to “lower price issuance” anti-dilution provisions that automatically reduce the exercise price of the warrants (and, in the cases of warrants subject to footnote (2), (16) and (17) in the table above, increase the number of shares of common stock issuable upon exercise), to the offering price in a subsequent issuance of our common stock, unless such subsequent issuance is exempt under the terms of the warrants.

The warrants subject to footnote (2) are subject to a mandatory exercise provision. This provision permits us, subject to certain limitations, to require exercise of such warrants at any time following (a) the date that is the 30th day after the later of our receipt of an approvable letter from the FDA for LuViva and the date on which the common stock achieves an average market price for 20 consecutive trading days of at least $1,040.00 with an average daily trading volume during such 20 consecutive trading days of at least 250 shares, or (b) the date on which the average market price of the common stock for 20 consecutive trading days immediately prior to the date we deliver a notice demanding exercise is at least $129,600.00 and the average daily trading volume of the common stock exceeds 250 shares for such 20 consecutive trading days. If these warrants are not timely exercised upon demand, they will expire. Upon the occurrence of certain events, we may be required to repurchase these warrants, as well as the warrants subject to footnote (2) in the table above.
The warrants subject to footnote (5) in the table above are also subject to a mandatory exercise provision. This provision permits us, subject to certain limitations, to require the exercise of such warrants should the average trading price of our common stock over any 30 consecutive day trading period exceed $92.16.
The warrants subject to footnote (7) in the table above are also subject to a mandatory exercise provision. This provision permits us, subject to certain limitations, to require exercise of 50% of the then-outstanding warrants if the trading price of our common stock is at least two times the initial warrant exercise price for any 20-day trading period. Further, in the event that the trading price of our common stock is at least 2.5 times the initial warrant exercise price for any 20-day trading period, we will have the right to require the immediate exercise of 50% of the then-outstanding warrants. Any warrants not exercised within the prescribed time periods will be canceled to the extent of the number of shares subject to mandatory exercise.
The holders of the warrants subject to footnote (2) in the table above have agreed to surrender the warrants upon consummation of this offering for new warrants exercisable for 200% of the number of shares underlying the surrendered warrants, but without certain anti-dilution protections included with the surrendered warrants.
As of March 27, 2017, we have outstanding options to purchase a total of 125 shares of our common stock pursuant to our equity incentive plan, at a weighted average exercise price of $37,920 per share. Recommendations for option grants under our equity incentive plans are made by the compensation committee of our board, subject to ratification by the full board. The compensation committee may issue options with varying vesting schedules, but all options granted pursuant to our equity incentive plans must be exercised within ten years from the date of grant.

OUR BUSINESS
We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the sales and marketing of our LuViva® Advanced Cervical Scan non-invasive cervical cancer detection device. The underlying technology of LuViva primarily relates to the use of biophotonics for the non-invasive detection of cancers. LuViva is designed to identify cervical cancers and precancers painlessly, non-invasively and at the point of care by scanning the cervix with light, then analyzing the reflected and fluorescent light.
LuViva provides a less invasive and painless alternative to conventional tests for cervical cancer screening and detection. Additionally, LuViva improves patient well-being not only because it eliminates pain, but also because it is convenient to use and provides rapid results at the point of care. We focus on two primary applications for LuViva: first, as a cancer screening tool in the developing world, where infrastructure to support traditional cancer-screening methods is limited or non-existent, and second, as a triage following traditional screening in the developed world, where a high number of false positive results cause a high rate of unnecessary and ultimately costly follow-up tests.
Screening for cervical cancer represents one of the most significant demands on the practice of diagnostic medicine. As cervical cancer is linked to a sexually transmitted disease—the human papillomavirus (HPV)—every woman essentially becomes “at risk” for cervical cancer simply after becoming sexually active. In the developing world, there are approximately 2.0 billion women aged 15 and older who are potentially eligible for screening with LuViva. Guidelines for screening intervals vary across the world, but U.S. guidelines call for screening every three years. Traditionally, the Pap smear screening test, or Pap test, is the primary cervical cancer screening methodology in the developed world. However, in developing countries, cancer screening using Pap tests is expensive and requires infrastructure and skill not currently existing, and not likely to be developed in the near future, in these countries.

The Need for LuViva
We believe LuViva is the answer to the developing world’s cervical cancer screening needs. Screening for cervical cancer in the developing world often requires working directly with foreign governments or non-governmental agencies (NGOs). By partnering with governments or NGOs, we are able to provide immediate access to cervical cancer detection to large segments of a nation’s population as part of national or regional governmental healthcare programs, eliminating the need to develop expensive and resource-intensive infrastructures.

In the developed world, we believe LuViva offers a more accurate and ultimately cost-effective triage medical device, to be used once a traditional Pap test indicates the possibility of cervical cancer. Due to the high number of false positive results from Pap tests, traditional follow-on tests entail increased medical treatment costs. We believe these costs can be minimized by utilizing LuViva as a triage to determine whether follow-on tests are warranted.
We believe our non-invasive cervical cancer detection technology can be applied to the early detection of other cancers as well. In 2013, we announced a license agreement with Konica Minolta, Inc. allowing us to manufacture and develop a non-invasive esophageal cancer detection product from Konica Minolta based on our biophotonic technology platform. Early market analyses of our biophotonic technology indicated that skin cancer detection was also promising, but currently we are focused primarily on the large-scale commercialization of LuViva.

Cancer
Cancer is a group of many related diseases. All forms of cancer involve the out-of-control growth and spread of abnormal cells. Normal cells grow, divide, and die in an orderly fashion. Cancer cells, however, continue to grow and divide and can spread to other parts of the body. In America, half of all men and one-third of all women will develop some form of cancer during their lifetimes. According to the American Cancer Society, the sooner a cancer is found and treatment begins, the better a patient’s chances are of being cured. We began investigating the applications of our biophotonic technology to cancer detection before 1997, when we initiated a preliminary market analysis. We concluded that our biophotonic technology had applications for the detection of a variety of cancers through the exposure of tissue to light. We selected detection of cervical cancer and skin cancer from a list of the ten most promising applications to pursue initially, and ultimately focused primarily on our LuViva cervical cancer detection device.
Cervical cancer is a cancer that begins in the lining of the cervix (which is located in the lower part of the uterus). Cervical cancer forms over time and may spread to other parts of the body if left untreated. There is generally a gradual change from a normal cervix to a cervix with precancerous cells to cervical cancer. For some women, precancerous changes may go away without any treatment. While the majority of precancerous changes in the cervix do not advance to cancer, if precancers are treated, the risk that they will become cancers can be greatly reduced.
The Developing World
According to the most recent data published by the World Health Organization (WHO), cervical cancer is the fourth most frequent cancer in women worldwide, with an estimated 530,000 new cases in 2012. For women living in less developed regions, however, cervical cancer is the second most common cancer, with an estimated 445,000 new cases in 2012 (84% of the new cases worldwide). In 2012, approximately 270 000 women died from cervical cancer; more than 85% of these deaths occurring in low- and middle-income countries.

As noted by the WHO, in developed countries, programs are in places that enable women to get screened, making most pre-cancerous lesions identifiable at stages when they can easily be treated. Early treatment prevents up to 80% of cervical cancers in these countries. In developing countries, however, limited access to effective screening means that the disease is often not identified until it is further advanced and symptoms develop. In addition, prospects for treatment of such late-stage disease may be poor, resulting in a higher rate of death from cervical cancer in these countries.
We believe that the greatest need and market opportunity for LuViva lies in screening for cervical cancer in developing countries where the infrastructure for traditional screening may be limited or non-existent.
We are actively working with distributors in the following countries to implement government-sponsored screening programs: Turkey, Bangladesh, Indonesia, Kenya and Nigeria. The number of screening candidates in those countries is approximately 246 million and represents 3 of the 10 most populous countries in the world.
The Developed World

The Pap test, which involves a sample of cervical tissue being placed on a slide and observed in a laboratory, is currently the most common form of cervical cancer screening. Since the introduction of screening and diagnostic methods, the number of cervical cancer deaths in the developed world has declined dramatically, due mainly to the increased use of the Pap test. However, the Pap test has a wide variation in sensitivity, which is the ability to detect the disease, and specificity, which is the ability to exclude false positives. A study by Duke University for the U.S. Agency for Health Care Policy and Research published in 1999 showed Pap test performance ranging from a 22%-95% sensitivity and 78%-10% specificity, although new technologies improving the sensitivity and specificity of the Pap test have recently been introduced and are finding acceptance in the marketplace. About 60 million Pap tests are given annually in the United States, at an average price of approximately $26 per test.
After a Pap test returns a positive result for cervical cancer, accepted protocol calls for a visual examination of the cervix using a colposcope, usually followed by a biopsy, or tissue sampling, at one or more locations on the cervix. This method looks for visual changes attributable to cancer. There are about two million colposcope examinations annually in the United States and Europe. In 2003, the average cost of a stand-alone colposcope examination in the United States was $185 and the average cost of a colposcopy with biopsy was $277.
Given this landscape, we believe that there is a material need and market opportunity for LuViva as a triage device in the developed world where LuViva represents a more cost-effective method of verifying a positive Pap test than the alternatives.
The LuViva Advanced Cervical Scan
LuViva is designed to identify cervical cancers and precancers painlessly, non-invasively and at the point of care by scanning the cervix with light, then analyzing the light reflected from the cervix. The information presented by the light would be used to indicate the likelihood of cervical cancer or precancers. Our product, in addition to detecting the structural changes attributed to cervical cancer, is also designed to detect the biochemical changes that precede the development of visual lesions. In this way, cervical cancer may be detected earlier in its development, which should increase the chances of effective treatment. In addition to the device itself, operation of LuViva requires employment of our single-use, disposable calibration and alignment cervical guide.
To date, thousands of women in multiple international clinical settings have been tested with LuViva. As a result, more than 25 papers and presentations have been published regarding LuViva in a clinical setting, including at the International Federation of Gynaecology and Obstetrics Congress in London in 2015 and at the Indonesian National Obstetrics and Gynecology (POGI) Meeting in Solo in 2016.

Internationally, we contract with country-specific or regional distributors. We believe that the international market will be significantly larger than the U.S. market due to the international demand for cervical cancer screening. We have formal distribution agreements in place covering 54 countries and plan on adding additional countries in 2017.
We have previously obtained regulatory approval to sell LuViva in Europe under our Edition 3 CE Mark. Additionally, LuViva has also obtained marketing approval from Health Canada, COFEPRIS in Mexico, Ministry of Health in Kenya and the Singapore Health Sciences Authority. We currently are seeking regulatory approval to market LuViva in the United States, but have not yet received approval from the U.S. FDA. As of March 27, 2017, we have sold 121 LuViva devices and approximately 64,000 single-use-disposable cervical guides to international distributors.
We believe our non-invasive cervical cancer detection technology can be applied to the early detection of other cancers as well. From 2008 to early 2013, we worked with Konica Minolta to explore the feasibility of adapting our microporation and biophotonic cancer detection technology to other areas of medicine and to determine potential markets for these products in anticipation of a development agreement. In February 2013, we replaced our existing agreements with Konica Minolta with a new agreement, pursuant to which, subject to the payment of a nominal license fee due upon FDA approval, Konica Minolta has granted us a five-year, world-wide, non-transferable and non-exclusive right and license to manufacture and to develop a non-invasive esophageal cancer detection product from Konica Minolta and based on our biophotonic technology platform. The license permits us to use certain related intellectual property of Konica Minolta. In return for the license, we have agreed to pay Konica Minolta a royalty for each licensed product we sell. We continue to seek new collaborative partners to further develop our biophotonic technology.
Manufacturing, Sales Marketing and Distribution
We manufacture LuViva at our Norcross, Georgia facility. Most of the components of LuViva are custom made for us by third-party manufacturers. We adhere to ISO 13485:2003 quality standards in our manufacturing processes. Our single-use cervical guides are manufactured by a vendor that specializes in injection molding of plastic medical products. On January 22, 2017, we entered into a license agreement with SMI pursuant to which we granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey).
We rely on distributors to sell our products. Distributors can be country exclusive or cover multiple countries in a region. We manage these distributors, provide them marketing materials and train them to demonstrate and operate LuViva. We seek distributors that have experience in gynecology and in introducing new technology into their assigned territories.
We have only limited experience in the production planning, quality system management, facility development, and production scaling that will be needed to bring production to increased sustained commercial levels. We will likely need to develop additional expertise in order to successfully manufacture, market, and distribute any future products.
Research, Development and Engineering
We have been engaged primarily in the research, development and testing of our LuViva non-invasive cervical cancer detection product and our core biophotonic technology. Since 2013, we have incurred about $7.2 million in research and development expenses, net of about $927,000 reimbursed through collaborative arrangements and government grants. Research and development costs were approximately $0.7 and $1.5 million in 2016 and 2015, respectively.
Since 2013, we have focused our research and development and our engineering resources almost exclusively on development of our biophotonic technology, with only limited support of other programs funded through government contracts or third party funding. Because our research and clinical development programs for other cancers are at a very early stage, substantial additional research and development and clinical trials will be necessary before we can produce commercial prototypes of other cancer detection products.
Several of the components used in LuViva currently are available from only one supplier, and substitutes for these components could not be obtained easily or would require substantial modifications to our products.
Patents
We have pursued a course of developing and acquiring patents and patent rights and licensing technology. Our success depends in large part on our ability to establish and maintain the proprietary nature of our technology through the patent process and to license from others patents and patent applications necessary to develop our products. As of December 31, 2016, we have 25 granted U.S. patents relating to our biophotonic cancer detection technology and 5 pending U.S. patent applications. We also have three granted patents that apply to our interstitial fluid analysis system.

Competition
The medical device industry in general and the markets for cervical cancer detection in particular, are intensely competitive. If successful in our product development, we will compete with other providers of cervical cancer detection and prevention products.
Current cervical cancer screening and diagnostic tests, primarily the Pap test, HPV test, and colposcopy, are well established and pervasive. Improvements and new technologies for cervical cancer detection and prevention, such as Thin-Prep from Hologic and HPV testing from Qiagen, have led to other new competitors. In addition, there are other companies attempting to develop products using forms of biophotonic technologies in cervical cancer detection, such as Spectrascience, which has a very limited U.S. FDA approval to market its device for detection of cervical cancers, but has not yet entered the market. The approval limits use of the Spectrascience device only after a colposcopy, as an adjunct. In addition to the Spectrascience device, there are other technologies that are seeking to enter the market as adjuncts to colposcopy, including devices from Dysis and Zedco. While these technologies are not direct competitors to LuViva, modifications to them or other new technologies will require us to develop devices that are more accurate, easier to use or less costly to administer so that our products have a competitive advantage.
In April 2014, the U.S. FDA approved the use of the Roche cobas HPV test as a primary screener for cervical cancer. Using a sample of cervical cells, the cobas HPV test detects DNA from 14 high-risk HPV types. The test specifically identifies HPV 16 and HPV 18, while concurrently detecting 12 other types of high-risk HPVs. This could make HPV testing a competitor to the Pap test. However, due to its lower specificity, we believe that screening with HPV will increase the number of false positive results if widely adopted.
In June 2006, the U.S. FDA approved the HPV vaccine Gardasil from drug maker Merck. Gardasil is a prophylactic HPV vaccine, meaning that it is designed to prevent the initial establishment of HPV infections. For maximum efficacy, it is recommended that girls receive the vaccine prior to becoming sexually active. Since Gardasil will not block infection with all of the HPV types that can cause cervical cancer, the vaccine should not be considered a substitute for routine Pap tests. On October 16, 2009, GlaxoSmithKline PLC was granted approval in the United States for a similar preventive HPV vaccine, known as Cervarix. Due to the limited availability and lack of 100% protection against all potentially cancer-causing strains of HPV, we believe that the vaccines will have a limited impact on the cervical cancer screening and diagnostic market for many years.
Government Regulation
The medical devices that we manufacture are subject to regulation by numerous regulatory bodies, including the CFDA and the U.S. FDA and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation program be conducted before a device receives approval for commercial distribution.

In the European Union, medical devices are required to comply with the Medical Devices Directive and obtain CE Mark certification in order to market medical devices. The CE Mark certification, granted following approval from an independent “Notified Body,” is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Devices Directives. We have maintained ISO 13485:2003 certification since 2014 and until the end of 2016, which has allowed us to issue our Edition 3 CE Mark and sell LuViva in the European Union and other markets. In order to continue marketing in those territories, we must undergo an inspection and re-file for ISO 13485:2003 and the CE Mark in 2017.

China has a regulatory regime similar to that of the European Union, but due to interaction with the U.S. regulatory regime, the CFDA also shares some similarities with its U.S. counterpart. Devices are classified by the CFDA’s Center for Medical Device Evaluation (CMDE) into three categories based on medical risk, with the level of regulatory oversight determined by degree of risk and invasiveness. CMDE’s device classifications and definitions are as follows:

●
Class I device: The safety and effectiveness of the device can be ensured through routine administration.
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Class II device: Further control is required to ensure the safety and effectiveness of the device.
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Class III device: The device is implanted into the human body; used for life support or sustenance; or poses potential risk to the human body, and thus must be strictly controlled in respect to safety and effectiveness.

Based on the above definitions and several discussions with regulatory consultants and potential partners, we believe that LuViva is most likely to be classified as a Class II device, however, this is not certain and the CFDA may determine that LuViva requires a Class III registration. Class III registrations are granted by the national CFDA office while Class I and II registrations occur at the provincial level. Typically, registration granted at the provincial level allows a medical device to be marketed in all of China’s provinces.

While Class I devices usually do not require clinical trial data from Chinese patients and Class III devices almost always do, Class II medical devices sometimes do and sometimes do not require Chinese clinical trials, and this determination may depend on the claim for the device and quality of clinical trials conducted outside of China. If clinical trials conducted in China are required, they usually are less burdensome for Class II devices than Class III devices.

CFDA labs also conduct electrical, mechanical and electromagnetic emission safety testing for medical devices similar to those required for the CE Mark. As is the case with the U.S. FDA, manufacturers in China undergo periodic inspections and must comply with international quality standards such as ISO 13485 for medical devices. As part of our agreement with SMI, SMI will underwrite the cost of securing approval of LuViva with the CFDA and is responsible for securing CFDA approval by July 2019, although we cannot be assured that SMI will successfully secure such approval without delays or conditions unacceptable to us, or at all.

In the United States, permission to distribute a new device generally can be met in one of two ways. The first process requires that a pre-market notification (510(k) Submission) be made to the U.S. FDA to demonstrate that the device is as safe and effective as, or substantially equivalent to, a legally marketed device that is not subject to premarket approval (PMA). A legally marketed device is a device that (1) was legally marketed prior to May 28, 1976, (2) has been reclassified from Class III to Class II or I, or (3) has been found to be substantially equivalent to another legally marketed device following a 510(k) Submission. The legally marketed device to which equivalence is drawn is known as the “predicate” device. Applicants must submit descriptive data and, when necessary, performance data to establish that the device is substantially equivalent to a predicate device. In some instances, data from human clinical studies must also be submitted in support of a 510(k) Submission. If so, these data must be collected in a manner that conforms with specific requirements in accordance with federal regulations. The U.S. FDA must issue an order finding substantial equivalence before commercial distribution can occur. Changes to existing devices covered by a 510(k) Submission which do not significantly affect safety or effectiveness can generally be made by us without additional 510(k) Submissions.

The second process requires that an application for premarket approval (PMA) be made to theU.S. FDA to demonstrate that the device is safe and effective for its intended use as manufactured. This approval process applies to most Class III devices, including LuViva. In this case, two steps of U.S. FDA approval are generally required before marketing in the United States can begin. First, investigational device exemption (IDE) regulations must be complied with in connection with any human clinical investigation of the device in the United States. Second, theU.S. FDA must review the PMA application, which contains, among other things, clinical information acquired under the IDE. The U.S. FDA will approve the PMA application if it finds that there is a reasonable assurance that the device is safe and effective for its intended purpose.
We completed enrollment in our U.S. FDA pivotal trial of LuViva in 2008 and after the U.S. FDA reqiested two-years of follow-up-data for patients enrolled in the study, the U.S. FDA accepted our completed PMA application on November 18, 2010, effective September 23, 2010, for substantive review. On March 7, 2011, we announced that the U.S. FDA had inspected two clinical trial sites and audited our clinical trial data base systems as part of its review process and raised no formal compliance issues. On January 20, 2012, we announced our intent to seek an independent panel review of our PMA application after receiving a “not-approvable” letter from the U.S. FDA. On November 14, 2012 we filed an amended PMA with the U.S. FDA. On September 6, 2013, we received a letter from the U.S. FDA with additional questions and met with the U.S. FDA on May 8, 2014 to discuss our response. On July 25, 2014, we announced that we had responded to the U.S. FDA’s most recent questions.
We received a “not-approvable” letter from the U.S. FDA on May 15, 2015. We had a follow up meeting with the U.S. FDA to discuss a path forward on November 30, 2015, at which we agreed to submit a detailed clinical protocol for U.S. FDA review so that additional studies can be completed. These studies will not be completed in 2017, although we intend to pursue U.S. FDA approval and start studies in 2017 once funds are available, including from this offering. We remain committed to obtaining U.S. FDA approval, but we are focused on international sales growth, where we believe the commercial opportunities are larger and the clinical need is more significant.
Based on our recent communication with the U.S. FDA, and should the maximum $5 million be raised in this offering, we intend to use up to $1.0 million of the net proceeds over the next 18-24 months to accomplish the following:

(1)
Write and submit to the U.S. FDA a new protocol for the confirmatory study
(2)
Engage regulatory counsel to assist with the approval process
(3)
Meet with the U.S. FDA if needed to finalize the protocol and identify the least burdensome regulatory pathway
(4)
Identify clinical sites for the study
(5)
Execute clinical trial agreements for qualified clinical sites
(6)
Conduct the study and analyze the results
(7)
Submit the study results and supporting information to the U.S. FDA

We estimate that approximately $200,000 of the projected $1 million will be needed to accomplish goals (1) through (4), with the majority of the costs (estimated at $800,000) occurring when we engage clinical sites, enroll patients, analyze results, and submit them to the U.S. FDA. If the amount raised in this offering results in net proceeds insufficient to conduct the actual study, we intend to use a portion of the proceeds to accomplish goals (1) through (4) and will seek additional funds later in 2017 or in 2018 to complete the study, analyze the results and submit them to the U.S. FDA, although there can be no assurance that such funds will be readily available when needed.
The process of obtaining clearance to market products is costly and time-consuming in virtually all of the major markets in which we sell, or expect to sell, our products and may delay the marketing and sale of our products. Countries around the world have recently adopted more stringent regulatory requirements, which are expected to add to the delays and uncertainties associated with new product releases, as well as the clinical and regulatory costs of supporting those releases. No assurance can be given that our products will be approved on a timely basis in any particular jurisdiction, if at all. In addition, regulations regarding the development, manufacture and sale of medical devices are subject to future change. We cannot predict what impact, if any, those changes might have on our business. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.
Noncompliance with applicable requirements can result in import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals or clearances, recall or seizure of products, operating restrictions, denial of export applications, governmental prohibitions on entering into supply contracts, and criminal prosecution. Failure to obtain regulatory approvals or the restriction, suspension or revocation of regulatory approvals or clearances, as well as any other failure to comply with regulatory requirements, would have a material adverse effect on our business, financial condition and results of operations.
Regulatory approvals and clearances, if granted, may include significant labeling limitations and limitations on the indicated uses for which the product may be marketed. In addition, to obtain regulatory approvals and clearances, the U.S. FDA and some foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. U.S. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Any products we manufacture or distribute under U.S. FDA clearances or approvals are subject to pervasive and continuing regulation by theU.S. FDA. The U.S. FDA also requires us to provide it with information on death and serious injuries alleged to have been associated with the use of our products, as well as any malfunctions that would likely cause or contribute to death or serious injury.
The U.S. FDA requires us to register as a medical device manufacturer and list our products. We are also subject to inspections by the U.S. FDA and state agencies acting under contract with the U.S. FDA to confirm compliance with good manufacturing practice. These regulations require that we manufacture our products and maintain documents in a prescribed manner with respect to manufacturing, testing, quality assurance and quality control activities. The U.S. FDA also has promulgated final regulatory changes to these regulations that require, among other things, design controls and maintenance of service records. These changes will increase the cost of complying with good manufacturing practice requirements.
Distributors of medical devices may also be required to comply with other foreign regulatory agencies, and we or our distributors currently have marketing approval for LuViva from Health Canada, COFEPRIS in Mexico, the Ministry of Health in Kenya, and the Singapore Health Sciences Authority. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in China or the United States, and requirements for those approvals may differ from those required by the CFDA or the U.S. FDA.
We are also subject to a variety of other controls that affect our business. Labeling and promotional activities are subject to scrutiny by the U.S. FDA and, in some instances, by the U.S. Federal Trade Commission. The U.S. FDA actively enforces regulations prohibiting marketing of products for unapproved users. We are also subject, as are our products, to a variety of state and local laws and regulations in those states and localities where our products are or will be marketed. Any applicable state or local regulations may hinder our ability to market our products in those regions. Manufacturers are also subject to numerous federal, state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with these laws and regulations now or in the future. These laws or regulations may have a material adverse effect on our ability to do business.

Although our marketing and distribution partners around the world assist in the regulatory approval process, ultimately we are responsible for obtaining and maintaining regulatory approvals for our products. The inability or failure to comply with the varying regulations or the imposition of new regulations would materially adversely affect our business, financial condition and results of operations.
Employees and Consultants
As of December 31, 2016, we had ten regular employees and three consultants to provide services to us on a full- or part-time basis. Of the 13 people employed or engaged by us, 3 are engaged in engineering, manufacturing and development, 3 are engaged in sales and marketing activities, 3 are engaged in clinical testing and regulatory affairs, 1 is engaged in research and development activities, and 3 are engaged in administration and accounting. No employees are covered by collective bargaining agreements, and we believe we maintain good relations with our employees.
Our ability to operate successfully and manage our potential future growth depends in significant part upon the continued service of key scientific, technical, managerial and finance personnel, and our ability to attract and retain additional highly qualified personnel in these fields. Two of these key employees have an employment contract with us; none are covered by key person or similar insurance. In addition, if we are able to successfully develop and commercialize our products, we likely will need to hire additional scientific, technical, marketing, managerial and finance personnel. We face intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers. The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operations.
Corporate History
We are a Delaware corporation, originally incorporated in 1992 under the name “SpectRx, Inc.,” and, on February 22, 2008, changed our name to Guided Therapeutics, Inc. At the same time, we renamed our wholly owned subsidiary, InterScan, which originally had been incorporated as “Guided Therapeutics.”
PROPERTIES
Our corporate offices, which also comprise our administrative, research and development, marketing and production facilities, are located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, where we lease approximately 23,000 square feet under a lease that expires in June 2017.
LEGAL PROCEEDINGS
We are subject to claims and legal actions that arise in the ordinary course of business. However, we are not currently subject to any claims or actions that we believe would have a material adverse effect on our financial position or results of operations.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Our common stock is dually quoted on the OTC Bulletin Board (OTCBB) and the OTCQB quotation systems under the ticker symbol “GTHP.” The number of record holders of our common stock at March 27, 2017 was 210.
A 1:800 reverse stock split of all of our issued and outstanding common stock was implemented on November 7, 2016. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock was converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change.
The high and low sales prices for the first quarter of 2017 and calendar years 2016 and 2015, as reported by the OTCBB, are as set forth in the following table. All share prices reflect the 1:800 reverse stock split.
	2017		2016		2015
	High	Low	High	Low	High	Low
First Quarter*	$2.13	$0.31	$1,352.00	$85.60	$18,400.00	$11,200.00
Second Quarter			$140.00	$3.28	$20,000.00	$6,400.00
Third Quarter			$7.84	$0.80	$9,600.00	$4,000.00
Fourth Quarter			$1.35	$0.02	$4,800.00	$800.00
*Through March 27, 2017.

Dividend Policy
We have not paid any common-stock dividends since our inception and do not intend to pay any dividends in the foreseeable future.
Securities Authorized for Issuance Under Equity Compensation Plans
All the securities we have provided our employees, directors and consultants have been issued under our stock option plans, which are approved by our stockholders. We have issued common stock to other individuals that are not employees or directors, in lieu of cash payments, that are not part of any plan approved by our stockholders.
Securities authorized for issuance under equity compensation plans, as of March 27, 2017:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	125	$ 37,920	–
Equity compensation plans not approved by security holders	–	–	–
TOTAL	125	$ 37,920	–

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with our financial statements and notes thereto accompanying this prospectus.
Overview
We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the sales and marketing of our LuViva® Advanced Cervical Scan non-invasive cervical cancer detection device. The underlying technology of LuViva primarily relates to the use of biophotonics for the non-invasive detection of cancers. LuViva is designed to identify cervical cancers and precancers painlessly, non-invasively and at the point of care by scanning the cervix with light, then analyzing the reflected and fluorescent light.
LuViva provides a less invasive and painless alternative to conventional tests for cervical cancer screening and detection. Additionally, LuViva improves patient well-being not only because it eliminates pain, but also because it is convenient to use and provides rapid results at the point of care. We focus on two primary applications for LuViva: first, as a cancer screening tool in the developing world, where infrastructure to support traditional cancer-screening methods is limited or non-existent, and second, as a triage following traditional screening in the developed world, where a high number of false positive results cause a high rate of unnecessary and ultimately costly follow-up tests.
We are a Delaware corporation, originally incorporated in 1992 under the name “SpectRx, Inc.,” and, on February 22, 2008, changed our name to Guided Therapeutics, Inc. At the same time, we renamed our wholly owned subsidiary, InterScan, which originally had been incorporated as “Guided Therapeutics.”
Since our inception, we have raised capital through the public and private sale of debt and equity, funding from collaborative arrangements, and grants.
Our prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. We have experienced operating losses since our inception and, as of December 31, 2016 we have an accumulated deficit of approximately $127.6 million. To date, we have engaged primarily in research and development efforts and the early stages of marketing our products. We do not have significant experience in manufacturing, marketing or selling our products. We may not be successful in growing sales for our products. Moreover, required regulatory clearances or approvals may not be obtained in a timely manner, or at all. Our products may not ever gain market acceptance and we may not ever generate significant revenues or achieve profitability. The development and commercialization of our products requires substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We expect our operating losses to continue through at least the end of 2017 as we continue to expend substantial resources to complete commercialization of our products, obtain regulatory clearances or approvals, build our marketing, sales, manufacturing and finance capabilities, and conduct further research and development.
Our product revenues to date have been limited. In 2016, the majority of our revenues were from the sale of LuViva devices and disposables, as well as some revenue from grants from the NIH and licensing agreement fees received. We expect that the majority of our revenue in 2017 will be derived from revenue from the sale of LuViva devices and disposables.
Current Demand for LuViva
Our view of current demand for our products is based on information provided by customers, and leads us to anticipate purchase orders for approximately $3 million to $4 million in LuViva devices and disposables in 2017. Based on those anticipated purchase orders, we expect actual sales of $750,000 to $1 million in 2017. We cannot be assured that we will generate all or any of these additional purchase orders, or that existing orders will not be canceled by the customers, or that parts to build product will be available in a timely manner to meet demand, such that existing orders will result in actual sales. Because we have a short history of sales of our products, we cannot confidently predict future sales of our products beyond this time frame, and cannot be assured of any particular amount of sales. Accordingly, we have not identified any particular trends with regard to sales of our products.

We currently have several upcoming milestones on which we are working actively and that we believe we can execute on in the near term. We are shipping five units to our Chinese distributor so that it can initiate the work on generating clinical data for CFDA approval. Domestically, we plan to initiate work on generating additional data for our U.S. FDA submission upon completion of this financing. We are also working with our distributor for Russia to aid it in the regulatory process there. We also expect to finalize negotiations with an experienced health care distributor for India in the near term.
Recent Developments

Convertible Promissory Note. On February 13, 2017, we entered into a securities purchase agreement with Auctus Fund, LLC for the issuance and sale to Auctus of $170,000 in aggregate principal amount of a 12% convertible promissory note for an aggregate purchase price of $156,400 (representing a $13,600 original issue discount). On February 13, 2017, we issued the note to Auctus. Pursuant to the purchase agreement, we also issued to Auctus a warrant exercisable to purchase an aggregate of 200,000 shares of our common stock. The warrant is exercisable at any time, at an exercise price per share equal to $0.77 (110% of the closing price of the common stock on the day prior to issuance), subject to certain customary adjustments and price-protection provisions contained in the warrant. The warrant has a five-year term. The note matures nine months from the date of issuance and, in addition to the original issue discount, accrues interest at a rate of 12% per year. We may prepay the note, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance to 180 days from issuance. After six months from the date of issuance, Auctus may convert the note, at any time, in whole or in part, into shares of our common stock, at a conversion price equal to the lower of the price offered in our next public offering or a 40% discount to the average of the two lowest trading prices of the common stock during the 20 trading days prior to the conversion, subject to certain customary adjustments and price-protection provisions contained in the note. The note includes customary events of default provisions and a default interest rate of 24% per year. Upon the occurrence of an event of default, Auctus may require us to redeem the note (or convert it into shares of common stock) at 150% of the outstanding principal balance plus accrued and unpaid interest. In connection with the transaction, we agreed to reimburse Auctus for $30,000 in legal and diligence fees, of which we paid $10,000 in cash and $20,000 in restricted shares of common stock, valued at $0.40 per share (a 42.86% discount to the closing price of the common stock on the day prior to issuance).

SMI License Agreement. On January 22, 2017, we entered into a license agreement with SMI, pursuant to which we granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey) and exclusive distribution rights in the Peoples Republic of China, Macau, Hong Kong and Taiwan. In exchange for the license, SMI will pay a $1.0 million licensing fee, payable in five installments through October 2017, underwrite the cost of securing approval of LuViva with the Chinese Food and Drug Administration, or CFDA, and, once it obtains CFDA approval, pay $1.90 royalty on each disposable sold in the territories by purchasing directly from us a Controlled Programmable Chip (CPC), necessary for the operation of disposable unit. Pursuant to the SMI agreement, SMI must become capable of manufacturing LuViva in accordance with ISO 13485 for medical devices by the second anniversary of the SMI agreement, and achieve CFDA approval by July 22, 2019, or else forfeit the license. During 2017, SMI must purchase no fewer than ten devices at $13,000 each (with up to four devices pushed to 2018 if there is a delay in obtaining approval from the CFDA). In the three full calendar yearsfollowing CFDA approval, SMI must sell a minimum of 3,500 devices (500 in the first year, 1,000 in the second, and 2,000 in the third), and purchase a minimum of 25,200,000 CPCs from us. If SMI is able to meet these minimums or otherwise agrees to make up the difference between payments for CPC orders and the minimum payments to GTI (i.e., “pay to play”), this would result in revenues of $47,880,000 to us over the three-year period. Otherwise, SMI would forfeit the license. In any event, we cannot be assured that SMI will be able to secure CFDA approval or meet its minimum sales targets, or agree to make up the difference to preserve their license, and therefore we cannot be assured of any such revenue. As manufacturer of the devices and disposables, SMI will be obligated to sell each to us at costs no higher than our current costs. As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, we agreed to issue $1.0 million in shares of our common stock to SMI, in five installments through October 2017, at a price per share equal to the lesser of the average closing price for the five days prior to issuance and $1.25. On March 28, 2017, we amended the license agreement via a letter agreement to limit SMI’s beneficial ownership of our common stock on any given date to no more than 4.99% of our then-outstanding common stock. In connection with the letter agreement, we agreed to issue to SMI three warrants, each exercisable for 15,000 shares of our common stock, to be issued in conjunction with the next three cash payments by SMI under the license agreement. Each warrant will be immediately exercisable (subject to the beneficial ownership limitation), have an exercise price equal to the lesser of the closing price per share of our common stock for the average of five consecutive days preceding the payment by SMI and $1.25 per share, and have a term of five years.

In order to facilitate the SMI agreement, immediately prior to its execution we entered into an agreement with Shenghuo Medical, LLC, regarding our previous license to Shenghuo (see “—Liquidity and Capital Resources”). Under the terms of the new agreement, Shenghuo agreed to relinquish its manufacturing license and its distribution rights in SMI’s territories, and to waive its rights under the original Shenghuo agreement, all for as long as SMI performs under the SMI agreement. As consideration, we have agreed to split with Shenghuo the licensing fees and net royalties from SMI that we will receive under the SMI agreement. Should the SMI agreement be terminated, we have agreed to re-issue the original license to Shenghuo under the original terms. Our COO and director, Mark Faupel, is a shareholder of Shenghuo, and another director, Richard Blumberg, is a managing member of Shenghuo.

Critical Accounting Policies
Our material accounting policies, which we believe are the most critical to an investors understanding of our financial results and condition, are discussed below. Because we are still early in our enterprise development, the number of these policies requiring explanation is limited. As we begin to generate increased revenue from different sources, we expect that the number of applicable policies and complexity of the judgments required will increase.
Revenue Recognition: We recognize revenue from contracts on a straight line basis, over the terms of the contract. We recognize revenue from grants based on the grant agreement, at the time the expenses are incurred. Revenue from the sale of the Company’s products is recognized upon shipment of such products to its customers.

Valuation of Deferred Taxes: We account for income taxes in accordance with the liability method. Under the liability method, we recognize deferred assets and liabilities based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. We establish a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be utilized against future taxable income.
Valuation of Equity Instruments Granted to Employee, Service Providers and Investors: On the date of issuance, the instruments are recorded at their fair value as determined using either the Black-Scholes valuation model or Monte Carlo Simulation model. See Note 4 to the consolidated financial statements accompanying this report for the assumptions used in the Black-Scholes valuation.
Allowance for Accounts Receivable: We estimate losses from the inability of our customers to make required payments and periodically review the payment history of each of our customers, as well as their financial condition, and revise our reserves as a result.
Inventory Valuation: All inventories are stated at lower of cost or market, with cost determined substantially on a “first-in, first-out” basis. Selling, general, and administrative expenses are not inventoried, but are charged to expense when purchased.
Reverse Stock Split:  A 1:800 reverse stock split of all of our issued and outstanding common stock was implemented on November 7, 2016. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock was converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change. The reverse stock split decreased our issued and outstanding shares of common stock from 453,694,400 shares of common stock to 570,707 shares as of that date. Unless otherwise specified, all per share amounts are reported on a post-stock split basis, as of December 31, 2016. On February 24, 2016, the Company had also implemented a 1:100 reverse stock split of its issued and outstanding common stock.
Results of Operations
Comparison of 2016 and 2015

Sales Revenue, Cost of Sales and Gross Loss from Devices and Disposables: Revenues from the sale of LuViva devices for 2016 and 2015 were approximately $605,000 and $564,000, respectively. Revenues in 2016 were approximately, $41,000 or 7% higher when compared to the same period in 2015, due to increased sales in new territories. Related costs of sales and valuation allowances on the net realizable values were approximately $493,000 and $537,000 in 2016 and 2015, respectively. Costs of sales in 2016, were approximately, $44,000 or 8% lower when compared to the same period in 2015, due to reduction in material costs. This resulted in a gross profit of approximately $112,000 on the sales of devices and disposables for 2016 compared with a gross profit of approximately $27,000 for 2015.

Research and Development Expenses: Research and development expenses for 2016, decreased to approximately $733,000, from approximately $1,477,000 in 2015. The decrease of $744,000, or 50%, was primarily due to reduction in research and development payroll expenses.

Sales and Marketing Expenses: Sales and marketing expenses for 2016, decreased to approximately $393,000, compared to $718,000 in 2015. The decrease, of approximately $325,000, or 45% was primarily due to Company-wide expense reduction and cost savings efforts.

General and Administrative Expense: General and administrative expenses for 2016, decreased to approximately $2,806,000, compared to $4,101,000 for the same period in 2015. The decrease of approximately $1,295,000, or 32%, was primarily related to lower compensation and option expenses incurred during the same period.

Other Income: Other income was approximately $68,000 in 2016, compared to $74,000 in 2015.

Interest Expense: Interest expense for 2016 increased to approximately $1,895,000, compared to $1,317,000 for the same period in 2015. The increase of approximately $578,000, or 44%, was primarily related to amortization expense of debt issuance cost and penalty on event default of convertible debt that were higher than the same period in 2015.

Fair Value of Warrants Expense: Fair value of warrants recovery for 2016, increased to approximately $1,677,000 compared to $568,000 for the same period in 2015. The increase of approximately $1,109,000, or 195% was primarily due to the significant changes in warrant conversion prices, in the fiscal year ended December 31, 2015.

Net Loss: Net loss attributable to common stockholders deceased to approximately $4,995,000, or $24.62 per share, in 2016, from $9,503,000, or $5,939.38 per share, in 2015. The decrease in the net loss of $4,508,000, or 47% was for reasons outlined above.

There was no income tax benefit recorded for 2016 or 2015, due to recurring net operating losses.

Liquidity and Capital Resources

Since our inception, we have raised capital through the public and private sale of debt and equity, funding from collaborative arrangements, and grants. At December 31, 2016, we had cash of approximately $14,000 and a negative working capital of approximately $8.3 million.

Our major cash flows for the year ended December 31, 2016 consisted of cash out-flows of $1.8 million from operations, including approximately $4.0 million of net loss, and a net change from financing activities of $1.8 million, which primarily represented the proceeds received from issuance of common stock and warrants, proceeds from debt financing, as well as exercise of outstanding warrants and options.

On March 16, 2015 and March 19, 2015, we entered into subscription agreements with certain accredited investors, pursuant to which we agreed to sell an aggregate of 50 shares of our common stock and three-year warrants to purchase an additional 25 shares with an exercise price per share of $20,400, for an aggregate purchase price of $720,000.

On June 29, 2015, we entered into a securities purchase agreement with certain accredited investors (including John Imhoff and Mark Faupel, two of our directors), amended on September 3, 2015, for the issuance and sale of shares of an aggregate of 7,903 shares of our Series C preferred stock, at a purchase price of $750per share and an initial conversion price of $76.00 per share, and five-year warrants exercisable to purchase an aggregate of approximately 156,000 shares of our common stock at an initial exercise price of $76.00 per share, subject to certain customary adjustments and anti-dilution provisions.

On February 11, 2016, we consented to an assignment of our outstanding secured promissory note to two accredited investors, Aquarius Opportunity Fund and GPB Debt Holdings II LLC. In connection with the assignment, the holders waived an ongoing event of default under the notes related to our minimum market capitalization, and agreed to eliminate the requirement going forward. On March 7, 2016, we further amended the notes to eliminate the volume limitations on sales of common stock issued or issuable upon conversion of the notes. GPB subsequently sold the note to GHS.

On February 11, 2016, we entered into a securities purchase agreement with GPB Debt Holdings II LLC for the issuance and sale on February 12, 2016 of $1.4375 million in aggregate principal amount of a senior secured convertible note for an aggregate purchase price of $1.15 million (a 20% original issue discount). The note matures on the second anniversary of issuance and, in addition to the 20% original issue discount, accrues interest at a rate of 17% per year. Subject to certain restrictions, it is convertible at any time, in whole or in part, at the holderís option, into shares of our common stock, at an initial conversion price equal to $640.00 per share, subject to certain customary adjustments and anti-dilution provisions. In addition, the investor received a five-year warrant exercisable to purchase an aggregate of approximately 2,247 shares of our common stock with an initial exercise price of $640.00 per share, subject to certain customary adjustments and anti-dilution provisions. As of March 27, 2017, as a result of the operation of the anti-dilution provisions, the conversion price of the note and the exercise price of the warrants were $0.2639 per share. On March 18, 2016, our placement agent received a warrant with similar terms exercisable for 108 shares. In connection with the transaction, on February 12, 2016, we and the investor entered into a four-year consulting agreement, pursuant to which the investor will provide management consulting services to us in exchange for a royalty payment, payable quarterly, equal to 3.5% of our revenues from the sale of products.

On February 24, 2016, we implemented a 1:100 reverse stock split of all of our issued and outstanding common stock. As a result of the reverse stock split, every 100 shares of issued and outstanding common stock was converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change.

Between April 27, 2016 and May 3, 2016, we entered into various agreements with certain holders of our Series C preferred stock, including John Imhoff and Mark Faupel, two of our directors, pursuant to which those holders separately agreed to exchange each share of Series C preferred stock held for 2.25 shares of our newly created Series C1 preferred stock and 12 shares of our common stock. In connection with these exchanges, each holder also agreed to exchange the $1,000 stated value per share of the holderís shares of Series C1 preferred stock for new securities that we separately issue in the next qualifying financing we undertake on a dollar-for-dollar basis. In total, for 1,916 shares of Series C preferred stock surrendered, we issued 4,311 shares of Series C1 preferred stock and 22,996 shares of common stock. The Series C1 preferred stock has terms that are substantially the same as the Series C preferred stock, except that the Series C1 preferred stock does not pay dividends (unless and to the extent declared on the common stock) or at-the-market “make-whole payments.” Separately, on April 27, 2016, we entered into a rollover and amendment agreement with a prior holder of Series C preferred stock, Aquarius Opportunity Fund, pursuant to which Aquarius agreed to exchange any shares of Series C preferred stock (stated value plus make-whole dividend), as well as any remaining principal and accrued interest on our secured promissory note Aquarius holds, for new securities that we issue in our next financing, all on a dollar-for-dollar basis, as long as the next financing involves at least $1 million in cash from investors unaffiliated with Aquarius. Aquarius sold all of its sharesof Series C preferred stock and its portion of our secured promissory note to GHS. Aquarius also agreed to return to us for cancelation warrants exercisable for 903 shares of our common stock that it held. Except in the event of an additional $50,000 cash investment by Aquarius in the qualifying financing, Aquarius has agreed to execute a customary “lockup” agreement in connection with the financing. Finally, Aquarius, as the holder of a majority of the outstanding Series C preferred stock, agreed to amend the Series C stock purchase agreement to eliminate any participation rights held by the Series C shareholders and to waive operation of certain anti-dilution provisions of the Series C that would otherwise have been triggered.

On May 4, 2016, May 26, 2016, and June 22, 2016, Aquarius Opportunity Fund advanced us a total of $107,500 for 2% simple interest notes due the earlier of December 31, 2016 or consummation of our next public offering. Also on May 26, 2016, GPB Debt Holdings II LLC, holder of our outstanding senior secured convertible note, advanced as an additional $87,500, on the same terms as their note. We intend to offer Aquarius the opportunity to participate in our next public offering at least up to the extent of the outstanding principal and interest on its cash advances, by extinguishing all or a portion of the debt on a dollar-for-dollar basis.

On June 5, 2016, we entered into a license agreement with Shenghuo Medical, LLC pursuant to which we granted Shenghuo an exclusive license to manufacture, sell and distribute LuViva in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam. Shenghuo was already our exclusive distributor in China, Macau and Hong Kong, and the license extended to manufacturing in those countries as well. Under the terms of the license agreement, once Shenghuo was capable of manufacturing LuViva in accordance with ISO 13485 for medical devices, Shenghuo would pay us a royalty equal to $2.00 or 20% of the distributor price (subject to a discount under certain circumstances), whichever is higher, per disposable distributed within Shenghuoís exclusive territories. In connection with the license grant, Shenghuo would underwrite the cost of securing approval of LuViva with Chinese Food and Drug Administration. At its option, Shenghuo also would provide up to $1.0 million in furtherance of our efforts to secure regulatory approval for LuViva from the U.S. Food and Drug Administration, or U.S. FDA, in exchange for the right to receive payments equal to 2% of our future sales in the United States, up to an aggregate of $4.0 million. Pursuant to the license agreement, Shenghuo had the option to have a designee appointed to our board of directors (and Richard Blumberg is that designee). As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, on March 24, 2017 we issued a $300,000 convertible note to Shenghuo, in exchange for Shenghuoís June 2016 aggregate cash investment of $200,000. The unsecured note accrues interest at 20% per year, compounded annually, from January 1, 2017 until repayment, and is convertible into shares of our common stock at a conversion price per share of $13.92, subject to customary anti-dilution adjustment. We also issued Shenghuo a five-year warrant exercisable immediately for 17,239 shares of common stock at an exercise price equal to the conversion price of the note, subject to customary anti-dilution adjustment. On January 22, 2017, we entered intoa license agreement with SMI, pursuant to which we granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey) and exclusive distribution rights in the Peoples Republic of China, Macau, Hong Kong and Taiwan. In order to facilitate the SMI agreement, immediately prior to its execution we entered into an agreement with Shenghuo, regarding the previous license to Shenghuo. Under the terms of the new agreement, Shenghuo agreed to relinquish its manufacturing license and its distribution rights in SMIís territories, and to waive its rights under the original Shenghuo agreement, all for as long as SMI performs under the SMI agreement. See “óRecent Developments.”

Between June 13, 2016 and June 14, 2016, we entered into various agreements with holders of certain warrants (including John Imhoff, one of our directors) originally issued in May 2013, and with GPB Debt Holdings II LLC, holder of a warrant issued February 12, 2016, pursuant to which each holder separately agreed to exchange warrants for either (1) shares of common stock equal to 166% of the number of shares of common stock underlying the surrendered warrants, or (2) new warrants exercisable for 200% of the number of shares underlying the surrendered warrants, but without certain anti-dilution protections included with the surrendered warrants. As a result of the exchanges, we effectively eliminate any potential exponential increase in the number of underlying shares issuable upon exercise of our outstanding warrants. In total, for surrendered warrants then-exercisable for an aggregate of 1,814,598 shares of common stock (but subject to exponential increase upon operation of certain anti-dilution provisions), we issued or are obligated to issue 16,898 shares of common stock and new warrants that, if exercised as of June 14, 2016, would have been exercisable for an aggregate of 3,608,835 shares of common stock. In certain circumstances, in lieu of presently issuing all of the shares (for each holder that opted for shares of common stock), we and the holder further agreed that we will, subject to the terms and conditions set forth in the applicable warrant exchange agreement, from time to time, be obligated to issue the remaining shares to the holder. No additional consideration will be payable in connection with the issuance of the remaining shares. The holders that elected to receive shares for their surrendered warrants have agreed that they will not sell shares on any trading day in an amount, in the aggregate, exceeding 20% of the composite aggregate trading volume of the common stock for that trading day. The holders that elected to receive new warrants will be required to surrender their old warrants upon consummation of our next public offering. The new warrants will have an initial exercise price equal to the exercise price of the surrendered warrants as of immediately prior to consummation of the offering, subject to customary “downside price protection” for as long as our common stock is not listed on a national securities exchange, and will expire five years from the date of issuance.

On September 6, 2016, we entered into a royalty agreement with one of our directors, John Imhoff, and another stockholder, Dolores Maloof, pursuant to which we sold to them a royalty of future sales of single-use cervical guides for LuViva. Under the terms of the royalty agreement, and for consideration of $50,000, we will pay them an aggregate perpetual royalty initially equal to $0.10, and from and after October 2, 2016, equal to $0.20, for each disposable that we sell (or that is sold by a third party pursuant to a licensing arrangement with us).

On November 2, 2016, we entered into a lockup and exchange agreement with GHS Investments, LLC, holder of approximately $221,000 in outstanding principal amount of our secured promissory note and all of the outstanding shares of our Series C preferred stock. Pursuant to the agreement, upon the effectiveness of the 1:800 reverse stock split and continuing for 45 days after, GHS and its affiliates were prohibited from converting any portion of the secured promissory note or any of the shares of Series C preferred stock or selling any of our securities that they beneficially owned. We agreed that, upon consummation of our next financing, we would use $260,000 of net cash proceeds first, to repay GHSís portion of the secured promissory note and second, with any remaining amount from the $260,000, to repurchase a portion of GHSís shares of Series C preferred stock. In addition, GHS has agreed to exchange the stated value per share (plus any accrued but unpaid dividends) of its remaining shares of Series C preferred stock for new securities of the same type that we separately issue in the next qualifying financing we undertake, on a dollar-for-dollar basis in a private placement exchange.

A 1:800 reverse stock split of all of our issued and outstanding common stock was implemented on November 7, 2016. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock was converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change.

On December 7, 2016, we entered into an exchange agreement with GPB Debt Holdings II LLC with regard to the $1,525,000 in outstanding principal amount of senior secured convertible note originally issued to GPB on February 11, 2016, and the $306,863 in outstanding principal amount of our secured promissory note that GPB holds. Pursuant to the exchange agreement, upon completion of the next financing resulting in at least $1 million in cash proceeds, GPB will exchange both securities for a new convertible note in principal amount of $1,831,863. The new convertible note will mature on February 12, 2018 and will accrue interest at a rate of 19% per year. We will pay monthly interest coupons and, beginning one year after issuance, will pay amortized quarterly principal payments. Subject to resale restrictions under Federal securities laws and the availability of sufficient authorized but unissued shares of our common stock, the new convertible note will be convertible at any time, in whole or in part, at the holderís option, into shares of our common stock, at a conversion price equal to the price offered in the qualifying financing that triggers the exchange, subject to certain customary adjustments and anti-dilution provisions contained in the new convertible note. The new convertible note will include customary event of default provisions and a default interest rate of the lesser of 21% or the maximum amount permitted by law. Upon the occurrence of an event of default, GPB will be entitled to require us to redeem the newconvertible note at 120% of the outstanding principal balance. The new convertible note will be secured by a lien on all of our assets, including our intellectual property, pursuant to the security agreement entered into by us and GPB in connection with the issuance of the original senior secured convertible note. As an inducement to GPB to enter into these transactions, we agreed to increase the royalty payable to GPB pursuant to its consulting agreement with us from 3.5% to 3.85% of revenues from the sales of our products.

On December 28, 2016, we entered into a securities purchase agreement with RedDiamond Partners LLC for the issuance and sale to RedDiamond of up to $330,000 in aggregate principal amount of 10% original issuance discount convertible promissory notes, for an aggregate purchase price of $300,000. On that date, we issued to RedDiamond a note in the principal amount of $222,000, for a purchase price of $200,000. At our option, at any time within 60 days from that issuance, we may issue another note in the principal amount of $110,000, for a purchase price of $100,000, subject to customary conditions contained in the purchase agreement. The notes mature six months from their date of issuance and, in addition to the 10% original issue discount,accrue interest at a rate of 10% per year. We may prepay the notes, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance until immediately prior to the maturity date. After six months from the date of issuance (i.e., if we fail to repay all principal and interest due under the notes at the maturity date), RedDiamond may convert the notes, at any time, in whole or in part, into shares of our common stock, at a conversion price equal to 60% of the lowest volume weighted average price of our common stock during the 20 trading days prior to conversion, subject to certain customary adjustments and anti-dilution provisions contained in the notes.

See “óRecent Developments” for information regarding capital-raising activities since December 31, 2016.

We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements, as soon as possible. We cannot be certain that our existing and available capital resources will be sufficient to satisfy our funding requirements through the second quarter of 2017. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including loans.

Generally, substantial capital will be required to develop our products, including completing product testing and clinical trials, obtaining all required U.S. and foreign regulatory approvals and clearances, and commencing and scaling up manufacturing and marketing our products. Any failure to obtain capital would have a material adverse effect on our business, financial condition and results of operations. Our view of current demand for our products is based on information provided by customers, and leads us to anticipate purchase orders for approximately $3 million to $4 million in LuViva devices and disposables in 2017. Based on those anticipated purchase orders, we expect actual sales of $750,000 to $1 million in 2017. We cannot be assured that we will generate all or any of these additional purchase orders, orthat existing orders will not be canceled by the customers, or that parts to build product will be available in a timely manner to meet demand, such that existing orders will result in actual sales. Because we have a short history of sales of our products, we cannot confidently predict future sales of our products beyond this time frame, and cannot be assured of any particular amount of sales. Accordingly, we have not identified any particular trends with regard to sales of our products. We currently do not have cash on hand sufficient to build the inventory required to fill these orders, and material delays in product deliveries could result in canceled orders.

Our financial statements have been prepared and presented on a basis assuming we will continue as a going concern. The above factors raise substantial doubt about our ability to continue as a going concern, as more fully discussed in Note 1 to the consolidated financial statements contained herein and in the report of our independent registered public accounting firm accompanying our financial statements contained in our annual report on Form 10-K for the year ended December 31, 2016.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements, no special purpose entities, and no activities that include non-exchange-traded contracts accounted for at fair value.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of our board of directors. The following table lists information about our directors and executive officers as of March 27, 2017:
Name	Age	Position with Guided Therapeutics
Gene S. Cartwright, Ph.D.	62	Chief Executive Officer, President, Acting Chief Financial Officer and Director
Mark Faupel, Ph.D.	61	Chief Operating Officer and Director
Richard L. Fowler	60	Senior Vice President of Engineering
Richard P. Blumberg	60	Director
John E. Imhoff, M.D.	67	Director
Michael C. James	58	Chairman and Director

Except as set forth below, all of the executive officers have been associated with us in their present or other capacities for more than the past five years. Officers are elected annually by the board of directors and serve at the discretion of the board. There are no family relationships among any of our executive officers and directors.
Gene S. Cartwright, Ph.D. joined us in January 2014 as the President, Chief Executive Officer and Acting Chief Financial Officer. He was elected as a director on January 31, 2014. His most recent position was with Omnyx, LLC, a Joint Venture between GE Healthcare and the University of Pittsburgh Medical Center, where, as CEO for over four years he founded and managed the successful development of products for the field of Digital Pathology. Prior to his work with Omnyx, LLC, he was President of Molecular Diagnostics for GE Healthcare. Prior to GE, Dr. Cartwright was Divisional Vice President/General Manager for Abbott Diagnostics’ Molecular Diagnostics business. In his 24 year career at Abbott, he also served as Divisional Vice President for U.S. Marketing for five years. He received a Masters of Management degree from Northwestern’s Kellogg School of Management and also holds a Ph.D. in chemistry from Stanford University and an AB from Dartmouth College.
Dr. Cartwright brings over 30 years of experience working in the IVD diagnostics industry. He has great experience in the diagnostics market both in the development and introduction of new diagnostics technologies, as well as extensive successful commercial experience with global businesses. With his background and experience, Dr. Cartwright, as President and Chief Executive Officer, as well as Acting Chief Financial Officer, works with and advises the board as to how we can successfully market and build LuViva international sales.
Mark Faupel, Ph.D., rejoined us as Chief Operating Officer and director on December 8, 2016. He previously served on our board of directors through 2013 and has more than 30 years of experience in developing non-invasive alternatives to surgical biopsies and blood tests, especially in the area of cancer screening and diagnostics. Dr. Faupel was one of our co-founders and also served as our Chief Executive Officer from May 2007 through 2013. Prior thereto was our Chief Technical Officer from April 2001 to May 2007. Dr. Faupel has served as a National Institutes of Health reviewer, is the inventor on 26 U.S. patents and has authored numerous scientific publications and presentations, appearing in such peer-reviewed journals as The Lancet. Dr. Faupel earned his Ph.D. in neuroanatomy and physiology from the University of Georgia. Dr. Faupel is also a shareholder of Shenghuo Medical, LLC. See Item 13, Certain Relationships and Related Transactions and Director Independence.
Rick Fowler, Senior Vice President of Engineering is an accomplished Executive with significant experience in the management of businesses that sell, market, produce and develop sophisticated medical devices and instrumentation. Mr. Fowler’s 25 plus years of experience includes assembling and managing teams, leading businesses and negotiating contracts, conducting litigation, and developing ISO, CE, FDA QSR, GMP and GCP compliant processes and products. He is adept at providing product life cycle management through effective process definition and communication - from requirements gathering, R&D feasibility, product development, product launch, production startup and support. Mr. Fowler combines outstanding analytical, out-of-the-box, and strategic thinking with strong leadership, technical, and communication skills and he excels in dynamic, demanding environments while remaining pragmatic and focused. He is able to deliver high risk projects on time and under budget as well as enhance operational effectiveness through outstanding cross-functional team leadership (R&D, marketing, product development, operations, quality assurance, sales, service, and finance). In addition, Mr. Fowler is well versed in global medical device regulatory and product compliance requirements.

Richard P. Blumberg was appointed to the Board of Directors on November 10, 2016. Mr. Blumberg has been a long-time investor in the Company. Since 1978, Mr. Blumberg has been a Principal at Webster, Mrak & Blumberg, a medical-legal and class action labor litigation firm. He is also currently the Managing Member of Elysian Medical, LLC,a company with world-wide rights for certain breast cancer detection technology. He served from 2004 to 2007 as Chief Executive Officer of Energy Logics, a wind power company that developed projects in Alberta, Canada and Montana. Mr. Blumberg holds a B.S. in Electrical Engineering and Computer Science from the University of Illinois and received a J. D. from Stanford University. He also brings extensive experience as a venture capitalist specializing in high-tech and life science companies. Mr. Blumberg is also a Managing Member of Shenghuo Medical, LLC. See Item 13, Certain Relationships and Related Transactions and Director Independence.
John E. Imhoff, M.D. has served as a member of our Board of Directors since April 2006. Dr. Imhoff is an ophthalmic surgeon who specializes in cataract and refractive surgery. He is one of our principal stockholders and invests in many other private and public companies. He has a B.S. in Industrial Engineering from Oklahoma State University, an M.D. from the University of Oklahoma and completed his ophthalmic residency at the Dean A. McGee Eye Institute. He has worked as an ophthalmic surgeon and owner of Southeast Eye Center since 1983.
Dr. Imhoff has experience in clinical trials and in other technical aspects of a medical device company. His background in industrial engineering is especially helpful to us, especially as Dr. Imhoff can combine this knowledge with clinical applications. His experience in the investment community is invaluable to a public company often undertaking capital raising efforts.
Michael C. James has served as a member of our Board of Directors since March 2007 and as Chairman of the Board since October 15, 2013. Mr. James is also the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, Chief Executive Officer and the Chief Financial Officer of Inergetics, Inc., a nutraceutical supplements company and also the Chief Financial Officer of Terra Tech Corporation, which is a hydroponic and agricultural company. He also holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P. Mr. James currently sits on the Board of Directors of Inergetics; Inc. Mr. James was Chief Executive Officer of Nestor, Inc. from January 2009 to September 2009 and served on their Board of Directors from July 2006 to June 2009. He was employed by Moore Capital Management, Inc., a private investment management company from 1995 to 1999 and held position of Partner. He was employed by Buffalo Partners, L.P., a private investment management company from 1991 to 1994 and held the position of Chief Financial and Administrative Officer. He began his career in 1980 as a staff accountant with Eisner LLP. Mr. James received a B.S. degree in Accounting from Farleigh Dickinson University in 1980.
Mr. James has experience both in the areas of company finance and accounting, which is invaluable to us during financial audits and offerings. Mr. James has extensive experience in the management of both small and large companies and his entrepreneurial background is relevant as we develop as a company.
CORPORATE GOVERNANCE
Board Meetings and Committees
Our board of directors held 12 meetings in 2016. No director attended fewer than 75% of the meetings of the board of directors or the committees on which he served during 2016. We encourage our directors to attend the annual meeting of stockholders. In 2016, all of our directors attended our annual meeting. Dr. Imhoff and Mr. James serve on the audit, compensation and nomination committees. Although we are not subject to the listing standards of any national securities exchange or inter-dealer quotation system, based on the definition of independence in the NASDAQ listing standards, Dr. Imhoff and Mr. James are independent directors. The board works with its members and management to identify new board members, and will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Board of Directors, c/o Corporate Secretary, 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.
The audit committee selects and engages the independent registered public accounting firm to audit our annual financial statements and pre-approves all allowable audit services and any special assignments given to the accountants. The audit committee also determines the planned scope of the annual audit, any changes in accounting principles, the effectiveness and efficiency of our internal accounting staff and the independence of our external auditors. The audit committee met 12 times in 2016. The audit committee currently consists of Dr. Imhoff and Mr. James. Each member of the audit committee is independent in accordance with the NASDAQ listing standards for audit committee independence and applicable SEC regulations. None of the members of the audit committee has participated in the preparation of our financial statements at any time during the past three years. The board has also determined that Mr. James and Dr. Imhoff meet the criteria specified under applicable SEC regulations for an “audit committee financial expert” and that the committee members are financially sophisticated.

The board of directors, in consultation with our Chief Executive Officer, sets the compensation for our officers, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The compensation committee currently consists of Dr. Imhoff and Mr. James, each of whom is independent under NASDAQ listing standards. The compensation committee met 12 times in 2016.
The board of directors, in consultation with our Chief Executive Officer, reviews and recommends individuals to be nominated as directors. Our board has historically evaluated all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder, independence, and willingness, ability and availability for service. Other than the foregoing, there have been no stated minimum criteria for director nominees, although our board has considered such other factors as it has deemed to be in the best interests of us and our stockholders. The board has considered diversity as it has deemed appropriate in this context (without having a formal diversity policy), given current needs and the current needs of the board to maintain a balance of knowledge, experience and capability. When considering diversity, the board has considered diversity as one factor, of no greater or lesser importance than other factors and has considered diversity in a broad context of race, gender, age, business experience, skills, international experience, education, other board experience and other relevant factors.
The audit committee and the compensation committee have each adopted charters, which are available on our web site, at www.guidedinc.com/Investors.htm. The nomination committee currently operates without a charter.
Board Leadership Structure and Role in Risk Oversight
Dr. Cartwright, our President and Chief Executive Officer, also serves as a director; our board is led by the Chairman, Mr. James, one of our independent directors. Our board, as a whole, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report on their deliberations to the full board, as further described below. In addition, our management regularly communicates with the board to discuss important risks for their review and oversight, including regulatory risk and risks stemming from periodic litigation or other legal matters in which we are involved. Given the small size of the board, the board feels that this structure for risk oversight is appropriate (except for those risks that require risk oversight by independent directors only).
The board of directors is specifically charged with discussing risk management (primarily financial and internal control risk), and receives regular reports from management, independent auditors, internal audit and outside legal counsel on risks related to, among others, our financial controls and reporting. The board of directors reviews risks related to compensation and makes recommendations to the board with respect to whether our compensation policies are properly aligned to discourage inappropriate risk-taking, and is regularly advised by management and, as deemed appropriate, outside legal counsel.
Communication with Directors
Any stockholder is welcome to communicate with any director or the board of directors by writing to a director or the board as a whole, c/o Corporate Secretary, 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.
Director Compensation
None of our directors received any compensation or reimbursement in cash in 2016; however, they did receive stock options or shares, in lieu of cash, for 2016 and 2015, respectively, in connection with their services as members of the board of directors and their service on board committees.
Director Compensation Table, for year ended December 31, 2016
Name and Principal Position	Stock Option Awards (#)
Michael C. James, Chairman and Director	8
John E. Imhoff, M.D., Director	8
Jonathan M. Niloff, M.D., former Director	8
Linda Rosenstock, M.D., former Director	8

EXECUTIVE COMPENSATION
The purpose of our compensation philosophy, policies and practices is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value. We rely on a combination of base salary and customary benefits along with long-term equity incentive compensation to achieve these objectives. In establishing compensation packages for our executive officers, the compensation committee believes that we provide our executive officers with the opportunity to earn a competitive annual base salary, and that options grants reward our executive officers for meaningful performance that contributes to enhanced long-term stockholder value and our general long-term financial health, and helps to align the interests of our executive officers with those of our stockholders.
Summary Compensation Table
The following table lists specified compensation we paid or accrued during each of the fiscal years ended December 31, 2015 and 2014 to the Chief Executive Officer and our two other most highly compensated executive officers, collectively referred to as the “named executive officers,” in 2015:
2016 and 2015 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Total ($)
Gene S. Cartwright, Ph.D. President, CEO, Acting CFO and Director (2)	2016 2015	104,990 300,000	150,000 150,000	- -	254,990 450,000
Mark Faupel, Ph.D. COO and Director(3)	2016 2015	132,557 198,073	- -	- 30,400	132,557 228,473
Richard Fowler, Senior Vice President of Engineering	2016 2015	129,995 243,000	- -	- 30,880	129,995 273,880
(1)	See Note 4 to the audited consolidated financial statements that accompany this prospectus.
(2)	All amounts reported as accrued. Dr. Cartwright has elected to get paid partial salary, due to our cash position.
(3)
In 2015, Dr. Faupel was not employed by us, but instead provided consulting services to us on an as-needed basis. On December 8, 2016, the board of directors appointed Dr. Faupel as our new COO and director.

On March 2016, Dr. Cartwright agreed to reduce his base salary compensation to $75,000 from $300,000. The board-granted performance bonus remained the same at $150,000 for all both years, and he received usual customary company benefits. During 2015, he also received 20,000 performance-based restricted shares of common stock, which will vest as follows: (1) seven shares will vest if the stock price closes at or above $1,200 for 30 consecutive trading days, and an additional seven will vest on the first anniversary of such vesting date, in each case subject to continuous employment through the applicable vesting date; and (2) seven shares will vest if the stock price closes at or above $200,000 for 30 consecutive trading days, and an additional seven will vest on the first anniversary of such vesting date, in each case subject to continuous employment through the applicable vesting date. As of December 31, 2016, Dr. Cartwrightís deferred salary plus interest was $361,526 and his deferred bonus was $450,000.

Dr. Faupelís 2016 and 2015 compensation consisted of a base salary of $132,557 and $198,073, respectively, plus usual and customary company benefits. He received no bonus in the years ended December 31, 2016 and 2015. In 2015, he received options to purchase 1,900 shares of common stock, which vest over 48 months. As of December 31, 2016, Dr. Faupelís remaining deferred salary plus interest and bonus was $166,426. He also holds a promissory note of $290,704 for past unpaid salary.

On March 2016, Mr. Fowler began working half-time and agreed to reduce his base salary compensation to $107,500 from $243,000 in 2015. For both years he received the usual and customary company benefits. He received no bonus in the years ended December 31, 2016 and 2015. In 2015, he received options to purchase 1,930 shares of common stock, which vest over 48 months. As of December 31, 2016, Mr. Fowlerís total deferred salary plus interest was approximately $320,042.

Outstanding Equity Awards to Officers at December 31, 2016
	Option Awards
Name and Principal Position	Number of Securities Underlying Options Exercisable (#)(1)	Number of Securities Underlying Options Un-exercisable (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date
Gene S. Cartwright, Ph.D. President, CEO, Acting CFO and Director	2	-	3	21,600.00	12/31/2024
Mark Faupel, Ph.D. COO and Director	32	-	3	57,600.00	12/31/2024
Richard Fowler Senior Vice President of Engineering	11	-	3	47,200.00	12/31/2024
(1)	Represents fully vested options.
(2)	Based on all outstanding options.

Outstanding Equity Awards to Directors at December 31, 2016
	Option Awards
Name and Principal Position	Option Awards (#)	Exercise Price ($)
John E. Imhoff, M.D., Director	16	26,400.00
Michael C. James, Chairman and Director	13	16,000.00
Jonathan Niloff, M.D., former Director	14	17,600.00
Linda Rosenstock, M.D., former Director	14	16,800.00

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS
The following table lists information regarding the beneficial ownership of our equity securities as of March 27, 2017 by (1) each person whom we know to beneficially own more than 5% of the outstanding shares of our common stock, (2) each director, (3) each officer named in the summary compensation table below, and (4) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.
	Common Stock (2)		Series C Preferred Stock (3)		Series C1 Preferred Stock (4)
Name and Address of Beneficial Owner (1)	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
John E. Imhoff (5)	5,995,843	80.18%	-	-	2,400.75	55.67%
Lynne Imhoff (6)	1,685,362	53.06%	-	-	675.00	15.65%
Michael C. James/Kuekenhof Equity Fund, LLP (7)	28	*	-	-	-	-
Gene Cartwright (8)	38	*	-	-	-	-
Richard L. Fowler (9)	16	*	-	-	-	-
Richard P. Blumberg (10)	37	*	-	-	-	-
Mark Faupel (11)	748,050	33.38%			300.00	6.96%
All directors and executive officers as a group (6 persons) (12)	6,744,012	82.00%	-	-	2,700.75	62.63%

(*)	Less than 1%.
(1)
Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)
Percentage ownership is based on 1,494,741 shares of common stock outstanding as of March 27, 2017. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors that include voting and investment power with respect to shares. Shares of common stock subject to convertible securities convertible or exercisable within 60 days after therecord date, are deemed outstanding for purposes of computing the percentage ownership of the person holding those securities, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Note that certain of our outstanding securities, including certain warrants and the shares of Series C1 preferred stock held by the persons listed in this table, have anti-dilution “ratchet” or “price-protection” provisions that, when triggered, will increase the number of shares of common stock underlying such securities. Subject to customary exceptions, these provisions are triggered anytime we issue shares of common stock to third parties at a price lower than the then-current conversion price or exercise price of the subject securities. As a result, the beneficial ownership reported in this table is only as of the date presented, and the beneficial ownership amounts of the persons in this table may increase on a future date, even though such persons have not actually acquired any additional shares of common stock.

(3)	As of March 27, 2017, there were 1,422 shares of Series C preferred stock outstanding, and each such share was convertible into approximately 1,250 shares of common stock.
(4)	As of March 27, 2017, there were 4,312.5 shares of Series C1 preferred stock outstanding, and each such share was convertible into approximately 1,250 shares of common stock.
(5)
Shares of common stock consist of 12,952 shares of common stock directly held, 4,912 shares issuable upon exercise of warrants, 16 shares subject to options, and 5,977,963 shares issuable upon conversion of 2,400.75 shares of Series C1 preferred stock. Dr. Imhoff is on the board of directors.

(6)
Shares of common stock consist of 3,612 shares of common stock directly held, 973 shares issuable upon exercise of warrants, and 1,680,777 shares issuable upon conversion of 675.00 shares of Series C1 preferred stock.

(7)	Shares of commons stock consist of 10 shares of common stock directly held, 4 shares issuable upon exercise of warrants, and 14 shares subject to options. Mr. James is on the board of directors.
(8)
Shares of commons stock consist of 29 shares of common stock directly held, 4 shares issuable upon exercise of warrants, and 5 shares subject to options. Dr. Cartwright is the CEO and on the board of directors.

(9)	Shares of commons stock consist of 2 shares of common stock directly held and 14 shares subject to options.
(10)	Shares of common stock consist of 23 shares of common stock directly held and 14 shares issuable upon exercise of warrants.
(11)
Shares of common stock consist of 1,600 shares of common stock directly held, 46 shares issuable upon exercise of warrants, 27 shares subject to options, and 746,377 shares issuable upon conversion of 300.00 shares of Series C1 preferred stock. Dr. Faupel is the COO and on the board of directors.

(12)
Shares of commons stock consists of 12,993 shares of common stock directly held, 4,920 shares issuable upon exercise of warrants, 49 shares subject to options, and 6,724,340 shares issuable upon conversion of 2,700.75 shares of Series C1 preferred stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE
Our board recognizes that related person transactions present a heightened risk of conflicts of interest. The audit committee has the authority to review and approve all related party transactions involving our directors or executive officers.
Under the policy, when management becomes aware of a related person transaction, management reports the transaction to the audit committee and requests approval or ratification of the transaction. Generally, the audit committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person. The audit committee will report to the full board all related person transactions presented to it.
Based on the definition of independence of the NASDAQ Stock Market, the board has determined that Mr. James and Dr. Imhoff are independent directors.
John E. Imhoff is one of our directors. In June 2015, Dr. Imhoff agreed to exchange certain of his warrants, originally issued in December 2014 and exercisable for 1 share of our common stock, for two new warrants that, unlike the original warrant, do not contain any price or share reset provisions. Each new warrant is exercisable for the same number of shares of our common stock as the original warrant, at any time until December 2, 2020. The exercise price of the first new warrant is $72 per share and the second new warrant is $88 per share but, aside from the exercise price, the new warrants are identical in terms to each other. As additional consideration, we issued Dr. Imhoff an additional 1 share of common stock. Dr. Imhoff participated on terms equal to those of other holders of the December 2014 warrants. As a result of these transactions, Dr. Imhoff’s beneficial ownership of our common stock increased from approximately 11.7% immediately prior to the exchange, to approximately 11.8% immediately afterward.
In September 2015, Dr. Imhoff participated in our Series C preferred stock issuance by exchanging all of his shares of Series B preferred stock and investing $300,000 in cash, for a total of 1,067 shares of Series C preferred stock and warrants to purchase 211 shares of common stock. Dr. Imhoff participated on terms equal to those of other Series C investors. As a result of these transactions, Dr. Imhoff’s beneficial ownership of our common stock increased from approximately 14% immediately prior to his first acquisition of shares of Series C preferred stock, to 25% immediately afterward.
On March 11, 2016, Dr. Imhoff received 24 shares of common stock as a dividend on his Series B preferred stock (previously accrued but unpaid), in accordance with the terms of the Series B preferred stock.
In April 2016, Dr. Imhoff exchanged his shares of Series C preferred stock for a total of 2,400.75 shares of Series C1 preferred stock and 12,804 shares of common stock. See “Summary—Recent Developments—Series C Exchanges”. Dr. Imhoff participated on terms equal to those of other Series C1 investors. As a result of this transaction, Dr. Imhoff’s beneficial ownership of our common stock increased from approximately 25% immediately prior to the transaction, to 77% immediately afterward.
In June 2016, Dr. Imhoff agreed to exchange certain of his warrants, exercisable for 4,560 shares of our common stock and subject to certain anti-dilution provisions, in exchange for new warrants, exercisable for 9,120 shares of our common stock, but without those anti-dilution provisions. Dr. Imhoff will be required to surrender his old warrants upon consummation of our next financing resulting in net cash proceeds to us of at least $1 million. The new warrants will have an initial exercise price equal to the exercise price of the surrendered warrants as of immediately prior to consummation of the financing, subject to customary “downside price protection” for as long as our common stock is not listed on a national securities exchange, and will expire five years from the date of issuance.
On September 6, 2016, we entered into a royalty agreement with Dr. Imhoff and another party. Pursuant to the royalty agreement, in exchange for a payment of $50,000 by Dr. Imhoff and the other party, we granted them a royalty on future sales of our single-use cervical guides. The royalty rate was initially $0.10 per disposable, until October 2, 2016, at which point the royalty rate increased to $0.20 per disposable. Any royalty payments will be split evenly between Dr. Imhoff and the other party.
Lynne Imhoff (no relation) currently beneficially owns in excess of 10% of our outstanding common stock. In September 2015, Ms. Imhoff participated in our Series C preferred stock issuance by exchanging all of her shares of Series B preferred stock and investing $125,000 in cash, for a total of 300 shares of Series C preferred stock and warrants to purchase 592 shares of common stock. Ms. Imhoff participated on terms equal to those of other Series C investors. As a result of these transactions, Ms. Imhoff’s beneficial ownership of our common stock increased from approximately 2% immediately prior to her first acquisition of shares of Series C preferred stock, to 4% immediately afterward.

In April 2016, Ms. Imhoff exchanged her shares of Series C preferred stock for a total of 675 shares of Series C1 preferred stock and 3,600 shares of common stock. See “Summary—Recent Developments—Series C Exchanges”. Ms. Imhoff participated on terms equal to those of other Series C1 investors. As a result of this transaction, Ms. Imhoff’s beneficial ownership of our common stock increased from approximately 4% immediately prior to the transaction, to 45% immediately afterward.
In June 2016, Ms. Imhoff agreed to exchange certain of her warrants, exercisable for 912 shares of our common stock and subject to certain anti-dilution provisions, in exchange for new warrants, exercisable for 1,824 shares of our common stock, but without those anti-dilution provisions. Ms. Imhoff will be required to surrender her old warrants upon consummation of our next financing resulting in net cash proceeds to us of at least $1 million. The new warrants will have an initial exercise price equal to the exercise price of the surrendered warrants as of immediately prior to consummation of the financing, subject to customary “downside price protection” for as long as our common stock is not listed on a national securities exchange, and will expire five years from the date of issuance.
Mark Faupel is one of our directors and our Chief Operating Officer, and Richard Blumberg is another one of our directors. Dr. Faupel is a shareholder of Shenghuo, and Mr. Blumberg, is a managing member of Shenghuo. We entered into a license agreement with Shenghuo pursuant to which we granted Shenghuo an exclusive license to manufacture, sell and distribute our LuViva Advanced Cervical Cancer device and related disposables in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam. Shenghuo has been our exclusive distributor in China, Macau and Hong Kong, and the license extends to manufacturing in those countries as well. Pursuant to the license agreement, Shenghuo had the option to have a designee appointed to our board of directors. As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, on March 24, 2017 we issued a $300,000 convertible note to Shenghuo, in exchange for Shenghuoís June 2016 aggregate cash investment of $200,000. The unsecured note accrues interest at 20% per year, compounded annually, from January 1, 2017 until repayment, and is convertible into shares of our common stock at a conversion price per share of $13.92, subject to customary anti-dilution adjustment. We also issued Shenghuo a five-year warrant exercisable immediately for 17,239 shares of common stock at an exercise price equal to the conversion price of the note, subject to customary anti-dilution adjustment.

In September 2015, Dr. Faupel participated in our Series C preferred stock issuance by investing $100,000 in cash, for a total of 133 shares of Series C preferred stock and warrants to purchase 46 shares of common stock. Dr. Faupel participated on terms equal to those of other Series C investors. In April 2016, Dr. Faupel exchanged his shares of Series C preferred stock for a total of 300 shares of Series C1 preferred stock and 1,600 shares of common stock. See “Summary—Recent Developments—Series C Exchanges”. Dr. Faupel participated on terms equal to those of other Series C1 investors.
LEGAL MATTERS
Jones Day, Atlanta, Georgia, passed upon the validity of the shares of common stock that may be offered by this prospectus. Ellenoff Grossman & Schole LLP, New York, New York, acted as counsel to the placement agent.
EXPERTS
Our consolidated financial statements as of December 31, 2016 and 2015, and for the years then ended have been audited by UHY LLP, an independent registered public accounting firm, as set forth in its report, included in this prospectus. Our financial statements and the related independent registered public accounting firm report thereon have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN GET MORE INFORMATION
We have filed with the SEC under the Securities Act a registration statement on Form S-1 of which this prospectus forms a part. This prospectus does not contain all of the information contained in the registration statement and its exhibits. We strongly encourage you to read carefully the registration statement and its exhibits.
Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.
We file annual, quarterly and current reports; proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

INDEX TO FINANCIAL STATEMENTS
Annual Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Guided Therapeutics, Inc.

We have audited the accompanying consolidated balance sheets of Guided Therapeutics, Inc. and Subsidiary (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholdersí deficit, and cash flows for the years then ended. The Companyís management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companyís internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guided Therapeutics, Inc. and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Companyís significant operating losses raise substantial doubt about its ability to continue as a going concern. Managementís plans regarding those matters are also discussed in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    /s/ UHY LLP
UHY LLP
Sterling Heights, Michigan
March 21, 2017

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
AS OF DECEMBER 31,

ASSETS	2016	2015
CURRENT ASSETS:
Cash and cash equivalents	$14	$35
Accounts receivable, net of allowance for doubtful accounts of $279 and $95 at December 31, 2016 and 2015, respectively	-	190
Inventory, net of reserves of $278 and $118 at December 31, 2016 and 2015, respectively	773	1,119
Other current assets	259	780
Total current assets	1,046	2,124

Property and equipment, net	126	318
Other assets	320	73
Total noncurrent assets	446	391

TOTAL ASSETS	1,492	2,515

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Notes payable in default, including related parties	1,008	133
Short-term note payable	197	704
Convertible note in default	2,361	-
Short-term convertible notes payable, net	468	686
Accounts payable	2,600	1,824
Accrued liabilities	2,670	1,907
Deferred revenue	34	217
Total current liabilities	9,338	5,471

Warrants, at fair value	1,420	2,606

TOTAL LIABILITIES	10,758	8,077

COMMITMENTS & CONTINGENCIES (Note 8)

STOCKHOLDERS’ DEFICIT:
Series C convertible preferred stock, $.001 par value; 9.0 shares authorized, 1.6 and 5.6 shares issued and outstanding as of December 31, 2016 and 2015, respectively. (Liquidation preference of $1,643 and $5,555 at December 31, 2016 and 2015, respectively).	601	2,052
Series C1 convertible preferred stock, $.001 par value; 20.3 shares authorized, 4.3 shares and none issued and outstanding as of December 31, 2016 and 2015, respectively. (Liquidation preference of $4,312 and none at December 31, 2016 and 2015, respectively).	701	-
Common stock, $.001 par value; 1,000,000 shares authorized, 669 and 3 shares issued and outstanding as of December 31, 2016 and 2015, respectively	742	236
Additional paid-in capital	116,380	114,845
Treasury stock, at cost	(132)	(132)
Accumulated deficit	(127,558)	(122,563)

TOTAL STOCKHOLDERS’ DEFICIT	(9,266)	(5,562)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,492	$2,515

The accompanying notes are an integral part of these consolidated statements.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
FOR THE YEARS ENDED DECEMBER 31,

	2016	2015
REVENUE:
Sales – devices and disposables, net	$605	$564
Cost of goods sold	493	537
Gross profit	112	27

Contract and grant revenue	-	42

OPERATING EXPENSES:

Research and development	733	1,477
Sales and marketing	393	718
General and administrative	2,806	4,101
Total operating expenses	3,932	6,296

Operating loss	(3,820)	(6,227)

OTHER INCOME (EXPENSES):
Other income	68	74
Interest expense	(1,895)	(1,317)
Change in fair value of warrants	1,677	568
Total other income (expenses)	(150)	(675)

LOSS FROM OPERATIONS	(3,970)	(6,902)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	(3,970)	(6,902)

DEEMED DIVIDENDS	-	(1,263)

PREFERRED STOCK DIVIDENDS	(1,025)	(1,338)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(4,995)	$(9,503)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(24.62)	$(5,939.38)

WEIGHTED AVERAGE SHARES OUTSTANDING	203	2

The accompanying notes are an integral part of these consolidated statements.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015 (In Thousands)

	Preferred Stock Series C		Preferred Stock Series C1		Common Stock		Additional Paid-In	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	TOTAL
BALANCE, January 1, 2015	-	$-	-	$- -	1	$97	$107,952	$(132)	$(113,060)	$(4,465)
Preferred dividends	-	-	-	-	-	-	-	-	(352)	(352)
Conversion of Series C preferred stock to common stock	(2)	(840)	-	-	1	99	1,727	-	(986)	-
Issuance of common stock and warrants	-	-	-	-	-	11	1,327	-	-	1,338
Exercise of warrants and options for common stock	-	-	-	-	-	11	132	-	-	143
Conversion of debt into common stock	-	-	-	-	-	15	999	-	-	1,014
December 2014 public offering warrants exchange and common shares issuance	-	-	-	-	-	3	1,368	-	(1,049)	322
Series B, Tranche A, warrant price adjustment	-	-	-	-	-	-	64	-	(64)	-
Series B preferred stock exchange	-	-	-	-	-	-	-	-	(1)	(678)
Series C preferred stock and warrant issuance	8	2,892	-	-	-	-	268	-	(150)	3,010
Stock-based compensation	-	-	-	-	-	-	1,008	-	-	1,008
Net Loss	-	-	-	-	-	-	-	-	(6,902)	(6,902)
BALANCE, December 31, 2015	6	$2,052	-	$-	3	$236	$114,845	$(132)	$(122,563)	$(5,562)

Preferred dividends	-	-	-	-	-	-	-	-	(191)	(191)
Issuance of common stock from accrued dividends	-	-	-	-	-	-	54	-	-	54
Conversion of Series C preferred stock to common stock	(2)	(750)	-	-	531	456	1,128	-	(834)	-
Conversion of debt into common stock	-	-	-	-	53	20	238	-	-	258
Issuance of common stock due to Series B, Tranche B warrants exchanged for shares and rights to shares	-	-	-	-	19	12	(12)	-	-	-
Series C preferred stock exchanged for Series C1 preferred stock	(2)	(751)	4	701	23	18	(18)	-	-	-
Issuance of common stock for cash	-	-	-	-	40	-	50	-	-	50
Stock-based compensation					-	-	95	-	-	95
Net Loss					-	-	-	-	(3,970)	(3,970)
BALANCE, December 31, 2016	2	$601	4	$701	669	$742	$116,380	$(132)	$(127,558)	$(9,266)

 The accompanying notes are an integral part of these consolidated statements.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
(In Thousands)

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,970)	$(6,902)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	221	19
Depreciation and Amortization	1,223	1,054
Stock-based compensation	95	1,008
Non-employee stock based compensation	-	400
Change in fair value of warrants	(1,677)	(568)
Changes in operating assets and liabilities:
Accounts receivable	(31)	61
Inventory	345	129
Other current assets	519	(681)
Other assets	(247)	28
Accounts payable	775	91
Deferred revenue	(183)	193
Accrued liabilities	1,128	1,125
Total adjustments	2,168	2,859

Net cash used in operating activities	(1,802)	(4,043)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	-	(8)

Net cash used in investing activities	-	(8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of preferred stock and warrants, net	-	3,698
Net proceed from issuance of common stock and warrants	50	720
Proceeds from debt financing, net of discount and debt issuance costs	1,958	377
Payments on notes	(227)	(1,014)
Proceeds from options and warrants exercised	-	143

Net cash provided by financing activities	1,781	3,924

NET CHANGE IN CASH AND CASH EQUIVALENTS	(21)	(127)

CASH AND CASH EQUIVALENTS, beginning of year	35	162

CASH AND CASH EQUIVALENTS, end of year	$14	$35

SUPPLEMENTAL SCHEDULE OF:
Cash paid for:
Interest	$-	$76
NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock as debt repayment	$258	$1,014
Dividends on preferred stock	$1,025	$1,338
Deemed dividend on December 2014 public offering warrants	$-	$1,049
Term changes on Series B preferred stock and December 2014 public offering warrants resulting in transfer to equity	$-	$324
Repayment of deferred compensation via issuance of preferred stock	$-	$100
Deemed dividend on beneficial conversion features of Series C Preferred stock	$-	$150
Deemed dividend on price changes for Series B preferred stock warrants	$-	$64
The accompanying notes are an integral part of these consolidated statements.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

1. ORGANIZATION, BACKGROUND, AND BASIS OF PRESENTATION

Guided Therapeutics, Inc. (formerly SpectRx, Inc.), together with its wholly owned subsidiary, InterScan, Inc. (formerly Guided Therapeutics, Inc.), collectively referred to herein as the “Company”, is a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. The Company’s primary focus is the continued commercialization of its LuViva non-invasive cervical cancer detection device and extension of its cancer detection technology into other cancers, including esophageal. The Company’s technology, including products in research and development, primarily relates to biophotonics technology for the non-invasive detection of cancers.

Basis of Presentation

All information and footnote disclosures included in the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

A 1:800 reverse stock split of all of the Company’s issued and outstanding common stock was implemented on November 7, 2016. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock was converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change. The reverse stock split decreased the Company’s issued and outstanding shares of common stock from 453,694,400 shares of Common Stock to 570,707 shares as of that date. See Note 4, Stockholders’ Deficit. Unless otherwise specified, all per share amounts are reported on a post-stock split basis, as of December 31, 2016. On February 24, 2016, the Company had also implemented a 1:100 reverse stock split of its issued and outstanding common stock.

The Company’s prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. The Company has experienced net losses since its inception and, as of December 31, 2016, it had an accumulated deficit of approximately $127.6 million. Through December 31, 2016, the Company has devoted substantial resources to research and development efforts. The Company first generated revenue from product sales in 1998, but does not have significant experience in manufacturing, marketing or selling its products. The Company’s development efforts may not result in commercially viable products and it may not be successful in growing sales for its products. Moreover, required regulatory clearances or approvals may not be obtained. The Company’s products may not ever gain market acceptance and the Company may not ever achieve levels of revenue to sustain further development costs and support ongoing operations or achieve profitability. The development and continued commercialization of the Company’s products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects operating losses to continue through the foreseeable future as it continues to expend substantial resources to complete development of its products, obtain regulatory clearances or approvals and conduct further research and development.

Going Concern

The Company’s consolidated financial statements have been prepared and presented on a basis assuming it will continue as a going concern. The factors below raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty.

At December 31, 2016, the Company had a negative working capital of approximately $8.3 million, accumulated deficit of $127.6 million, and incurred a net loss of $4.0 million for the year then ended. Stockholders’ deficit totaled approximately $9.3 million at December 31, 2016, primarily due to recurring net losses from operations, deemed dividends on warrants and preferred stock, offset by proceeds from the exercise of options and warrants and proceeds from sales of stock.

The Company’s capital-raising efforts are ongoing. If sufficient capital cannot be raised during the second quarter of 2017, the Company will continue its plans of curtailing operations by reducing discretionary spending and staffing levels, and attempting to operate by only pursuing activities for which it has external financial support. However, there can be no assurance that such external financial support will be sufficient to maintain even limited operations or that the Company will be able to raise additional funds on acceptable terms, or at all. In such a case, the Company might be required to enter into unfavorable agreements or, if that is not possible, be unable to continue operations, and to the extent practicable, liquidate and/or file for bankruptcy protection.

The Company had warrants exercisable for approximately 4.3 million shares of its common stock outstanding at December 31, 2016, with exercise prices ranging between $0.35 and $84,000 per share. Exercises of these warrants would generate a total of approximately $6.2 million in cash, assuming full exercise, although the Company cannot be assured that holders will exercise any warrants. Management may obtain additional funds through the public or private sale of debt or equity, and grants, if available.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas where estimates are used include the allowance for doubtful accounts, inventory valuation and input variables for Black-Scholes, Monte Carlo simulations and binomial calculations.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Guided Therapeutics, Inc. and its wholly owned subsidiary.

Accounting Standard Updates

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model requires revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In August 2015, the FASB issued ASU 2015-14, “Deferral of the Effective Date”, which amends ASU 2014-09. As a result, the effective date will be the first quarter of fiscal year 2018 with early adoption permitted in the first quarter of fiscal year 2017. Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU 2016-08, “Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” (“ASU 2016-08”); ASU 2016-10, “Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing,” (“ASU 2016-10”); ASU 2016-12, “Revenue from Contracts with Customers (Topic 606) Narrow-Scope Improvements and Practical Expedients,” (“ASU 2016-12”); and ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” (“ASU 2016-20”), which are intended to provide additional guidance and clarity to ASU 2014-09. The Company must adopt ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 along with ASU 2014-09 (collectively, the “New Revenue Standards”). The New Revenue Standards may be applied using one of two retrospective application methods: (1) a full retrospective approach for all periods presented, or (2) a modified retrospective approach that presents a cumulative effect as of the adoption date and additional required disclosures. The Company is evaluating the impact that adoption of this guidance will have on the determination or reporting of its financial results.

In June 2014, the FASB issued ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period,” (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. ASU 2014-12 is effective for the reporting periods beginning after December 15, 2015. Early adoption is permitted. The effective date of this policy was the first quarter of fiscal year 2016.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” (“ASU 2014-15”). ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern for a one year period subsequent to the date of issuance of its financial statements. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The Company is evaluating the impact that adoption of this guidance will have on the determination or reporting of its financial results.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 requires inventory be measured at the lower of cost and net realizable value and options that currently exist for market value be eliminated. ASU 2015-11 defines net realizable value as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The guidance is effective for reporting periods beginning after December 15, 2016 and interim periods within those fiscal years with early adoption permitted. ASU 2015-11 should be applied prospectively. The Company is evaluating the impact adoption of this guidance will have on determination or reporting of its financial results.

In April 2015, the FASB issued ASU 2015-03, “Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs,” (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The guidance is effective for reporting periods beginning after December 15, 2015 and interim periods within those fiscal years with early adoption permitted. ASU 2015-03 should be applied on a retrospective basis, wherein the balance sheet of each period presented should be adjusted to reflect the effects of adoption. The effective date of this policy was the first quarter of fiscal year 2016.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740) Balance Sheet Classification of Deferred Taxes.” The amendments in ASU 2015-17 seek to simplify the presentation of deferred income taxes and require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods, with early application permitted for all entities as of the beginning of an interim or annual reporting period. The Company believes that adoption of this new standard will not be material to its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” that requires lessees to recognize on the balance sheet the assets and liabilities associated with the rights and obligations created by those leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current U.S. GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as finance or operating lease. The update is effective for reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company is evaluating the impact adoption of this guidance will have on determination or reporting of its financial results.

In March 2016, the FASB issued ASU 2016-05, “Derivatives and Hedging (Topic 815),” (“ASU 2016-05”). ASU 2016-05 provides guidance clarifying that novation of a derivative contract (i.e., a change in counterparty) in a hedge accounting relationship does not, in and of itself, require dedesignation of that hedge accounting relationship. The effective date will be the first quarter of fiscal year 2017, with early adoption permitted. Adoption is not expected to have a material effect on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-06, “Derivatives and Hedging (Topic 815),” (“ASU 2016-06”). ASU 2016-06 simplifies the embedded derivative analysis for debt instruments containing contingent call or put options by clarifying that an exercise contingency does not need to be evaluated to determine whether it relates to interest rates and credit risk in an embedded derivative analysis. The effective date will be the first quarter of fiscal year 2017, with early adoption permitted. Adoption is not expected to have a material effect on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting,” (“ASU 2016-09”). ASU 2016-09 is intended to simplify several aspects related to how share-based payments are accounted for and presented in the financial statements, such as requiring all income tax effects of awards to be recognized in the income statement when the awards vest or are settled and allowing a policy election to account for forfeitures as they occur. In addition, all related cash flows resulting from share-based payments will be reported as operating activities on the statement of cash flows. ASU 2016-09 could result in increased volatility of the Company’s provision for income taxes and earnings per share, depending on the Company’s share price at exercise or vesting of share-based awards compared to grant date. The effective date will be the first quarter of fiscal year 2017, with early adoption permitted. The Company believes that adoption of this new standard will not be material to its consolidated financial statements; however, the impact on future effective tax rates could be significant.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses,” (“ASU 2016-13”). ASU 2016-13 sets forth a “current expected credit loss” model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. The guidance in this new standard replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. The effective date will be the first quarter of fiscal year 2020. The Company is evaluating the impact that adoption of this new standard will have on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments,” (“ASU 2016-15”). ASU 2016-15 reduces the existing diversity in practice in financial reporting by clarifying existing principles in ASC 230, “Statement of Cash Flows,” and provides specific guidance on certain cash flow classification issues. The effective date for ASU 2016-15 will be the first quarter of fiscal year 2018, with early adoption permitted. The Company is evaluating the impact adoption of this guidance will have on determination or reporting of its financial results.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230) - Restricted Cash,” (“ASU 2016-18”). ASU 2016-18 requires a statement of cash flows to explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The Company is evaluating the impact adoption of this guidance will have on determination or reporting of its financial results.

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” (“ASU 2017-04”). ASU 2017-04 eliminates Step 2 from the goodwill impairment test. Instead, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, if any. The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment. The effective date will be the first quarter of fiscal year 2020, with early adoption permitted in 2017. Adoption is not expected to have a material effect on the Company’s consolidated financial statements.

Except as noted above, the guidance issued by the FASB during the current year is not expected to have a material effect on the Company’s consolidated financial statements.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be a cash equivalent.

Accounts Receivable

The Company performs periodic credit evaluations of its customers’ financial conditions and generally does not require collateral. The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable. The Company does not accrue interest receivable on past due accounts receivable.

Concentrations of Credit Risk

The Company, from time to time during the years covered by these consolidated financial statements, may have bank balances in excess of its insured limits. Management has deemed this a normal business risk.

The Company performs periodic credit evaluations of its customers’ financial conditions and generally does not require collateral. The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable. The Company does not accrue interest receivable on past due accounts receivable.

Inventory Valuation

All inventories are stated at lower of cost or market, with cost determined substantially on a “first-in, first-out” basis. Selling, general, and administrative expenses are not inventoried, but are charged to expense when purchased. At December 31, 2016 and December 31, 2015, our inventories were as follows (in thousands):

	Year Ended December 31,
	2016	2015
Raw materials	$795	$686
Work in process	115	186
Finished goods	141	365
Inventory reserve	(278)	(118)
Total	$773	$1,119

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are depreciated at the shorter of the useful life of the asset or the remaining lease term. Depreciation expense is included in general and administrative expense on the statement of operations. Expenditures for repairs and maintenance are expensed as incurred. Property and equipment are summarized as follows at December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,
	2016	2015
Equipment	$1,378	$1,377
Software	740	740
Furniture and fixtures	124	124
Leasehold Improvement	199	199
	2,441	2,440
Less accumulated depreciation	(2,315)	(2,122)
Total	$126	$318

Debt Issuance Costs

Debt issuance costs are capitalized as described in ASU 2015-03 and adopted retrospectively.

Other Assets

Other assets primarily consist of short, and long-term deposits for various tooling inventory that are being constructed for the Company and deferred financing costs.

Patent Costs (Principally Legal Fees)

Costs incurred in filing, prosecuting, and maintaining patents are recurring, and expensed as incurred. Maintaining patents are expensed as incurred as the Company has not yet received FDA approval and recovery of these costs is uncertain. Such costs aggregated approximately $23,000 and $47,000 in 2016 and 2015, respectively.

Accrued Liabilities

Accrued liabilities are summarized as follows at December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,
	2016	2015
Accrued compensation	$1,656	$1,235
Accrued professional fees	161	154
Deferred rent	13	36
Accrued warranty	58	82
Accrued vacation	175	177
Accrued dividends	296	167
Other accrued expenses	311	56
Total	$2,670	$1,907

Revenue Recognition

Revenue from the sale of the Company’s products is recognized upon shipment of such products to its customers. The Company recognizes revenue from contracts on a straight-line basis, over the terms of the contracts. The Company recognizes revenue from grants based on the grant agreements, at the time the expenses are incurred.

Significant Customers

In 2016 and 2015, the majority of the Company’s revenues were from three and four customers, respectively. Revenue from these customers totaled approximately $534,000 or 73% and approximately $280,000 or 73% of gross revenue for the year ended December 31, 2016 and 2015, respectively. Accounts receivable due from those customers represents 43% and 62% of unreserved accounts receivable as of December 31, 2016 and 2015, respectively.

Deferred Revenue

The Company defers payments received as revenue until earned based on the related contracts on a straight line basis, over the terms of the contract.

Research and Development

Research and development expenses consist of expenditures for research conducted by the Company and payments made under contracts with consultants or other outside parties and costs associated with internal and contracted clinical trials. All research and development costs are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management provides valuation allowances against the deferred tax assets for amounts that are not considered more likely than not to be realized.

The Company is current with its federal and applicable state tax returns filings. Although we have been experiencing recurring losses, its is obligated to file tax returns for compliance with Internal Revenue Service (“IRS”) regulations and that of applicable state jurisdictions. At December 31, 2016, the Company has approximately $33 million of net operating loss as compared to $28 million for the same period in 2015. This net operating loss will be eligible to be carried forward for tax purposes at federal and applicable states level. A full valuation allowance has been recorded related the deferred tax assets generated from the net operating losses.

None of the Company’s federal or state income tax returns are currently under examination by the IRS or state authorities.

Uncertain Tax Positions

The Company assesses each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At December 31, 2016 and 2015 there were no uncertain tax positions.

Warrants

The Company has issued warrants, which allow the warrant holder to purchase one share of stock at a specified price for a specified period of time. The Company records equity instruments including warrants issued to non-employees based on the fair value at the date of issue. The fair value of warrants classified as equity instruments at the date of issuance is estimated using the Black-Scholes Model. The fair value of warrants classified as liabilities at the date of issuance is estimated using the Monte Carlo Simulation or Binomial model.

Stock Based Compensation

The Company records compensation expense related to options granted to non-employees based on the fair value of the award.

Compensation cost is recorded as earned for all unvested stock options outstanding at the beginning of the first year based upon the grant date fair value estimates, and for compensation cost for all share-based payments granted or modified subsequently based on fair value estimates.

For the years ended December 31, 2016 and 2015, share-based compensation for options attributable to employees, officers and Board members were approximately $95,000 and $1,008,000, respectively. These amounts have been included in the Company’s statements of operations. Compensation costs for stock options which vest over time are recognized over the vesting period. As of December 31, 2016, the Company had $132,667 of unrecognized compensation costs related to granted stock options to be recognized over the remaining vesting period of approximately three years.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

The guidance for fair value measurements, ASC820, Fair Value Measurements and Disclosures, establishes the authoritative definition of fair value, sets out a framework for measuring fair value, and outlines the required disclosures regarding fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs as follow:

●
Level 1 – Quoted market prices in active markets for identical assets and liabilities;
●
Level 2 – Inputs, other than level 1 inputs, either directly or indirectly observable; and
●
Level 3 – Unobservable inputs developed using internal estimates and assumptions (there is little or no market date) which reflect those that market participants would use.

The Company records its derivative activities at fair value, which consisted of warrants as of December 31, 2016. The fair value of the warrants was estimated using the Binomial Simulation model. Gains and losses from derivative contracts are included in net gain (loss) from derivative contracts in the statement of operations. The fair value of the Company’s derivative warrants is classified as a Level 3 measurement, since unobservable inputs are used in the valuation.

The following table presents the fair value for those liabilities measured on a recurring basis as of December 31, 2016 and 2015:

FAIR VALUE MEASUREMENTS (In Thousands)

The following is summary of items that the Company measures at fair value on a recurring basis:
	Fair Value at December 31, 2016

	Level 1	Level 2	Level 3	Total

Warrants issued in connection with Distributor Debt	-	-	(114)	(114)
Warrants issued in connection with Senior Secured Debt	-	-	(1,306)	(1,306)
Total long-term liabilities at fair value	$-	$-	$(1,420)	$(1,420)

	Fair Value at December 31, 2015

	Level 1	Level 2	Level 3	Total

Warrants issued in connection with the issuance of Series C preferred stock	$—	$—	$(1,145)	$(1,145)
Warrants issued in connection with the issuance of Series B preferred stock	—	—	(1,461)	(1,461)
Total long-term liabilities at fair value	$—	$—	$(2,606)	$(2,606)

The following is a summary of changes to Level 3 instruments during the year ended December 31, 2016:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Series C Warrants	Series B Warrants	Senior Secured Debt	Distributor Debt	Total
Balance, December 31, 2015	$(1,145)	$(1,461)	$-	$-	$(2,606)
Warrants issued during the period	-	-	(377)	(114)	(491)
Change in fair value during the period	1,145	1,461	(929)	-	1,677
Balance, December 31, 2016	$-	$-	$1,306	$(114)	$(1,420)

As of December 31, 2016, the fair value of warrants was approximately $1.4 million. A net change of approximately $1.7 million has been recorded to the accompanying statement of operations for the year ended.

4. STOCKHOLDER’S DEFICIT

Common Stock

The Company has authorized 1,000,000,000 shares of common stock with $0.001 par value, of which 668,651 were issued and outstanding as of December 31, 2016. For the year ended December 31, 2015, there were 1,000,000,000 authorized shares of common stock, of which 2,964 were issued and outstanding.

A 1:800 reverse stock split of all of our issued and outstanding common stock was implemented on November 7, 2016. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock was converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change. On February 24, 2016, the Company had also implemented a 1:100 reverse stock split of its issued and outstanding common stock. The number of the authorized shares did not change.

For the year ended December 31, 2016, the Company issued 665,687 shares of common stock as listed below:

Series C Preferred Stock Conversions	341,110
Series C Preferred Stock Dividends	190,107
Common Stock Issued as Payment for Accrued Dividends	38
Convertible Debt Conversions	53,080
Series C Exchanges	22,996
Series B Tranche B Warrants Exchanges	14,766
Issuance of shares due to rounding	3,590
Issuance of shares in Transit due to Shandong agreement	40,000
Total	665,687

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock with a $.001 par value. The board of directors has the authority to issue these shares and to set dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions. The board of directors designated 525,000 shares of preferred stock as redeemable convertible preferred stock, none of which remain outstanding; 33,000 shares of preferred stock as Series B Preferred Stock, none of which remained outstanding, 9,000 shares of preferred stock as Series C Convertible Preferred Stock, of which 1,643 and 5,555 were issued and outstanding at December 31, 2016 and 2015, respectively, and 20,250 shares of Series C1 Convertible Preferred Stock, of which 4,312 and none were issued and outstanding at December 31, 2016 and 2015, respectively.

Series B Convertible Preferred Stock

Pursuant to the terms of the Series B Preferred Stock set forth in the Series B designations, shares of Series B Preferred Stock were convertible into common stock by their holder at any time, and were mandatorily convertible upon the achievement of certain conditions, including the receipt of certain approvals from the U.S. Food and Drug Administration and the achievement by the Company of specified average trading prices and volumes for the common stock.

Holders of the Series B Preferred Stock were entitled to quarterly dividends at an annual rate of 10.0%, payable in cash or, subject to certain conditions, common stock, at the Company’s option. Preferred dividends totaled approximately none and $352,000 for 2016 and 2015, respectively. Dividends were paid via issuance of common stock.

The Series B Preferred Stock were issued with Tranche A warrants to purchase 24 shares of common stock and Tranche B warrants purchasing 7,539 shares of common stock, at an exercise price of $8,364 and $75 per share, respectively.

At December 31, 2015, as a result of the operation of certain anti-dilution provisions, the Tranche B warrants were convertible into 1 shares of common stock. These warrants are re-measured based upon their fair value each reporting period and classified as a liability on the Balance Sheet.

Series C Convertible Preferred Stock

On June 29, 2015, the Company entered into a securities purchase agreement with certain accredited investors, including John Imhoff, a member of the Board, for the issuance and sale of an aggregate of 6,737 shares of Series C convertible preferred stock, at a purchase price of $750 per share and a stated value of $1,000 per share. On September 3, 2015 the Company entered into an interim agreement amending the securities purchase agreement to provide for certain of the investors to purchase an additional aggregate of 1,166 shares. Total cash and non-cash expenses were valued at $853,000, resulting in net proceeds of $3,698,000.

Pursuant to the Series C certificate of designations, shares of Series C preferred stock are convertible into common stock by their holder at any time, and may be mandatorily convertible upon the achievement of specified average trading prices for the Company’s common stock. At December 31, 2016, there were 1,643 shares outstanding with a conversion price of $1.119 per share, such that each share of Series C preferred stock would convert into approximately 893 shares of the Company’s common stock, subject to customary adjustments, including for any accrued but unpaid dividends and pursuant to certain anti-dilution provisions, as set forth in the Series C certificate of designations. The conversion price will automatically adjust downward to 80% of the then-current market price of the Company’s common stock 15 trading days after any reverse stock split of the Company’s common stock, and 5 trading days after any conversions of the Company’s outstanding convertible debt.

Holders of the Series C preferred stock are entitled to quarterly cumulative dividends at an annual rate of 12.0% until 42 months after the original issuance date (the “Dividend End Date”), payable in cash or, subject to certain conditions, the Company’s common stock. In addition, upon conversion of the Series C preferred stock prior to the Dividend End Date, the Company will also pay to the converting holder a “make-whole payment” equal to the amount of unpaid dividends through the Dividend End Date on the converted shares. At December 31, 2016, the “make-whole payment” for a converted share of Series C preferred stock would convert to 747 shares of the Company’s common stock. The Series C preferred stock generally has no voting rights except as required by Delaware law. Upon the Company’s liquidation or sale to or merger with another corporation, each share will be entitled to a liquidation preference of $1,000, plus any accrued but unpaid dividends.

In addition, the purchasers of the Series C preferred stock received, on a pro rata basis, warrants exercisable to purchase an aggregate of approximately 150 shares of Company’s common stock. The warrants contain anti-dilution adjustments in the event that the Company issues shares of common stock, or securities exercisable or convertible into shares of common stock, at prices below the exercise price of such warrants. As a result of the anti-dilution protection, the Company is required to account for the warrants as a liability recorded at fair value each reporting period. At December 31, 2016, the exercise price per share was $640.

On May 23, 2016, an investor canceled certain of these warrants, exercisable into 903 shares of common stock. The same investor also transferred certain of these warrants, exercisable for 150 shares of common stock, to two investors who also had participated in the 2015 Series C financing.

Series C1 Convertible Preferred Stock

Between April 27, 2016 and May 3, 2016, the Company entered into various agreements with certain holders of Series C preferred stock, including directors John Imhoff and Mark Faupel, pursuant to which those holders separately agreed to exchange each share of Series C preferred stock held for 2.25 shares of the Company’s newly created Series C1 preferred stock and 12 (9,600 pre-split) shares of the Company’s common stock (the “Series C Exchanges”). In connection with the Series C Exchanges, each holder also agreed to roll over the $1,000 stated value per share of the holder’s shares of Series C1 preferred stock into the next qualifying financing undertaken by the Company on a dollar-for-dollar basis and, except in the event of an additional $50,000 cash investment in the Company by the holder, to execute a customary “lockup” agreement in connection with the financing. In total, for 1,916 shares of Series C preferred stock surrendered, the Company issued 4,312 shares of Series C1 preferred stock and 22,996 shares of common stock. At December 31, 2016, there were 4,312 shares outstanding with a conversion price of $1.119 per share, such that each share of Series C preferred stock would convert into approximately 893 shares of the Company’s common stock

The Series C1 preferred stock has terms that are substantially the same as the Series C preferred stock, except that the Series C1 preferred stock does not pay dividends (unless and to the extent declared on the common stock) or at-the-market “make-whole payments” and, while it has the same anti-dilution protections afforded the Series C preferred stock, it does not automatically reset in connection with a reverse stock split or conversion of our outstanding convertible debt.

Warrants

The following table summarizes transactions involving the Company’s outstanding warrants to purchase common stock for the year ended December 31, 2016:

Warrants (Underlying Shares)
Outstanding, January 1, 2016	3,503
Issuances	4,334,898
To be issued	21,549
Canceled / Expired	(10,188)
Outstanding, December 31, 2016	4,349,762

The Company had the following shares reserved for the warrants as of December 31, 2016:

Warrants (Underlying Shares)		Exercise Price	Expiration Date
24	(1)	$8,368.00 per share	May 23, 2018
7,542	(2)	$75.00 per share	June 14, 2021
3	(3)	$40,000.00 per share	April 23, 2019
8	(4)	$36,000.00 per share	May 22, 2019
3	(5)	$30,400.00 per share	September 10, 2019
5	(6)	$36,864.80 per share	September 27, 2019
10	(7)	$22,504.00 per share	December 2, 2019
105	(8)	$7,200.00 per share	December 2, 2020
105	(9)	$8,800.00 per share	December 2, 2020
25	(11)	$20,400.00 per share	March 30, 2018
22	(12)	$9,504.00 per share	June 29, 2020
659	(10)	$640.00 per share	June 29, 2020
343	(11)	$640.00 per share	September 4, 2020
363	(12)	$640.00 per share	September 21, 2020
7	(13)	$9,504.00 per share	September 4, 2020
198	(14)	$640.00 per share	October 23, 2020
7	(15)	$9,504.00 per share	October 23, 2020
4,120,977	(16)	$0.3488 per share	June 14, 2021
197,807	(17)	$0.3488 per share	February 21, 2021
21,549	(18)	$13.92 per share	June 6, 2021
4,349,762

(1)	Issued in June 2015 in exchange for warrants originally issued as part of a May 2013 private placement.
(2)	Issued in June 2015 in exchange for warrants originally issued as part of a May 2013 private placement.
(3)	Issued to a placement agent in conjunction with an April 2014 private placement.
(4)	Issued to a placement agent in conjunction with a September 2014 private placement.
(5)	Issued as part of a September 2014 Regulation S offering.
(6)	Issued to a placement agent in conjunction with a 2014 public offering.
(7)	Issued in June 2015 in exchange for warrants originally issued as part of a 2014 public offering.
(8)	Issued as part of a March 2015 private placement.
(9)	Issued to a placement agent in conjunction with a June 2015 private placement.
(10)	Issued as part of a June 2015 private placement.
(11)	Issued as part of a June 2015 private placement.
(12)	Issued as part of a June 2015 private placement.
(13)	Issued to a placement agent in conjunction with a June 2015 private placement.
(14)	Issued as part of a June 2015 private placement.
(15)	Issued to a placement agent in conjunction with a June 2015 private placement.
(16)	Issued as part of a February 2016 private placement.
(17)	Issued to a placement agent in conjunction with a February 2016 private placement.
(18)	Contractually obligated to be issued pursuant to a strategic license agreement.

All outstanding warrant agreements provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the Company’s corporate structure; except for (9). In addition, warrants subject to footnotes (2) and (10)-(12), (14), and (16) – (18) in the table above are subject to “lower price issuance” anti-dilution provisions that automatically reduce the exercise price of the warrants (and, in the cases of warrants subject to footnote (2), (16) and (17) in the table above, increase the number of shares of common stock issuable upon exercise), to the offering price in a subsequent issuance of the Company’s common stock, unless such subsequent issuance is exempt under the terms of the warrants.

The warrants subject to footnote (2) are subject to a mandatory exercise provision. This provision permits the Company, subject to certain limitations, to require exercise of such warrants at any time following (a) the date that is the 30th day after the later of the Company’s receipt of an approvable letter from the FDA for LuViva and the date on which the common stock achieves an average market price for 20 consecutive trading days of at least $1,040.00 with an average daily trading volume during such 20 consecutive trading days of at least 250 shares, or (b) the date on which the average market price of the common stock for 20 consecutive trading days immediately prior to the date the Company delivers a notice demanding exercise is at least $129,600.00 and the average daily trading volume of the common stock exceeds 250 shares for such 20 consecutive trading days. If these warrants are not timely exercised upon demand, they will expire. Upon the occurrence of certain events, the Company may be required to repurchase these warrants, as well as the warrants subject to footnote (2) in the table above.

The warrants subject to footnote (5) in the table above are also subject to a mandatory exercise provision. This provision permits the Company, subject to certain limitations; to require the exercise of such warrants should the average trading price of its common stock over any 30 consecutive day trading period exceed $92.16.

The warrants subject to footnote (7) in the table above are also subject to a mandatory exercise provision. This provision permits the Company, subject to certain limitations, to require exercise of 50% of the then-outstanding warrants if the trading price of its common stock is at least two times the initial warrant exercise price for any 20-day trading period. Further, in the event that the trading price of the Company’s common stock is at least 2.5 times the initial warrant exercise price for any 20-day trading period, the Company will have the right to require the immediate exercise of 50% of the then-outstanding warrants. Any warrants not exercised within the prescribed time periods will be canceled to the extent of the number of shares subject to mandatory exercise.

The holders of the warrants subject to footnote (2) in the table above have agreed to surrender the warrants, upon consummation of a qualified public financing, for new warrants exercisable for 200% of the number of shares underlying the surrendered warrants, but without certain anti-dilution protections included with the surrendered warrants.

Series B Tranche B Warrants

As discussed in Note 3, Fair Value Measurements, between June 13, 2016 and June 14, 2016, the Company entered into various agreements with holders of the Company’s “Series B Tranche B” warrants, pursuant to which each holder separately agreed to exchange the warrants for either (1) shares of common stock equal to 166% of the number of shares of common stock underlying the surrendered warrants, or (2) new warrants exercisable for 200% of the number of shares underlying the surrendered warrants, but without certain anti-dilution protections included with the surrendered warrants. In total, for surrendered warrants then-exercisable for an aggregate of 1,185,357 shares of common stock (but subject to exponential increase upon operation of certain anti-dilution provisions), the Company issued or is obligated to issue 16,897 shares of common stock and new warrants that, if exercised as of the date hereof, would be exercisable for an aggregate of 216,707 shares of common stock. As of December 31, 2016, the Company had issued 14,766 shares of common stock and rights to common stock shares for 2,131. In certain circumstances, in lieu of presently issuing all of the shares (for each holder that opted for shares of common stock), the Company and the holder further agreed that the Company will, subject to the terms and conditions set forth in the applicable warrant exchange agreement, from time to time, be obligated to issue the remaining shares to the holder. No additional consideration will be payable in connection with the issuance of the remaining shares. The holders that elected to receive shares for their surrendered warrants have agreed that they will not sell shares on any trading day in an amount, in the aggregate, exceeding 20% of the composite aggregate trading volume of the common stock for that trading day. The holders that elected to receive new warrants will be required to surrender their old warrants upon consummation of the Company’s next financing resulting in net cash proceeds to the Company of at least $1 million. The new warrants will have an initial exercise price equal to the exercise price of the surrendered warrants as of immediately prior to consummation of the financing, subject to customary “downside price protection” for as long as the Company’s common stock is not listed on a national securities exchange, and will expire five years from the date of issuance.

5. INCOME TAXES

The Company has incurred net operating losses ("NOLs") since inception. As of December 31, 2016, the company had NOL carryforwards available through 2035 of approximately $79.3 million to offset its future income tax liability. The NOL carryforwards began to expire in 2008. The company has not recorded deferred tax assets due to uncertainties related to utilization of NOLs as well as calculation of effective tax rate. Utilization of existing NOL carryforwards may be limited in future years based on significant ownership changes. The company is in the process of analyzing their NOL and has not determined if the company has had any change of control issues that could limit the future use of NOL.

Components of deferred taxes are as follow at December 31 (in thousands):

	2016	2015
Deferred tax assets	$795	$626
Net operating loss carry forwards	27,958	28,201
Deferred tax liabilities: intangible assets and other	-	-
	28,753	28,827
Valuation allowance	(28,753)	(28,827)
	$0	$0

The following is a summary of the items that caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the years ended December 31:

	2016	2015
Statutory federal tax rate	34%	34%
State taxes, net of federal benefit	4	4
Nondeductible expenses	-	-
Valuation allowance	(38)	(38)
	0%	0%

6. STOCK OPTIONS

The Company’s 1995 Stock Plan (the “Plan”) has expired pursuant to its terms, so zero shares remained available for issuance at December 31, 2016 and 2015. The Plan allowed for the issuance of incentive stock options, nonqualified stock options, and stock purchase rights. The exercise price of options was determined by the Company’s board of directors, but incentive stock options were granted at an exercise price equal to the fair market value of the Company’s common stock as of the grant date. Options historically granted have generally become exercisable over four years and expire ten years from the date of grant.

As of December 31, 2016, the Company has issued and outstanding options to purchase a total of 125 shares of common stock pursuant to the Plan, at a weighted average exercise price of $37,920 per share.

The fair value of stock options granted in the period ended December 31, 2015 were estimated using the Black-Scholes option pricing model. No options were issued during the period ended December 31, 2016.

Stock option activity for December 31, 2016 and 2015 as follows:

	2015
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	87	$36,000
Options granted	52	$9,600
Options exercised	(2)	$38,400
Options expired/forfeited	(5)	$34,400
Outstanding at end of year	132	$36,000
Options available for issue	-

	2016
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	132	$36,000
Options granted	-	$-
Options exercised	-	$-
Options expired/forfeited	(7)	$74,160
Outstanding at end of year	125	$37,920
Options available for issue	-

		Weighted Average
	Shares	Exercise Price
Options Vested as of December 31, 2015	113	$39,200
Options vested in 2016	4	$22,860
Options vested as of December 31, 2016	117	$38,640

		Weighted Average
	Shares	Exercise Price
Options Unvested as of December 31, 2015	19	$39,200
Options vested in 2016	(4)	$22,860
Options expired/forfeited in 2016	(7)	$74,160
Options Unvested as of December 31, 2016	8

7.   LITIGATION AND CLAIMS

From time to time, the Company may be involved in various legal proceedings and claims arising in the ordinary course of business. Management believes that the dispositions of these matters, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial condition. However, depending on the amount and timing of such disposition, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular period.

As of December 31, 2016 and 2015, there was no accrual recorded for any potential losses related to pending litigation.

8. COMMITMENTS AND CONTINGENCIES

Operating Leases

In December 2009, the Company moved its offices, which comprise its administrative, research and development, marketing and production facilities to 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092. The Company leases approximately 23,000 square feet under a lease that expires in June 2017. The fixed monthly lease expense is approximately $15,000 plus common charges. The Company also leases office and equipment under operating lease agreements with monthly payments of approximately $2,000. These leases expire at various dates through April 2016. Future minimum rental payments at December 31, 2016 under non-cancellable operating leases for office space and equipment are as follows (in thousands):

Year	Amount
2017	98

Related Party Contracts

On June 5, 2016, the Company entered into a license agreement with Shenghuo Medical, LLC pursuant to which the Company granted Shenghuo an exclusive license to manufacture, sell and distribute LuViva in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam. Shenghuo was already the Company’s exclusive distributor in China, Macau and Hong Kong, and the license extended to manufacturing in those countries as well. Under the terms of the license agreement, once Shenghuo was capable of manufacturing LuViva in accordance with ISO 13485 for medical devices, Shenghuo would pay the Company a royalty equal to $2.00 or 20% of the distributor price (subject to a discount under certain circumstances), whichever is higher, per disposable distributed within Shenghuo’s exclusive territories. In connection with the license grant, Shenghuo was to underwrite the cost of securing approval of LuViva with Chinese Food and Drug Administration. At its option, Shenghuo also would provide up to $1.0 million in furtherance of the Company’s efforts to secure regulatory approval for LuViva from the U.S. Food and Drug Administration, in exchange for the right to receive payments equal to 2% of the Company’s future sales in the United States, up to an aggregate of $4.0 million. Pursuant to the license agreement, Shenghuo had the option to have a designee appointed to the Company’s board of directors (director Richard Blumberg is that designee). As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, the Company agreed to issue a convertible note to Shenghuo, in exchange for an aggregate cash investment of $200,000. The note will provide for a payment to Shenghuo of $300,000, expected to be due the earlier of 90 days from issuance and consummation of any capital raising transaction by the Company with net cash proceeds of at least $1.0 million. The note will accrue interest at 20% per year on any unpaid amounts due after that date. The note will be convertible into shares of the Company’s common stock at a conversion price per share of $13.92, subject to customary anti-dilution adjustment. The note will be unsecured, and is expected to provide for customary events of default. The Company will also issue Shenghuo a five-year warrant exercisable immediately for approximately 21,549 shares of common stock at an exercise price equal to the conversion price of the note, subject to customary anti-dilution adjustment. On January 22, 2017, the Company entered into a license agreement with Shandong Yaohua Medical Instrument Corporation, or SMI, pursuant to which the Company granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey) and exclusive distribution rights in the Peoples Republic of China, Macau, Hong Kong and Taiwan. In order to facilitate the SMI agreement, immediately prior to its execution the Company entered into an agreement with Shenghuo Medical, LLC, regarding its previous license to Shenghuo. Under the terms of the new agreement, Shenghuo agreed to relinquish its manufacturing license and its distribution rights in SMI’s territories, and to waive its rights under the original Shenghuo agreement, all for as long as SMI performs under the SMI agreement. See Note 13, Subsequent Events.

On September 6, 2016, the Company entered into a royalty agreement with one of its directors, John Imhoff, and another stockholder, Dolores Maloof, pursuant to which the Company sold to them a royalty of future sales of single-use cervical guides for LuViva. Under the terms of the royalty agreement, and for consideration of $50,000, the Company will pay them an aggregate perpetual royalty initially equal to $0.10, and from and after October 2, 2016, equal to $0.20, for each disposable that the Company sells (or that is sold by a third party pursuant to a licensing arrangement with the Company).

9.   NOTES PAYABLE

Notes Payable in Default

At December 31, 2016 and 2015, the Company maintained notes payable and accrued interest to both related and non-related parties totaling $1,539,000 and $133,000, respectively. These notes are short term, straight-line amortizing notes. The notes carry annual interest rates between 5% and 10% and have default rates as high a 16.5%.

Short Term Notes Payable

At December 31, 2016 and 2015, the Company maintained short term notes payable and accrued interest to both related and non-related parties totaling $127,000 and $634,000, respectively. These notes are short term, straight-line amortizing notes. The notes carry annual interest rates between 5% and 10%.

In June 2016, the Company entered into a premium finance agreement to finance its insurance policies totaling $193,862. The note requires monthly payments of $17,622, including interest at 4.87% and matures in April 2017. The balance due on this note totaled $70,000 at December 31, 2016.

In June 2015, the Company entered into a similar short-term note payable for the financing of its insurance policies. This note required monthly payments of $17,614, including interest at 5.2% and matured in April 2016. The balance due on this note totaled $70,000 at December 31, 2015.

10.  SHORT-TERM CONVERTIBLE DEBT

Related Party Convertible Note Payable – Short-Term

On June 5, 2016, the Company entered into a license agreement with a distributor pursuant to which the Company granted the distributor an exclusive license to manufacture, sell and distribute the Company’s LuViva Advanced Cervical Cancer device and related disposables in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam. The distributor was already the Company’s exclusive distributor in China, Macau and Hong Kong, and the license will extend to manufacturing in those countries as well.

As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, the Company agreed to issue a convertible note to the distributor, in exchange for an aggregate cash investment of $200,000. The note will provide for a payment to the distributor of $240,000, due upon consummation of any capital raising transaction by the Company within 90 days and with net cash proceeds of at least $1.0 million. As of December 31, 2016 the Company had a note due of $300,000. The note will accrue interest at 20% per year on any unpaid amounts due after that date. The note will be convertible into shares of the Company’s common stock at a conversion price per share of $13.92, subject to customary anti-dilution adjustment. The note will be unsecured, and is expected to provide for customary events of default. The Company will also issue the distributor a five-year warrant exercisable immediately for 17,239 shares of common stock at an exercise price equal to the conversion price of the note, subject to customary anti-dilution adjustment.

Convertible Note Payable – Short-Term

On December 28, 2016, the Company entered into a securities purchase agreement with an investor for the issuance and sale to investor of up to $330,000 in aggregate principal amount of 10% original issuance discount convertible promissory notes, for an aggregate purchase price of $300,000. On that date, the Company issued to the investor a note in the principal amount of $222,000, for a purchase price of $200,000. The note matures six months from their date of issuance and, in addition to the 10% original issue discount, accrue interest at a rate of 10% per year. The Company may prepay the notes, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance until immediately prior to the maturity date. After six months from the date of issuance (i.e., if the Company fails to repay all principal and interest due under the notes at the maturity date), the investor may convert the notes, at any time, in whole or in part, into shares of the Company’s common stock, at a conversion price equal to 60% of the lowest volume weighted average price of our common stock during the 20 trading days prior to conversion, subject to certain customary adjustments and anti-dilution provisions contained in the note.

As of December 31, 2016, the Company had debt issue costs of $30,000, net of debt of $168,000.

11.  CONVERTIBLE DEBT IN DEFAULT

Secured Promissory Note.

On September 10, 2014, the Company sold a secured promissory note to an accredited investor with an initial principal amount of $1,275,000, for a purchase price of $700,000 (an original issue discount of $560,000). The Company may prepay the note at any time. The note is secured by the Company’s current and future accounts receivable and inventory, pursuant to a security agreement entered into in connection with the sale. On March 10, 2015, May 4, 2015, June 1, 2015, June 16, 2015, June 29, 2015, January 21, 2016, January 29, 2016, and February 12, 2016 the Company amended the terms of the note to extend the maturity ultimately until August 31, 2016. During the extension, interest accrues on the note at a rate of the lesser of 18% per year or the maximum rate permitted by applicable law. On February 11, 2016, the Company consented to an assignment of the note to two accredited investors. In connection with the assignment, the holders waived an ongoing event of default under the notes related to the Company’s minimum market capitalization, and agreed to eliminate the requirement going forward. Pursuant to the terms of the amended note, the holder may convert the outstanding balance into shares of common stock at a conversion price per share equal to the lower of (1) $25.0 or (2) 75% of the lowest daily volume weighted average price of the common stock during the five days prior to conversion. If the conversion price at the time of any conversion is lower than $15.00, the Company has the option of delivering the conversion amount in cash in lieu of shares of common stock. On March 7, 2016, the Company further amended the note to eliminate the volume limitations on sales of common stock issued or issuable upon conversion. On July 13, 2016, the Company consented to the assignment by one of the accredited investors of its portion of the note of to a third accredited investor.

The balance due on the note was $530,691 and $685,864 at December 31, 2016 and 2015, respectively. The balance was reduced by $306,863 as part of a debt restructuring completed with an accredited investor on December 7, 2016 (see Note 11).

Total debt issuance costs as originally capitalized were approximately $130,000. This amount was amortized over nine months and was fully amortized as of December 31, 2015. Total amortized expense for the years ended December 31, 2015 was approximately $49,000. For the year ended December 31, 2015, the Company recorded amortization of approximately $213,000 on the discount. The original issue discount of $560,000 was fully amortized as of December 31, 2015.

On November 2, 2016, the Company entered into a lockup and exchange agreement with GHS Investments, LLC, holder of approximately $221,000 in outstanding principal amount of the Company’s secured promissory note and all of the outstanding shares of the its Series C preferred stock. Pursuant to the agreement, upon the effectiveness of the 1:800 reverse stock split and continuing for 45 days after, GHS and its affiliates were prohibited from converting any portion of the secured promissory note or any of the shares of Series C preferred stock or selling any of the Company’s securities that they beneficially owned. The Company agreed that, upon consummation of its next financing, the Company would use $260,000 of net cash proceeds first, to repay GHS’s portion of the secured promissory note and second, with any remaining amount from the $260,000, to repurchase a portion of GHS’s shares of Series C preferred stock. In addition, GHS has agreed to exchange the stated value per share (plus any accrued but unpaid dividends) of its remaining shares of Series C preferred stock for new securities of the same type that the Company separately issue in the next qualifying financing it undertakes, on a dollar-for-dollar basis in a private placement exchange.

Senior Secured Promissory Note

On February 11, 2016, the Company entered into a securities purchase agreement with an accredited investor for the issuance and sale on February 12, 2016 of $1.4375 million in aggregate principal amount of a senior secured convertible note for an aggregate purchase price of $1.15 million (a 20% original issue discount of $287,500) and a discount for debt issuance costs paid at closing of $121,000 for a total of $408,500. In addition, the investor received a warrant exercisable to purchase an aggregate of approximately 2,246 shares of the Company’s common stock. The Company allocated proceeds totaling $359,555 to the fair value of the warrants at issuance. This was recorded as an additional discount on the debt. The convertible note matures on the second anniversary of issuance and, in addition to the 20% original issue discount, accrues interest at a rate of 17% per year. The Company is required to pay monthly interest coupons and beginning nine months after issuance, the Company is required to pay amortized quarterly principal payments. If the Company does not receive, on or before the first anniversary after issuance, an aggregate of at least $3.0 million from future equity or debt financings or non-dilutive grants, then the holder will have the option of accelerating the maturity date to the first anniversary of issuance. The Company may prepay the convertible note, in whole or in part, without penalty, upon 20 days’ prior written notice. Subject to resale restrictions under Federal securities laws and the availability of sufficient authorized but unissued shares of the Company’s common stock, the convertible note is convertible at any time, in whole or in part, at the holder’s option, into shares of the Company’s common stock, at a conversion price equal to the lesser of $0.80 per share or 70% of the average closing price per share for the five trading days prior to issuance, subject to certain customary adjustments and anti-dilution provisions contained in the convertible note. On May 28, 2016, in exchange for an additional $87,500 in cash from the holder to the Company, the principal balance was increased by the same amount. The Company is currently in default as they are past due on the required monthly interest payments. In the event of default, the Company shall accrue interest at a rate the lesser of 22% or the maximum permitted by law. The Company has accrued $78,500 for past due interest payments at December 31, 2016. Upon the occurrence of an event of default, the holder may require the Company to redeem the convertible note at 120% of the outstanding principal balance (but as of December 31, 2016, had not done so). As of December 31, 2016, the balance due on the convertible debt was $1,830,000 as the Company has fully amortized debt issuance costs of $47,675 and the debt discount of $768,055 and recorded a 20% penalty totaling $305,000. The convertible note is secured by a lien on all of the Company’s assets, including its intellectual property, pursuant to a security agreement entered into by the Company and the accredited investor with the transaction holder.

The warrant is exercisable at any time, pending availability of sufficient authorized but unissued shares of the Company’s common stock, at an exercise price per share equal to the conversion price of the convertible note, subject to certain customary adjustments and anti-dilution provisions contained in the warrant. The warrant has a five-year term. As of December 31, 2016, the exercise price had been adjusted to $0.35 and the number of common stock shares exchangeable for was 4,120,978. As of December 31, 2016, the effective interest rate considering debt costs was 29%.

The Company used a placement agent in connection with the transaction. For its services, the placement agent received a cash placement fee equal to 4% of the aggregate gross proceeds from the transaction and a warrant to purchase shares of common stock equal to an aggregate of 6% of the total number of shares underlying the securities sold in the transaction, at an exercise price equal to, and terms otherwise identical to, the warrant issued to the investor. Finally, the Company agreed to reimburse the placement agent for its reasonable out-of-pocket expenses.

In connection with the transaction, on February 12, 2016, the Company and the investor entered into a four-year consulting agreement, pursuant to which the investor will provide management consulting services to the Company in exchange for a royalty payment, payable quarterly, equal to 3.5% of the Company’s revenues from the sale of products. As of December 31, 2016 the investor had earned approximately $23,000 of royalties.

Debt Restructuring.

On December 7, 2016, the Company entered into an exchange agreement with GPB Debt Holdings II LLC with regard to the $1,525,000 in outstanding principal amount of senior secured convertible note originally issued to GPB on February 11, 2016, and the $306,863 in outstanding principal amount of the Company’s secured promissory note that GPB holds (see “—Secured Promissory Note”). Pursuant to the exchange agreement, upon completion of the next financing resulting in at least $1 million in cash proceeds, GPB will exchange both securities for a new convertible note in principal amount of $1,831,863. The new convertible note will mature on the second anniversary of issuance and will accrue interest at a rate of 19% per year. The Company will pay monthly interest coupons and, beginning one year after issuance, will pay amortized quarterly principal payments. Subject to resale restrictions under Federal securities laws and the availability of sufficient authorized but unissued shares of the Company’s common stock, the new convertible note will be convertible at any time, in whole or in part, at the holder’s option, into shares of common stock, at a conversion price equal to the price offered in the qualifying financing that triggers the exchange, subject to certain customary adjustments and anti-dilution provisions contained in the new convertible note. The new convertible note will include customary event of default provisions and a default interest rate of the lesser of 21% or the maximum amount permitted by law. Upon the occurrence of an event of default, GPB will be entitled to require the Company to redeem the new convertible note at 120% of the outstanding principal balance. The new convertible note will be secured by a lien on all of the Company’s assets, including its intellectual property, pursuant to the security agreement entered into by the Company and GPB in connection with the issuance of the original senior secured convertible note. As an inducement to GPB to enter into these transactions, the Company agreed to increase the royalty payable to GPB pursuant to its consulting agreement with us from 3.5% to 3.85% of revenues from the sales of the Company’s products.

12.  INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per share attributable to common stockholders amounts are computed by dividing the net income (loss) plus preferred stock dividends and deemed dividends on preferred stock by the weighted average number of shares outstanding during the period.

Diluted net income (loss) per share attributable to common stockholders amounts are computed by dividing the net income (loss) plus preferred stock dividends, deemed dividends on preferred stock, after-tax interest on convertible debt and convertible dividends by the weighted average number of shares outstanding during the period, plus Series C convertible preferred stock, convertible debt, convertible preferred dividends and warrants convertible into common stock shares.

Diluted net loss per common share is the same as basic net loss per common share since the Company was operating in a loss position for 2016 and 2015.

13.  SUBSEQUENT EVENTS

On January 22, 2017, the Company entered into a license agreement with Shandong Yaohua Medical Instrument Corporation, or SMI, pursuant to which the Company granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey) and exclusive distribution rights in the Peoples Republic of China, Macau, Hong Kong and Taiwan. In exchange for the license, SMI will pay a $1.0 million licensing fee, payable in five installments through October 2017, as well as a royalty on each disposable sold in the territories. SMI will also underwrite the cost of securing approval of LuViva with the Chinese Food and Drug Administration, or CFDA. Pursuant to the SMI agreement, SMI must become capable of manufacturing LuViva in accordance with ISO 13485 for medical devices by the second anniversary of the SMI agreement, or else forfeit the license. During 2017, SMI must purchase no fewer than ten devices (with up to two devices pushed to 2018 if there is a delay in obtaining approval from the CFDA). In the three years following CFDA approval, SMI must purchase a minimum of 3,500 devices (500 in the first year, 1,000 in the second, and 2,000 in the third) or else forfeit the license. As manufacturer of the devices and disposables, SMI will be obligated to sell each to us at costs no higher than our current costs. As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, the Company agreed to issue $1.0 million in shares of its common stock to SMI, in five installments through October 2017, at a price per share equal to the lesser of the average closing price for the five days prior to issuance and $1.25.

In order to facilitate the SMI agreement, immediately prior to its execution the Company entered into an agreement with Shenghuo Medical, LLC, regarding its previous license to Shenghuo (see Note 8, Commitments and Contingencies). Under the terms of the new agreement, Shenghuo agreed to relinquish its manufacturing license and its distribution rights in SMI’s territories, and to waive its rights under the original Shenghuo agreement, all for as long as SMI performs under the SMI agreement. As consideration, the Company agreed to split with Shenghuo the licensing fees and net royalties from SMI that the Company will receive under the SMI agreement. Should the SMI agreement be terminated, the Company have agreed to re-issue the original license to Shenghuo under the original terms. The Company’s COO and director, Mark Faupel, is a shareholder of Shenghuo, and another director, Richard Blumberg, is a managing member of Shenghuo.

On February 13, 2017, the Company entered into a securities purchase agreement with Auctus Fund, LLC for the issuance and sale to Auctus of $170,000 in aggregate principal amount of a 12% convertible promissory note for an aggregate purchase price of $156,400 (representing a $13,600 original issue discount). On February 13, 2017, the Company issued the note to Auctus. Pursuant to the purchase agreement, the Company also issued to Auctus a warrant exercisable to purchase an aggregate of 200,000 shares of the Company’s common stock. The warrant is exercisable at any time, at an exercise price per share equal to $0.77 (110% of the closing price of the common stock on the day prior to issuance), subject to certain customary adjustments and price-protection provisions contained in the warrant. The warrant has a five-year term. The note matures nine months from the date of issuance and, in addition to the original issue discount, accrues interest at a rate of 12% per year. The Company may prepay the note, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance to 180 days from issuance. After six months from the date of issuance, Auctus may convert the note, at any time, in whole or in part, into shares of the Company’s common stock, at a conversion price equal to the lower of the price offered in the Company’s next public offering or a 40% discount to the average of the two lowest trading prices of the common stock during the 20 trading days prior to the conversion, subject to certain customary adjustments and price-protection provisions contained in the note. The note includes customary events of default provisions and a default interest rate of 24% per year. Upon the occurrence of an event of default, Auctus may require the Company to redeem the note (or convert it into shares of common stock) at 150% of the outstanding principal balance plus accrued and unpaid interest. In connection with the transaction, the Company agreed to reimburse Auctus for $30,000 in legal and diligence fees, of which we paid $10,000 in cash and $20,000 in restricted shares of common stock, valued at $0.40 per share (a 42.86% discount to the closing price of the common stock on the day prior to issuance).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the various expenses and costs incurred or to be incurred by us in connection with the sale of the shares of common stock offered hereby, other than selling commissions, which will be borne by the selling stockholders. All the amounts shown are estimated except the SEC registration fee.
Expense	Dollar Amount
SEC filing fee	$1,269
Legal fees and expenses	250,000
Accounting fees and expenses	75,000
Blue sky and related expenses	5,800
Miscellaneous	7,931
Total	$340,000

ITEM 14.INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article VII of our certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law. Article VII of our bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, if the indemnified party had no reason to believe his conduct was unlawful.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On February 24, 2016, we implemented a 1:100 reverse stock split of all of our issued and outstanding common stock. As a result of the reverse stock split, every 100 shares of issued and outstanding common stock was converted into 1 share of common stock A 1:800 reverse stock split of all of our issued and outstanding common stock was implemented on November 7, 2016. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock was converted into 1 share of common stock. In this Item 15, all share and per share amounts for transactions occurring prior to these dates are reported on a pre-stock split basis with regard to the applicable reverse stock split.
Simple Interest Notes. On February 20, 2014, our President and CEO, Gene Cartwright, advanced us $50,000, in cash, for a 10% simple interest note. On October 23, 2014, August 4, 2014, and May 21, 2014, he advanced us $30,000, $200,000, and $100,000, respectively, in cash for 5% simple interest notes. On December 30, 2015, he advanced us $10,000 in cash for a 6% simple interest note. On October 24, 2014, October 7, 2014, and August 26, 2014, our Senior Vice President of Engineering, Richard Fowler, advanced us $6,100, $20,000 and $75,000, respectively, in cash for 6% simple interest notes. On October 7, 2014, our Director of Marketing advanced us $10,000 in cash for a 6% simple interest note. On November 4, 2014, Richard Blumberg, one of our stockholders, advanced us $100,000 in cash for a note for $106,500 in aggregate principal and interest due November 30, 2014. On February 20, 2014, directors Michael James, Linda Rosenstock (since resigned), and John Imhoff advanced us $50,000, $50,000, $50,000, and $25,000 in cash, respectively, for 10% simple interest notes.
April 2014 Senior Convertible Note Financing. On April 23, 2014, we entered into a securities purchase agreement with Magna Equities II, LLC (formerly known as Hanover Holdings I, LLC). Pursuant to the purchase agreement, we sold Magna a senior convertible note with a principal amount of $1.5 million, for a purchase price of $1.0 million (an approximately 33.3% original issue discount). As part of the sale, we also issued Magna 321,820 shares of common stock. Additionally, pursuant to the purchase agreement, Magna purchased on May 23, 2014 an additional senior convertible note with a principal amount of $2.0 million and an 18-month term, for a fixed purchase price of $2.0 million. We had the right at any time to redeem all or a portion of the total outstanding amount then remaining on the notes, at a 25% premium. As of June 30, 2015, the notes are no longer outstanding. The notes accrued interest at an annual rate of 6.0% and were convertible into shares of our common stock, at a conversion price equal to the lesser of $0.55 per share and a discount from the lowest daily volume-weighted average price of our common stock in the five trading days prior to conversion.

Regulation S Offering. On September 2, 2014, we accepted a subscription agreement with ITEM Medikal Teknolojileri LTD STI, a Turkish corporation, referred to as ITEM, pursuant to we sold 651,042 shares of our common stock and a warrant to purchase an additional 325,521 shares, for an aggregate purchase price of $200,000. The warrant is immediately exercisable, has an exercise price per share of $0.4608, and expires five years from the date of issuance.
Secured Promissory Note. On September 10, 2014, we entered into a note purchase agreement with Tonaquint, Inc., pursuant to which we sold a secured promissory note with an initial principal amount of $1,275,000, for a purchase price of $700,000 (an original issue discount of $560,000). We may prepay the note at any time. The note is secured by our current and future accounts receivable and inventory, pursuant to a security agreement entered into in connection with the note purchase agreement. As a result of a series of amendments to the note (since assigned to two accredited investors), the maturity date currently is August 31, 2016, and has been accruing interest at a rate of the lesser of 18% per year or the maximum rate permitted by applicable law. Pursuant to the amendments, the holders may convert the outstanding balance into shares of our common stock, at a conversion price per share equal to the lower of (1) $0.25 and (2) 75% of the lowest daily volume weighted average price per share of our common stock during the five business days prior to conversion. If the conversion price at the time of any conversion request would be lower than $0.15 per share, we have the option of delivering the conversion amount in cash in lieu of shares of our common stock.
March 2015 Private Placement. In March 2015, we entered into subscription agreements with certain accredited investors, pursuant to which we sold an aggregate of 4.0 million shares of our common stock and warrants to purchase an additional 2.0 million shares, for an aggregate purchase price of $720,000.
2015 Series B Warrant Exchanges. In order to secure the consent to an amendment to the terms of our Series B preferred stock, effective June 19, 2015 we agreed with each Series B holder to reduce the exercise price on certain “Tranche A” and “Tranche B” warrants, originally issued to the Series B holders on May 21, 2013. We reduced the “Tranche A” warrant exercise price per share from $1.08 to $0.10455, and the “Tranche B” warrant exercise price per share from $0.10455 to $0.09. We further agreed to grant the Series B holders the right to participate in our next capital-raising transaction by exchanging their shares of Series B preferred stock for the securities to be offered in any such transaction. Separately, we informed all other holders of outstanding “Tranche A” and “Tranche B” warrants that we had lowered the exercise prices per share for those warrants to $0.10455 and $0.09, respectively.
Public Offering Warrant Exchanges. On June 25 and 26, 2015, we entered into various agreements with holders of the warrants originally issued in December 2014, pursuant to which each holder separately agreed to exchange its warrant for two new warrants that, unlike the original warrant, do not contain any price- or share-reset provisions. Each new warrant is exercisable for the same number of shares of our common stock as the original warrant, at any time beginning December 2, 2015 and ending December 2, 2020. The exercise price of the first new warrant is $0.09 per share and the second new warrant is $0.11 per share but, aside from the exercise price, the new warrants are identical in terms to each other. As additional consideration, we agreed to issue an aggregate of approximately 3.1 million shares of our common stock to the holders, pro rata based on the amount of shares underlying their original warrants. The holders further agreed to amend to the securities purchase agreement, dated December 2, 2014 that governed (among other things) the issuance of the original warrants.
In connection with the agreement with one of the holders, Magna Equities II, LLC, on June 25, 2015 we also agreed to exchange an outstanding senior convertible note held by Magna for a new note, in stated principal amount equal to the then-outstanding principal on the original note. The new note had the same terms as the original note, except that, among other things, Magna was temporarily prohibited from converting any of the balance into shares of our common stock. On June 30, 2015, we paid in full the entire balance of the new note.
Series C Financing. On June 29, 2015, we entered into a securities purchase agreement with certain accredited investors, amended on September 3, 2015, for the issuance and sale of shares of an aggregate of 7,903 shares of our Series C preferred stock, at a purchase price of $750 per share and an initial conversion price of $0.095 per share, and five-year warrants exercisable to purchase an aggregate of approximately 124.8 million shares of our common stock at an initial exercise price of $0.095 per share, subject to certain customary adjustments and anti-dilution provisions.

Senior Secured Convertible Note. On February 11, 2016, we entered into a securities purchase agreement with GPB Debt Holdings II LLC for the issuance and sale on February 12, 2016 of approximately $1.4 million in aggregate principal amount of a senior secured convertible note for an aggregate purchase price of $1.15 million (a 20% original issue discount). The note matures on the second anniversary of issuance and, in addition to the 20% original issue discount, accrues interest at a rate of 17% per year. Subject to certain restrictions, it is convertible at any time, in whole or in part, at the holder’s option, into shares of our common stock, at a conversion price equal to $0.80 per share, subject to certain customary adjustments and anti-dilution provisions. In addition, the investor received a five-year warrant exercisable to purchase an aggregate of approximately 1.79 million shares of our common stock with an exercise price of $0.80 per share, subject to certain customary adjustments and anti-dilution provisions. On March 17, 2016, our placement agent for the transaction received a warrant with similar terms exercisable for 86,250 shares. In connection with the transaction, on February 12, 2016, we and the investor entered into a four-year consulting agreement, pursuant to which the investor will provide management consulting services to us in exchange for a royalty payment, payable quarterly, equal to 3.5% of our revenues from the sale of products.
Series C Exchanges. Between April 27, 2016 and May 3, 2016, we entered into various agreements with certain holders of our Series C preferred stock, including John Imhoff, one of our directors, pursuant to which those holders separately agreed to exchange each share of Series C preferred stock held for 2.25 shares of our newly created Series C1 preferred stock and 9,600 shares of our common stock. In connection with these exchanges, each holder also agreed to exchange the $1,000 stated value per share of the holder’s shares of Series C1 preferred stock for new securities that we separately issue in the next qualifying financing we undertake on a dollar-for-dollar basis. This obligation is contingent on all holders of the then-outstanding Series C preferred stock similarly exchanging their shares of Series C preferred stock. We do not expect the remaining holder of our Series C preferred stock to agree to exchange its shares for shares of Series D preferred stock and warrants upon consummation of this offering, and therefore the holders of our Series C1 preferred stock will not be so obligated. Finally, each holder agreed, except in the event of an additional $50,000 cash investment by the holder in our next public financing of at least $1 million, to execute a customary “lockup” agreement in connection with such financing. In total, for 1,916 shares of Series C preferred stock surrendered, we issued 4,311 shares of Series C1 preferred stock and 22,996 shares of common stock. The Series C1 preferred stock has terms that are substantially the same as the Series C preferred stock, except that the Series C1 preferred stock does not pay dividends (unless and to the extent declared on the common stock) or at-the-market “make-whole payments and, while it has the same anti-dilution protections afforded the Series C preferred stock, it does not automatically reset in connection with a reverse stock split or conversion of our outstanding convertible debt.
Separately, on April 27, 2016, we entered into a rollover and amendment agreement with another holder of Series C preferred stock, Aquarius Opportunity Fund, pursuant to which Aquarius agreed to exchange any shares of Series C preferred stock (stated value plus make-whole dividend), as well as any remaining principal and accrued interest on our secured promissory note Aquarius holds, for new securities that we issue in our next financing, all on a dollar-for-dollar basis, as long as the next financing involves at least $1 million in cash from investors unaffiliated with Aquarius. We expect this offering will be a qualifying financing and, therefore, Aquarius will be contractually obligated to exchange its shares of Series C preferred stock and any remaining portion of our convertible note it holds for shares of Series D preferred stock and warrants immediately after we consummate this offering. Aquarius also agreed to return to us for cancelation warrants exercisable for 7,148,813 shares of our common stock that it held. Except in the event of an additional $50,000 cash investment by Aquarius in the qualifying financing, Aquarius has agreed to execute a customary “lockup” agreement in connection with the financing. Finally, Aquarius, as the holder of a majority of the outstanding Series C preferred stock, agreed to amend the Series C stock purchase agreement to eliminate any participation rights held by the Series C shareholders and to waive operation of certain anti-dilution provisions of the Series C that would otherwise be triggered by the transactions described above.
Shenghuo License Agreement. On June 5, 2016, we entered into a license agreement with Shenghuo Medical, LLC pursuant to which we granted Shenghuo an exclusive license to manufacture, sell and distribute LuViva in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam. Shenghuo was already our exclusive distributor in China, Macau and Hong Kong, and the license extended to manufacturing in those countries as well. As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, on March 24, 2017 we issued a $300,000 convertible note to Shenghuo, in exchange for Shenghuoís June 2016 aggregate cash investment of $200,000. The unsecured note accrues interest at 20% per year, compounded annually, from January 1, 2017 until repayment, and is convertible into shares of our common stock at a conversion price per share of $13.92, subject to customary anti-dilution adjustment. We also issued Shenghuo a five-year warrant exercisable immediately for 17,239 shares of common stock at an exercise price equal to the conversion price of the note, subject to customary anti-dilution adjustment.

Warrant Restructuring. Between June 13, 2016 and June 14, 2016, we entered into various agreements with holders of certain warrants (including John Imhoff, one of our directors) originally issued in May 2013, and with GPB Debt Holdings II LLC, holder of a warrant issued February 12, 2016, pursuant to which each holder separately agreed to exchange warrants for either (1) shares of common stock equal to 166% of the number of shares of common stock underlying the surrendered warrants, or (2) new warrants exercisable for 200% of the number of shares underlying the surrendered warrants, but without certain anti-dilution protections included with the surrendered warrants. As a result of the exchanges, we effectively eliminate any potential exponential increase in the number of underlying shares issuable upon exercise of our outstanding warrants. In total, for surrendered warrants then-exercisable for an aggregate of 94,828,888 shares of common stock (but subject to exponential increase upon operation of certain anti-dilution provisions), we issued or are obligated to issue 13,517,342 shares of common stock and new warrants that, if exercised as of June 14, 2016, would have been exercisable for an aggregate of 214,189,622 shares of common stock.
In certain circumstances, in lieu of presently issuing all of the shares (for each holder that opted for shares of common stock), we and the holder further agreed that we will, subject to the terms and conditions set forth in the applicable warrant exchange agreement, from time to time, be obligated to issue the remaining shares to the holder. No additional consideration will be payable in connection with the issuance of the remaining shares.
The holders that elected to receive shares for their surrendered warrants have agreed that they will not sell shares on any trading day in an amount, in the aggregate, exceeding 20% of the composite aggregate trading volume of the common stock for that trading day.
The holders that elected to receive new warrants will be required to surrender their old warrants upon consummation of this offering. The new warrants will have an initial exercise price equal to the exercise price of the surrendered warrants as of immediately prior to consummation of this offering, subject to customary “downside price protection” for as long as our common stock is not listed on a national securities exchange, and will expire five years from the date of issuance.
Debt Restructuring. On December 7, 2016, we entered into an exchange agreement with GPB Debt Holdings II LLC with regard to the $1,525,000 in outstanding principal amount of senior secured convertible note originally issued to GPB on February 11, 2016 (see “—Senior Secured Convertible Note”), and the $306,863 in outstanding principal amount of our secured promissory note that GPB holds (see “—Secured Promissory Note”). Pursuant to the exchange agreement, upon completion of the next financing resulting in at least $1 million in cash proceeds, GPB will exchange both securities for a new convertible note in principal amount of $1,831,862.50. The new convertible note will mature on the second anniversary of issuance and will accrue interest at a rate of 19% per year. We will pay monthly interest coupons and, beginning one year after issuance, will pay amortized quarterly principal payments. Subject to resale restrictions under Federal securities laws and the availability of sufficient authorized but unissued shares of our common stock, the new convertible note will be convertible at any time, in whole or in part, at the holder’s option, into shares of our common stock, at a conversion price equal to the price offered in the qualifying financing that triggers the exchange, subject to certain customary adjustments and anti-dilution provisions contained in the new convertible note. The new convertible note will include customary event of default provisions and a default interest rate of the lesser of 21% or the maximum amount permitted by law. Upon the occurrence of an event of default, GPB will be entitled to require us to redeem the new convertible note at 120% of the outstanding principal balance. The new convertible note will be secured by a lien on all of our assets, including our intellectual property, pursuant to the security agreement entered into by us and GPB in connection with the issuance of the original senior secured convertible note. As an inducement to GPB to enter into these transactions, we agreed to increase the royalty payable to GPB pursuant to its consulting agreement with us from 3.5% to 3.85% of revenues from the sales of our products. We expect this offering to trigger GPB’s obligation to exchange.

OID Note. On December 28, 2016, we entered into a securities purchase agreement with RedDiamond Partners LLC for the issuance and sale to RedDiamond of up to $330,000 in aggregate principal amount of 10% original issuance discount convertible promissory notes, for an aggregate purchase price of $300,000. On that date, we issued to RedDiamond a note in the principal amount of $222,000, for a purchase price of $200,000. At our option, at any time within 60 days from that issuance, we may issue another note in the principal amount of $110,000, for a purchase price of $100,000, subject to customary conditions contained in the purchase agreement. The notes mature six months from their date of issuance and, in addition to the 10% original issue discount, accrue interest at a rateof 10% per year. We may prepay the notes, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance until immediately prior to the maturity date. After six months from the date of issuance (i.e., if we fail to repay all principal and interest due under the notes at the maturity date), RedDiamond may convert the notes, at any time, in whole or in part, into shares of our common stock, at a conversion price equal to 60% of the lowest volume weighted average price of our common stock during the 20 trading days prior to conversion, subject to certain customary adjustments and anti-dilution provisions contained in the notes.

SMI License Agreement. On January 22, 2017, we entered into a license agreement with Shandong Yaohua Medical Instrument Corporation, or SMI, pursuant to which we granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey) and exclusive distribution rights in the Peoples Republic of China, Macau, Hong Kong and Taiwan. As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, we agreed to issue $1.0 million in shares of our common stock to SMI, in five installments through October 2017, at a price per share equal to the lesser of the average closing price for the five days prior to issuance and $1.25. On March 28, 2017, we amended the license agreement via a letter agreement to limit SMIís beneficial ownership of our common stock on any given date to no more than 4.99% of our then-outstanding common stock. In connection with the letter agreement, we agreed to issue to SMI three warrants, each exercisable for 15,000 shares of our common stock, to be issued in conjunction with the next three cash payments by SMI under the license agreement. Each warrant will be immediately exercisable (subject to the beneficial ownership limitation), have an exercise price equal to the lesser of the closing price per share of our common stock for the average of five consecutive days preceding the payment by SMI and $1.25 per share, and have a term of five years.

Convertible Promissory Note. On February 13, 2017, we entered into a securities purchase agreement with Auctus Fund, LLC for the issuance and sale to Auctus of $170,000 in aggregate principal amount of a 12% convertible promissory note for an aggregate purchase price of $156,400 (representing a $13,600 original issue discount). On February 13, 2017, we issued the note to Auctus. Pursuant to the purchase agreement, we also issued to Auctus awarrant exercisable to purchase an aggregate of 200,000 shares of our common stock. The warrant is exercisable at any time, at an exercise price per share equal to $0.77 (110% of the closing price of the common stock on the day prior to issuance), subjectto certain customary adjustments and price-protection provisions contained in the warrant. The warrant has a five-year term. The note matures nine months from the date of issuance and, in addition to the original issue discount, accrues interest at a rateof 12% per year. We may prepay the note, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance to 180 days from issuance. After six months from the date of issuance, Auctus may convert the note, at any time, in whole or in part, into shares of our common stock, at a conversion price equal to the lower of the price offered in our next public offering or a 40% discount to the average of the two lowest trading prices of the common stock during the 20 trading days prior to the conversion, subject to certain customary adjustments and price-protection provisions contained in the note. The note includes customary events of default provisions and a default interest rate of 24% per year. Upon the occurrence of an event of default, Auctus may require us to redeem the note (or convert it into shares of common stock) at 150% of the outstanding principal balance plus accrued and unpaid interest. In connection with the transaction, we agreed to reimburse Auctus for $30,000 in legal and diligence fees, of which we paid $10,000 in cash and $20,000 in restricted shares of common stock, valued at $0.40 per share (a 42.86% discount to the closing price of the common stock on the day prior to issuance).

The sale of securities to ITEM was made to a non-U.S. person in an offshore offering in accordance with Regulation S under the Securities Act. The issuances of securities pursuant to the November 2013 warrant exchange program, the Series B warrant exchanges, the public offering warrant exchanges, the Series C exchanges, the warrant restructuring, and the debt restructuring described above were exempt from registration under the Securities Act in reliance upon Section 3(a)(9) of the Securities Act as exchanges with existing securities holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchanges. The remaining issuances of securities described above (as well as the issuances of common stock upon exercise of warrants received in the warrant exchange programs) were pursuant to private placements to accredited investors, and therefore were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The securities described above are restricted securities for the purpose of the Securities Act. Any certificates representing the securities bear a restrictive legend providing that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom. All cash proceeds from these issuances were used in product development, working capital and other general corporate purposes.

ITEM 16. EXHIBITS
(a) Exhibits
EXHIBIT NO.	DESCRIPTION
3.1	Restated Certificate of Incorporation, as amended through November 3, 2016
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed March 23, 2012)
3.3**	Form of Certificate of Designations (Series D)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the amended registration statement on Form S-1/A (No. 333-22429) filed April 24, 1997)
4.2	Secured Promissory Note, dated September 10, 2014 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed September 10, 2014)
4.3	Amendment #1 to Secured Promissory Note, dated March 10, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed March 19, 2015)
4.4	Amendment #2 to Secured Promissory Note, dated May 4, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed May 7, 2015)
4.5	Amendment #3 to Secured Promissory Note, dated June 1, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed June 5, 2015)
4.6	Amendment #4 to Secured Promissory Note, dated June 16, 2015 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed June 30, 2015)
4.7	Amendment #5 to Secured Promissory Note, dated June 29, 2015 (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K filed June 30, 2015)
4.8	Amendment #6 to Secured Promissory Note, dated January 20, 2016 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed February 16, 2016)
4.9	Amendment #7 to Secured Promissory Note, dated February 11, 2016 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed February 16, 2016)
4.10	Amendment #8 to Secured Promissory Note, dated March 7, 2016 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed March 7, 2016)
4.11	Senior Secured Convertible Note, dated February 12, 2016 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed February 12, 2016)
4.12	Form of Exchange Note (GPB) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed December 7, 2016)
4.13	10% OID Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed December 30, 2016)
4.14	Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed February 16, 2017)
4.15	Form of Warrant (Standard Form) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed September 14, 2010)
4.16	Form of Warrant (InterScan) (incorporated by reference to Exhibit 4.13 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014)
4.17	Form of Warrant (November 2011 Private Placement) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K/A, filed November 28, 2011)
4.18	Form of Warrant (Series B-Tranche A) (incorporated by reference to Exhibit 10.2 to amendment no. 1 to the current report on Form 8-K, filed May 23, 2013)
4.19	Form of Warrant (Series B-Tranche B) (incorporated by reference to Exhibit 10.3 to amendment no. 1 to the current report on Form 8-K, filed May 23, 2013)
4.20	Form of Warrant (Regulation S) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed September 8, 2014)
4.21	Form of Warrant (2014 Public Offering Placement Agent) (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed December 4, 2014)
4.22	Form of Warrant (2014 Public Offering Warrant Exchanges) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed June 30, 2015)
4.23	Form of Warrant (Series C) (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K filed June 30, 2015)
4.24	Form of Warrant (Senior Secured Convertible Note) (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K filed February 12, 2016)
4.25	Form of Warrant (Series B-Tranche B Exchanges; GPB Exchange) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed June 14, 2016)
4.26	Common Stock Purchase Warrant (Convertible Promissory Note) (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed February 16, 2017)
4.27**	Form of Warrant (Series D)
5.1**	Opinion of Jones Day regarding validity
10.1	1995 Stock Plan and form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the registration statement on Form S-1 (No. 333-22429) filed February 27, 1997)
10.2	2005 Amendment to 1995 Stock Plan (incorporated by reference to Appendix 1 to the proxy statement on Schedule 14A, filed May 10, 2005)
10.3	2010 Amendment to 1995 Stock Plan (incorporated by reference to Exhibit 10.3 to the registration statement on Form S-8 (File No. 333-178261), filed December 1, 2011)
10.4	2012 Amendment to 1995 Stock Plan (incorporated by reference to Annex 1 to the proxy statement on Schedule 14A, filed April 30, 2012)
10.5	Agreement and Release, dated August 30, 2011 (incorporated by reference to 10.2 to the current report on Form 8-K, filed September 2, 2011)
10.6
Employment Agreement between the Company and Mark Faupel dated March 24, 2013 (incorporated by reference to Exhibit 10.10 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014)

10.7
Employment Agreement between the Company and Gene Cartwright, dated January 6, 2014 (incorporated by reference to Exhibit 10.11 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014).

10.8
Employment Agreement between the Company and Rick L. Fowler, automatically renewed on May 9, 2013 (incorporated by reference to Exhibit 10.12 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014)

10.9	Consulting Agreement between the Company and GPB Debt Holdings II LLC, dated February 12, 2016 (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K filed February 12, 2016)
10.10
Securities Purchase Agreement (Magna Note), dated April 23, 2014, by and between the Company and Hanover Holdings I, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed April 24, 2014).

10.11
Registration Rights Agreement (Magna Note), dated April 23, 2014, by and between the Company and Hanover Holdings I, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed April 24, 2014)

10.12
Standstill Agreement (Magna Note), dated as of November 6, 2014, by and between the Company and Magna Equities II, LLC (incorporated by reference to Exhibit 19 to the registration statement on Form S-1 (No. 333-198733) filed November 10, 2014)

10.13	Exchange Agreement (Magna Note), dated as of June 25, 2015 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed June 30, 2015)
10.14	Subscription Agreement (Regulation S), accepted September 2, 2014 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed September 8, 2014)
10.15
Form of Registration Rights Agreement (Regulation S), dated September 8, 2014 by and between the Company and the investor party thereto (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed September 8, 2014)

10.16
Note Purchase Agreement (Secured Promissory Note), dated as of September 10, 2014, by and between the Company and Tonaquint, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed September 10, 2014)

10.17
Security Agreement (Secured Promissory Note), dated as of September 10, 2014, by the Company and Tonaquint, Inc. (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed September 10, 2014)

10.18	Form of Securities Purchase Agreement (2014 Public Offering) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed December 4, 2014)
10.19
Placement Agent Agreement (2014 Public Offering), by and between the Company and Olympus Securities, LLC (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed December 4, 2014)

10.20	Amendment to Securities Purchase Agreement (2014 Public Offering), dated as of June 26, 2015 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed June 30, 2015)
10.21	Form of Letter Agreement (2014 Public Offering Warrant Exchanges) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed June 30, 2015)
10.22	Securities Purchase Agreement (Series C), dated June 29, 2015 (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K filed June 30, 2015)
10.23	Registration Rights Agreement (Series C), dated June 29, 2015 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K filed June 30, 2015)
10.24	Form of Joinder Agreement (Series C) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed July 13, 2015)
10.25	Interim Securities Purchase Agreement (Series C), dated September 3, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed September 3, 2015)
10.26	Securities Purchase Agreement (Senior Secured Convertible Note), dated February 11, 2016 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed February 12, 2016)
10.27	Security Agreement (Senior Secured Convertible Note), dated February 11, 2016 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed February 12, 2016)
10.28
Rollover and Amendment Agreement, dated April 27, 2016, by and between the Company and Aquarius Opportunity Fund (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed May 3, 2016)

10.29	Form of Letter Agreement (Series C Exchanges) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed May 3, 2016)
10.30	License Agreement, dated June 5, 2016 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed June 8, 2016)
10.31	Form of Warrant Exchange Agreement (Warrant-for-Shares) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed June 14, 2016)
10.32	Form of Warrant Exchange Agreement (Warrant-for-Warrant) (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed June 14, 2016)
10.33	Royalty Agreement, dated September 6, 2016, between the Company and Imhoff and Maloof (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed September 8, 2016)
10.34	Lockup and Exchange Agreement, dated November 2, 2016, by the Company and GHS Investments, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed November 2, 2016)
10.35	Exchange Agreement, dated December 7, 2016, between the Company and GPB Debt Holdings II LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed December 7, 2016)
10.36
Amendment to Consulting Agreement, dated December 7, 2016, between the Company and GPB Debt Holdings II LLC (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed December 7, 2016)

10.37	Securities Purchase Agreement, dated December 28, 2016, between the Company and RedDiamond (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed December 30, 2016)
10.38
Agreement between Shandong Yaohua Medical Instrument Corporation and Guided Therapeutics, Inc., Confidential, Final 22 January 2017 (incorporated by reference to Exhibit 10.1 to the amended current report on Form 8-K/A filed March 24, 2017)

10.39	Guided Therapeutics-Shenghuo Medical Agreement, 22 Jan 2017 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed January 26, 2017)
10.40
Letter Agreement, dated March 28, 2017, between Shandong Yaohua Medical Instrument Corporation and Guided Therapeutics, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed March 28, 2017)

10.41**
Securities Purchase Agreement, dated as of February 13, 2017, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed February 16, 2017)

10.42**	Form of Securities Purchase Agreement
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the registration statement on Form S-1 (No. 333-169755) filed October 5, 2010)
23.1*	Consent of UHY LLP.
23.2**	Consent of Jones Day (included in Exhibit 5.1).
24.1	Powers of Attorney (included at signature page).
101.1*	Interactive Data File
*Filed herewith
**To be filed via pre-effective amendment

ITEM 17. UNDERTAKINGS
(a)  The undersigned registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norcross, State of Georgia, on March 30, 2017.

GUIDED THERAPEUTICS, INC.

By:	/s/ Gene S. Cartwright
President, Chief Executive Officer and Acting Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

DATE	SIGNATURE	TITLE

March 30, 2017	/s/ Gene S. Cartwright	President, Chief Executive Officer, Acting Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)
Gene S. Cartwright

March 30, 2017	*	Chairman of the Board and Director
Michael C. James

March 30, 2017	*	Director
John E. Imhoff

March 30, 2017	*	Director
Richard P. Blumberg

March 30, 2017	*	Chief Operating Officer and Director
Mark Faupel

*By /s/ Gene S. Cartwright
Gene S. Cartwright, Attorney-in-Fact
March 30, 2017

EXHIBIT INDEX
EXHIBIT NO.	DESCRIPTION
3.1	Restated Certificate of Incorporation, as amended through November 3, 2016
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed March 23, 2012)
3.3**	Form of Certificate of Designations (Series D)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the amended registration statement on Form S-1/A (No. 333-22429) filed April 24, 1997)
4.2	Secured Promissory Note, dated September 10, 2014 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed September 10, 2014)
4.3	Amendment #1 to Secured Promissory Note, dated March 10, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed March 19, 2015)
4.4	Amendment #2 to Secured Promissory Note, dated May 4, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed May 7, 2015)
4.5	Amendment #3 to Secured Promissory Note, dated June 1, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed June 5, 2015)
4.6	Amendment #4 to Secured Promissory Note, dated June 16, 2015 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed June 30, 2015)
4.7	Amendment #5 to Secured Promissory Note, dated June 29, 2015 (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K filed June 30, 2015)
4.8	Amendment #6 to Secured Promissory Note, dated January 20, 2016 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed February 16, 2016)
4.9	Amendment #7 to Secured Promissory Note, dated February 11, 2016 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed February 16, 2016)
4.10	Amendment #8 to Secured Promissory Note, dated March 7, 2016 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed March 7, 2016)
4.11	Senior Secured Convertible Note, dated February 12, 2016 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed February 12, 2016)
4.12	Form of Exchange Note (GPB) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed December 7, 2016)
4.13	10% OID Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed December 30, 2016)
4.14	Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed February 16, 2017)
4.15	Form of Warrant (Standard Form) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed September 14, 2010)
4.16	Form of Warrant (InterScan) (incorporated by reference to Exhibit 4.13 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014)
4.17	Form of Warrant (November 2011 Private Placement) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K/A, filed November 28, 2011)
4.18	Form of Warrant (Series B-Tranche A) (incorporated by reference to Exhibit 10.2 to amendment no. 1 to the current report on Form 8-K, filed May 23, 2013)
4.19	Form of Warrant (Series B-Tranche B) (incorporated by reference to Exhibit 10.3 to amendment no. 1 to the current report on Form 8-K, filed May 23, 2013)
4.20	Form of Warrant (Regulation S) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed September 8, 2014)
4.21	Form of Warrant (2014 Public Offering Placement Agent) (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed December 4, 2014)
4.22	Form of Warrant (2014 Public Offering Warrant Exchanges) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed June 30, 2015)
4.23	Form of Warrant (Series C) (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K filed June 30, 2015)
4.24	Form of Warrant (Senior Secured Convertible Note) (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K filed February 12, 2016)
4.25	Form of Warrant (Series B-Tranche B Exchanges; GPB Exchange) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed June 14, 2016)
4.26	Common Stock Purchase Warrant (Convertible Promissory Note) (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed February 16, 2017)
4.27**	Form of Warrant (Series D)
5.1**	Opinion of Jones Day regarding validity
10.1	1995 Stock Plan and form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the registration statement on Form S-1 (No. 333-22429) filed February 27, 1997)
10.2	2005 Amendment to 1995 Stock Plan (incorporated by reference to Appendix 1 to the proxy statement on Schedule 14A, filed May 10, 2005)
10.3	2010 Amendment to 1995 Stock Plan (incorporated by reference to Exhibit 10.3 to the registration statement on Form S-8 (File No. 333-178261), filed December 1, 2011)
10.4	2012 Amendment to 1995 Stock Plan (incorporated by reference to Annex 1 to the proxy statement on Schedule 14A, filed April 30, 2012)
10.5	Agreement and Release, dated August 30, 2011 (incorporated by reference to 10.2 to the current report on Form 8-K, filed September 2, 2011)
10.6
Employment Agreement between the Company and Mark Faupel dated March 24, 2013 (incorporated by reference to Exhibit 10.10 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014)

10.7
Employment Agreement between the Company and Gene Cartwright, dated January 6, 2014 (incorporated by reference to Exhibit 10.11 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014).

10.8
Employment Agreement between the Company and Rick L. Fowler, automatically renewed on May 9, 2013 (incorporated by reference to Exhibit 10.12 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014)

10.9	Consulting Agreement between the Company and GPB Debt Holdings II LLC, dated February 12, 2016 (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K filed February 12, 2016)
10.10
Securities Purchase Agreement (Magna Note), dated April 23, 2014, by and between the Company and Hanover Holdings I, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed April 24, 2014).

10.11
Registration Rights Agreement (Magna Note), dated April 23, 2014, by and between the Company and Hanover Holdings I, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed April 24, 2014)

10.12
Standstill Agreement (Magna Note), dated as of November 6, 2014, by and between the Company and Magna Equities II, LLC (incorporated by reference to Exhibit 19 to the registration statement on Form S-1 (No. 333-198733) filed November 10, 2014)

10.13	Exchange Agreement (Magna Note), dated as of June 25, 2015 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed June 30, 2015)
10.14	Subscription Agreement (Regulation S), accepted September 2, 2014 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed September 8, 2014)
10.15
Form of Registration Rights Agreement (Regulation S), dated September 8, 2014 by and between the Company and the investor party thereto (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed September 8, 2014)

10.16
Note Purchase Agreement (Secured Promissory Note), dated as of September 10, 2014, by and between the Company and Tonaquint, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed September 10, 2014)

10.17
Security Agreement (Secured Promissory Note), dated as of September 10, 2014, by the Company and Tonaquint, Inc. (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed September 10, 2014)

10.18	Form of Securities Purchase Agreement (2014 Public Offering) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed December 4, 2014)
10.19
Placement Agent Agreement (2014 Public Offering), by and between the Company and Olympus Securities, LLC (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed December 4, 2014)

10.20	Amendment to Securities Purchase Agreement (2014 Public Offering), dated as of June 26, 2015 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed June 30, 2015)
10.21	Form of Letter Agreement (2014 Public Offering Warrant Exchanges) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed June 30, 2015)
10.22	Securities Purchase Agreement (Series C), dated June 29, 2015 (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K filed June 30, 2015)
10.23	Registration Rights Agreement (Series C), dated June 29, 2015 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K filed June 30, 2015)
10.24	Form of Joinder Agreement (Series C) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed July 13, 2015)
10.25	Interim Securities Purchase Agreement (Series C), dated September 3, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed September 3, 2015)
10.26	Securities Purchase Agreement (Senior Secured Convertible Note), dated February 11, 2016 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed February 12, 2016)
10.27	Security Agreement (Senior Secured Convertible Note), dated February 11, 2016 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed February 12, 2016)
10.28
Rollover and Amendment Agreement, dated April 27, 2016, by and between the Company and Aquarius Opportunity Fund (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed May 3, 2016)

10.29	Form of Letter Agreement (Series C Exchanges) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed May 3, 2016)
10.30	License Agreement, dated June 5, 2016 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed June 8, 2016)
10.31	Form of Warrant Exchange Agreement (Warrant-for-Shares) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed June 14, 2016)
10.32	Form of Warrant Exchange Agreement (Warrant-for-Warrant) (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed June 14, 2016)
10.33	Royalty Agreement, dated September 6, 2016, between the Company and Imhoff and Maloof (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed September 8, 2016)
10.34	Lockup and Exchange Agreement, dated November 2, 2016, by the Company and GHS Investments, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed November 2, 2016)
10.35	Exchange Agreement, dated December 7, 2016, between the Company and GPB Debt Holdings II LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed December 7, 2016)
10.36
Amendment to Consulting Agreement, dated December 7, 2016, between the Company and GPB Debt Holdings II LLC (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed December 7, 2016)

10.37	Securities Purchase Agreement, dated December 28, 2016, between the Company and RedDiamond (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed December 30, 2016)
10.38
Agreement between Shandong Yaohua Medical Instrument Corporation and Guided Therapeutics, Inc., Confidential, Final 22 January 2017 (incorporated by reference to Exhibit 10.1 to the amended current report on Form 8-K/A filed March 24, 2017)

10.39	Guided Therapeutics-Shenghuo Medical Agreement, 22 Jan 2017 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed January 26, 2017)
10.40
Letter Agreement, dated March 28, 2017, between Shandong Yaohua Medical Instrument Corporation and Guided Therapeutics, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed March 28, 2017)

10.41**
Securities Purchase Agreement, dated as of February 13, 2017, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed February 16, 2017)

10.42**	Form of Securities Purchase Agreement
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the registration statement on Form S-1 (No. 333-169755) filed October 5, 2010)
23.1*	Consent of UHY LLP.
23.2**	Consent of Jones Day (included in Exhibit 5.1).
24.1	Powers of Attorney (included at signature page).
101.1*	Interactive Data File
*Filed herewith
**To be filed via pre-effective amendment